Exhibit 10.2
Confidential materials omitted and filed separately with the Securities and Exchanges Commission*

ASSET PURCHASE AGREEMENT
by and between
INFINEON TECHNOLOGIES AG
as Seller
and
WIRELINE HOLDING S.À R.L.
as Buyer
dated as of 7 July, 2009

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* Asterisks denote omissions

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-i-

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Page
11. Termination and Waiver	113
11.1 Termination	113
11.2 Effect of Termination	113
11.3 Waiver of Agreement	113
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-iii-

Schedules:

Schedule 1.1(a)	Notification Letters
Schedule 1.1(b)	Product Families and Development Projects
Schedule 2.1(a)	Purchased Contracts
Schedule 2.2(a)(i)	Purchased Fixed Assets
Schedule 2.3(b)	Excluded Liabilities
Schedule 2.5(b)(i)	List of Certain Purchased Liabilities
Schedule 2.5(d)	Valuation Principles
Schedule 2.7	Acquisition Structure
Schedule 3.2	Subsidiaries
Schedule 3.5(c)	Fixed Assets Sufficiency
Schedule 3.6	Certain Governmental Permits
Schedule 3.7(a)	Premises
Schedule 3.8	Litigation
Schedule 3.9(a)-1	Business Employees
Schedule 3.9(a)-2	Key Employees
Schedule 3.9(b)	Collective Bargaining Agreements
Schedule 3.9(c)	Benefit Plans
Schedule 3.9(d)	Strikes and other Job Actions
Schedule 3.9(e)	Certain Union Activities
Schedule 3.10(a)	Purchased Contracts
Schedule 3.11	Certain Changes
Schedule 3.12(a)	Restrictions on Ownership in Purchased Intellectual Property
Schedule 3.12(b)	Intellectual Property
Schedule 3.12(c)	Potentially Infringing Products
Schedule 3.12(d)	Restrictions on Validity and Enforceability of Purchased Intellectual Property
Schedule 3.12(e)	Non-compliance with open source licenses
Schedule 3.13	Customers
Schedule 3.15	Delays in Tax Payments
Schedule 3.18	Defects in Quality of Purchased Inventory
Schedule 5.2	Conduct of Business Exceptions
Schedule 5.3(b)	Purchase Price Allocation
Schedule 5.4(b)(i)	German Employees To Be Transferred By Law
Schedule 5.4(b)(iv)	Other German Employees
Schedule 5.4(b)(v)	Reasonable Commitments
Schedule 5.4(c)(i)	Austrian Employees To Be Transferred By Law
Schedule 5.4(c)(v)	Other Austrian Employees
Schedule 5.4(d)(i)	US Business Employees
Schedule 5.4(d)(ii)	Certain Benefits for US Business Employees
Schedule 5.4(e)(i)	Singapore Business Employees
Schedule 5.4(f)(i)	Indian Business Employees
Schedule 5.4(g)(i)	Taiwanese Business Employees
Schedule 5.6(c)	Compliance Certificate
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Schedule 5.8(a)	Potentially Available Cross-Licenses
Schedule 9.4(a)	Mosaid IP Dispute
Schedule 9.4(c)(ii)(A)	Pending IP Disputes

Exhibits

Exhibit B	Form of Intellectual Property Agreement
Exhibit C	Term Sheet for Lease and Sublease Agreements
Exhibit D	Transitional Assembly and Test Service Agreement
Exhibit E	Transitional IT Services Agreement
Exhibit F	Transitional Services Agreement
Exhibit G	Wafer Supply and Service Agreement
Exhibit I	Form of German Employee Transfer Notice
Exhibit J	Form of Tripartite Agreement (Germany)
Exhibit K-1	Form of Austrian Employee Transfer Notice
Exhibit K-2	Form of Tripartite Agreement (Austria)
Exhibit L	Form of Press Release
Exhibit N	Certain Entities
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-v-

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of July 7, 2009 by and between INFINEON TECHNOLOGIES AG, a stock corporation (Aktiengesellschaft) under the laws of the Federal Republic of Germany, with principal place of business at Am Campeon 1-12, 85579 Neubiberg, Germany, registered with the commercial register (Handelsregister) of the lower court (Amtsgericht) of Munich under HRB 126492 (“Seller”), and Wireline Holding S.à r.l., a company incorporated as a société à responsabilité limitée, existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 412F, Route d’Esch, L-1030 Luxembourg, Grand Duchy of Luxembourg and whose registration with the Luxembourg Trade and Companies’ register under Section B is pending (“Buyer”).
R E C I T A L S
     A. WHEREAS, Seller and the Subsidiaries (as hereinafter defined) are, among other things, engaged through one of Seller’s business divisions (the “Wireline Communications Division”) in the Wireline Communications Business (as hereinafter defined);
     B. WHEREAS, the Wireline Communications Business is comprised of certain assets and liabilities that are currently part of Seller and the Subsidiaries;
     C. WHEREAS, Buyer is a company newly formed by Golden Gate Private Equity, Inc., a corporation with principal place of business at One Embarcadero Center, San Francisco, CA 94111, USA;
     D. WHEREAS, Seller and the Subsidiaries desire to sell, transfer and assign to Buyer or a Buyer Designee (as hereinafter defined), and Buyer or a Buyer Designee desires to purchase and assume from Seller and the Subsidiaries, certain assets, liabilities and
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employees pertaining to the Wireline Communications Business, in each case as more fully described and upon the terms and subject to the conditions set forth herein; and
     E. WHEREAS, Seller and/or one or more of the Subsidiaries, on the one hand, and Buyer or a Buyer Designee, on the other hand, desire to enter into each Transfer Agreement, the Intellectual Property Agreement, each Lease Agreement, each Sublease Agreement, the Transitional Assembly and Test Service Agreement, the Transitional IT Services Agreement, one or more Transitional Services Agreements and the Wafer Supply and Service Agreement (each as hereinafter defined, and collectively, the “Collateral Agreements”).
     NOW, THEREFORE, the parties hereto hereby agree as follows:
1. Definitions
     1.1 Defined Terms
     For the purposes of this Agreement the following words and phrases shall have the following meanings:
     “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise. With respect to Seller, the term “Affiliate” shall not include Qimonda AG or any entity controlled by Qimonda AG.
     “AO” means the German Tax Code (Abgabenordnung), as amended.
     “AVRAG” means the Austrian Employment Contract Adjustment Code (Arbeits-vertrags-Anpassungsgesetz), as amended.
     “ [**]” means the [**] pertaining to its [**] (which shall include the [**]) pursuant to the terms and
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conditions of a certain asset purchase agreement which may be entered into by Seller or one of its Subsidiaries and [**].
     “Benefit Plan” means, in respect of any Business Employee, each Pension Plan, Welfare Plan and employment, bonus, pension, profit sharing, deferred compensation, defined contribution, incentive compensation, stock ownership, stock option, stock purchase, phantom stock, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, fringe benefit, vacation, sick leave, severance, disability, death benefit, hospitalization, medical, dental, life insurance, welfare benefit or other plan, program or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or the Subsidiaries.
     “BGB” means the German Civil Code (Bürgerliches Gesetzbuch), as amended.
     “Business Day” means a day that is not (i) a Saturday, a Sunday or a statutory holiday in Munich, Germany, or (ii) a day on which banking institutions in Munich, Germany, or New York, New York, are generally closed for business.
     “Business Employees” means the employees of Seller or the Subsidiaries pertaining to the Wireline Communications Business and identified on Schedule 3.9(a).
     “Business Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent used or held for use primarily in the operation or conduct of the Wireline Communications Business, including engineering information and paper notebooks, manuals and data, including databases for reference designs, product datasheets, sales and purchase correspondence (including price lists, lists of present and former customers, information concerning customer contacts, purchasing history, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation), accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, but excluding any such items only to the extent (i) they contain data entirely related to, any Excluded Assets or Excluded Liabilities, or (ii) any applicable Law prohibits their transfer.
     “Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.7 prior to the Closing Date.
     “Closing” means the consummation of the transactions contemplated by this Agreement as described in Section 7.
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     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Competing Business” means the design, marketing, sale and distribution of
     [**]
     in each case as carried on by the Wireline Communications Division prior to the date hereof, but excluding, for the avoidance of doubt,
     (1) any power integrated circuits (other than [**], discrete semiconductors and any other semiconductor products as carried on by other business divisions of Seller or its Subsidiaries as of the date hereof, and
     (2) any of Seller’s or its Subsidiaries’ manufacturing and assembly facilities.
     “Confidentiality Agreement” means the non-disclosure and restricted use agreement between Seller and Golden Gate Private Equity, Inc., dated March 17, 2009.
     “Contract” means any written or oral, express or implied contract, agreement, obligation, promise, commitment or undertaking that is legally binding and to which Seller or a Subsidiary is a party.
     “Contract Encumbrance” means any pledge, security interest, trust interest or similar lien granted to a Third Party with respect to the relevant Contract.
     “Encumbrances” means any lien, charge, encumbrance, hypothecation, equity interest, preemptive right, security interest, mortgage, pledge, deed of trust, option, right of first refusal, servitude, easement, conditional sale or other title retention agreement or other similar restrictions in rem, adverse claims of ownership or use, voting restriction, transfer restriction or other similar restriction or Third Party right, but shall not include (i) Permitted Encumbrances or (ii) with respect to Purchased Intellectual Property, licenses granted thereunder.
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     “ERISA” means the US Employee Retirement Income Security Act of 1974, as amended.
     “Euribor” means the European inter-bank offer rates for Euro deposits with interest periods of one (1) month quoted on the Reuters Page EURIBOR at 11.00 am CET on the first Business Day of the relevant month.
     “Euro” or “€” means the euro, i.e. the single currency in the participating member states of the European Union as constituted by the Treaty on the European Union and as referred to in legislation of the Economic and Monetary Union.
     “FCO” means the German Federal Cartel Office (Bundeskartellamt).
     “Fundamental Representations” means those representations and warranties of the Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Subsidiaries), Section 3.3 (Authorization; Binding Effect), Section 3.4 (No Contravention), Section 3.5(a) (Title to Purchased Fixed Assets), 3.12(a) (Title to Intellectual Property) (the first sentence only) and 3.16 (Broker’s Fees).
     “Funded Projects” means the research and development projects of the Wireline Communications Business involving Seller, certain Subsidiaries and other consortium partners as set forth in Schedule 5.10 for which Subsidies have been granted or applied for.
     “Governmental Body” means any legislative, executive or judicial unit of any governmental entity (foreign, federal, state, local or any other jurisdiction of any nature including supranational) or any department, commission, board, agency, bureau, subdivision, branch, office, council, organization, official or other regulatory, administrative or judicial authority thereof.
     “Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller or a Subsidiary exclusively with respect to the Wireline Communications Business and necessary for the operation of the Wireline Communications Business as currently conducted under applicable Laws.
     “GWB” means the German Act against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen), as amended.
     “HGB” means the German Commercial Code (Handelsgesetzbuch), as amended.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
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     ““IFRS” means International Financial Reporting Standards, consistently applied, in effect as of the date of the applicable financial statements (unless otherwise expressly provided for in this Agreement (including the schedules and annexes hereto and certificates delivered hereunder)).
     “Intellectual Property Agreement” means the agreement in substantially the form set forth as Exhibit B (or as mutually reasonably agreed in multiple documents with Seller or Seller Affiliates based substantially upon such form).
     “IP Dispute” means any claims, demands, dispute and/or legal action solely to the extent in respect of the operation of the Wireline Communications Business (excluding for the avoidance of doubt in respect of manufacturing by Seller or its Affiliates) prior to, on or after the Closing Date, which have been or will be raised, initiated against or notified to Seller, any Subsidiary, Buyer and/or any Buyer Designee by a Third Party and which relate to or arise out of any alleged infringement by the operation of the Wireline Communications Business (excluding for the avoidance of doubt in respect of manufacturing by Seller or its Affiliates) of any Proprietary Information of such Third Party or of any other Third Party through any act or omission of the notifying Third Party or the Seller, any Subsidiary, Buyer and/or any Buyer Designee.
     “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of each of the following: [**], in each case at the date hereof.
     “Law” or “Laws” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any Governmental Body.
     “Lease Agreement” means each agreement substantially in line with the term sheets set forth as Exhibit C.
     “Leased Premises” means each piece of real property that (i) is leased by Seller or a Subsidiary from a Third Party and currently used by Seller or a Subsidiary in connection with the Wireline Communications Business, and (ii) will be subleased to Buyer or a Buyer Designee by virtue of a Sublease Agreement.
     “Licensed Intellectual Property” means all Licensed Patents, Licensed Software and Licensed Technical Information, each as defined in the Intellectual Property Agreement.
     “Notification Letters” means the written notices which Seller or a Subsidiary has received or will receive from any Third Party and which contain a notification of Seller or a
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Subsidiary of, or a request for indemnification in connection with, an IP Dispute, including those written notices set forth on Schedule 1.1(a).
     “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Wireline Communications Business as conducted by Seller and the Subsidiaries consistent with Seller’s and the Subsidiaries’ past practice.
     “Owned Premises” means each piece of real property that (i) is owned by Seller or a Subsidiary and currently used by Seller or a Subsidiary in connection with the Wireline Communications Business, and (ii) will be leased to Buyer or a Buyer Designee by virtue of a Lease Agreement.
     “Pension Plan” means each “employee pension benefit plan” within the meaning of Section 3(2) ERISA or similar equivalent under applicable Laws other than the United States.
     “Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehousemen, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due as of the Closing Date, but not delinquent or being contested in good faith by appropriate proceedings, (ii) rights of retention (Eigentumsvorbehalte) granted in the Ordinary Course of Business (with respect to amounts for which Seller or the Subsidiaries are liable pursuant to Section 2.1(c) — (e)), (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (iv) any minor imperfection in title that, individually or in the aggregate with all other such imperfections in title, does not, and would not reasonably be expected to, lead to a Loss of Buyer or a Buyer Designee that is greater than € 25,000 individually and € 200,000 in the aggregate.
     “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any Governmental Body or instrumentality thereof.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning at 0:00 hours on the day following the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period that ends at 24:00 hours on the Closing Date.
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     “Premises” means the Leased Premises and the Owned Premises, collectively.
     “Proceeding” means any claim, action, charge, complaint, mediation, suit, inquiry, hearing, order, proceeding, arbitration or investigation by or before any Governmental Body.
     “Project Results” means the results, including information, whether or not they can be protected, which are generated under any Funded Project. Such results include rights related to Proprietary Information which arise in the course of carrying out any Funded Project and are described in records or are available to the recipient of the Subsidies in another form which is customary in the trade. The Project Results cover also their description and the records, test set-ups, models, functional models and prototypes created thereby in all developmental and production phases.
     “Proprietary Information” means all intellectual property proprietary information (whether or not protectable by patent, copyright, mask works or trade secret rights) including (i) works of authorship in any and all media, inventions, discoveries, improvements, patentable subject matter, patents, patent applications, industrial models, industrial designs, trade secrets, trade secret rights, software, works, copyrightable subject matters, copyright rights and registrations, mask works, know-how and show-how, trademarks, trade names, service marks, emblems, logos, insignia and related marks, and all rights related thereto, specifications, technical manuals and data, databases, libraries, blueprints, drawings, designs, techniques, proprietary processes, product information, business plans and development work-in-process, (ii) all registrations and applications for the foregoing, and (iii) all rights to obtain renewals, extensions continuations, continuations-in-part, re-issues, divisions or similar legal protections related thereto.
     “Purchased Intellectual Property” means all Assigned Marks, Assigned Patents, Assigned Software and Assigned Technical Information, each as defined in the Intellectual Property Agreement.
     “[**]” means the non-exclusive (or, to the extent available, exclusive) licenses relating to the Wireline Communications Business to the [**] technology of [**] (“[**]”), which may be entered into by Seller or one if its Subsidiaries and [**], but not including for the avoidance of doubt any license agreement between Seller or any of its Subsidiaries and [**] in existence as of the date hereof.
     “Seller Material Adverse Effect” means any fact, circumstance, occurrence, event, change or effect that, individually or when taken together with any other fact, circumstance, occurrence, event, change or effect that exists at the date of determination of the occurrence of the Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on (x) the assets, business, operations, financial condition or results of operations of
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the Wireline Communications Business, taken as a whole or (y) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, occurrences, events, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from or arising out of the following shall be deemed to be or constitute a Seller Material Adverse Effect of the type set forth in clause (x) above, and no facts, circumstances, occurrences, events, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, occurrences, events, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect of the type set forth in clause (x) above has occurred or may, would or could occur: (i) any failure to meet forecast projections with respect to the Wireline Communications Business (except that the foregoing will not exclude any factors giving rise thereto), (ii) economic, financial or political conditions in general in any jurisdiction in which the Wireline Communications Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), (iii) general conditions in the semiconductor or the wireline communications industry, and any changes in general therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), (iv) general conditions in the financial markets, and any changes in general therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), (v) acts of terrorism or war (other than, with respect to sub-clauses (ii) to (v), to the extent any such matter disproportionately affecting the Wireline Communications Business), (vi) the announcement, existence or consummation of this Agreement and the transactions contemplated hereby, or (vii) compliance by the Seller or the Subsidiaries with the express requirements of this Agreement or the failure by the Seller or the Subsidiaries to take any action that is expressly prohibited by this Agreement.
     “Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.
     “Sublease Agreement” means each sublease agreement substantially in line with the term sheets set forth as Exhibit D.
     “Subsidiary” or “Subsidiaries” means each entity listed on Schedule 3.2 or such entities collectively.
     “Tax” or “Taxes” means all kinds of (i) taxes and similar assessments or charges within the meaning of Section 3 AO or the relevant provisions under applicable foreign Laws, including, without any limitation, federal statutory, state, local, municipal and governmental duties, corporate income tax, trade tax, state tax, stamp duty, transfer tax, custom duty, registration tax, wealth tax, wage tax, sales tax, value added tax, and any other form of taxation, levy, duty, charge, solidarity surcharge, contribution, withholding or
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impost of whatever nature, (ii) all social security contributions, and (iii) any fines, penalties, surcharge charges, costs or interest or similar charges with respect to (i) and (ii).
     “Third Party” means any Person who/which is neither a party to this Agreement nor an Affiliate of a party to this Agreement.
     “Transfer Agreement” means each Transfer, Assignment and Assumption Agreement and each Assignment and Bill of Sale and Assumption Agreement to be reasonably agreed by the parties prior to the Closing and to be entered into at Closing by Seller and/or the Subsidiaries, as applicable, on the one hand, and Buyer and/or the Buyer Designees, as applicable, on the other hand, in order to consummate this Agreement in each relevant jurisdiction.
     “Transferred Employee” means each Austrian Transferred Employee, each German Transferred Employee, each Indian Transferred Employee, each Singapore Transferred Employee, each Taiwanese Transferred Employee, each US Transferred Employee, each Latvian Transferred Employee, each Chinese Transferred Employee and each Hong Kong Transferred Employee.
     “Transitional Assembly and Test Service Agreement” means the agreement in substantially the form set forth as Exhibit D.
     “Transitional IT Services Agreement” means the agreement in substantially the form set forth as Exhibit E.
     “Transitional Services Agreement” means the agreement in substantially the form set forth as Exhibit F.
     “United States” or “US” means the United States of America, its territories and possessions.
     “UStG” means the German VAT Act (Umsatzsteuergesetz), as amended.
     “VAT” means German value added tax (Umsatzsteuer) and any comparable foreign charge in respect of which Buyer or the relevant Buyer Designee is entitled to receive an offsetting refund under the applicable laws (irrespective of whether such entitlement is subject to the fulfillment of further formal requirements).
     “Wafer Supply and Service Agreement” means the agreement in substantially the form set forth as Exhibit G.
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     “Welfare Plan” means each “employee welfare benefit plan” within the meaning of Section 3(1) ERISA or similar equivalent under applicable Laws other than the United States.
     “Wireline Communications Business” means the design, marketing, sale and distribution of any product, existing or under development, as of Closing Date, that constitute Seller’s wireline business division, including, Seller’s products pertaining to the product families and the development projects listed in Schedule 1.1(b) which is intended by the Parties to be as complete as practicable as of the date hereof.
     1.2 Additional Defined Terms
     For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section
“613a Dispute”	Section 5.4(b)(vi)(w)
“Acquired Business”	Section 9.7
“Agreement”	Preamble
“Alleged Employees To Be Transferred By Law”	Section 5.4(b)(vi)
“Antitrust Division”	Section 5.6(b)
“Austrian Employees To Be Transferred By Law”	Section 5.4(c)(i)
“Austrian Employees Transferred By Law”	Section 5.4(c)(i)
“Austrian Seller”	Section 5.4(c)(i)
“Austrian Transferred Employees”	Section 5.4(c)(v)
“[**] Contracts”	Section 5.9(e)(i)
“Aware Purchase Agreement”	Section 5.9(c)
“Balancing of Interest Procedures”	Section 5.4(b)(ii)
“Buyer”	Preamble
“Buyer Indemnification Event(s)”	Section 8.2(b)
“Buyer Indemnified Party”	Section 8.2(a)
“Buyer Savings Plan”	Section 5.4(d)(v)
“Buyer’s Account”	Section 2.5(i)(ii)
“Closing Actions”	Section 7.3
“Closing Conditions”	Section 7.2
“Closing Date”	Section 7.1
“Closing Payment”	Section 2.5(c)
“Collateral Agreements”	Recital D
“Decision”	Section 2.5(f)
“Deferred Purchase Price”	Section 2.5(b)(vii)
“Defined Benefit Obligation”	Section 5.4(l)(iii)(u)
“Dispute”	Section 10.5(b)
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Term	Section
“Estimate”	Section 2.5(d)
“Estimated Inventory Value”	Section 2.5(b)(iv)
“Estimated Liabilities Value”	Section 2.5(b)(i)
“Estimated Purchase Price”	Section 2.5(c)
“Excluded Assets”	Section 2.2(b)
“Excluded Inventory”	Section 2.5(h)
“Excluded Liabilities”	Section 2.3(b)
“FTC”	Section 5.6(b)
“German Employees To Be Transferred By Law”	Section 5.4(b)(i)
“German Employees Transferred By Law”	Section 5.4(b)(i)
“German Transferred Employees”	Section 5.4(b)(iv)
“Indemnified Party”	Section 8.3(a)(i)
“Indemnifying Party”	Section 8.3(a)(i)
“Independent Expert”	Section 2.5(f)
“Indian Business Employees”	Section 5.4(f)(i)
“Indian Seller”	Section 5.4(f)(i)
“Indian Transferred Employees”	Section 5.4(f)(i)
“IP Cap”	Section 9.4(c)(iii)
“IP Deductible”	Section 9.4(c)(ii)
“IP Liabilities”	Section 9.4
“Key Employees”	Section 3.9(a)
“Leases”	Section 3.7(a)
“Licensed Intellectual Property”	Section 3.12(a)
“Losses”	Section 8.2(a)
“Naturalrestitution Period”	Section 8.2(a)(v)
“New License Agreement”	Section 2.1(g)
“Notice”	Section 2.5(f)
“Other Austrian Employees”	Section 5.4(c)(v)
“Other German Employees”	Section 5.4(b)(iv)
“Other Governmental Permits”	Section 2.8(b)(ii)
“Personal Governmental Permits”	Section 2.8(b)(i)
“Potentially Available Cross-Licenses”	Section 5.8(a)
“Preliminary Purchase Price”	Section 2.5(a)
“Proceedings for Unlawful Dismissal”	Section 5.4(b)(vi)(x)
“Purchased Assets”	Section 2.2(a)
“Purchased Contracts”	Section 2.1(a)
“Purchased Fixed Assets”	Section 2.2(a)(i)
“Purchased Intellectual Property”	Section 3.12(a)
“Purchased Inventory”	Section 2.2(a)(ii)
“Purchased Inventory Value”	Section 2.5(b)(v)
“Purchased Liabilities”	Section 2.3(a)
“Purchased Liabilities Value”	Section 2.5(b)(ii)
“Purchase Price”	Section 2.5(a)
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Term	Section
“Reasonable Commercial Efforts”	Section 1.3(g)
“Reasonable Commitments”	Section 5(b)(v)
“Reasonable Efforts”	Section 9.3(a)(v)
“Retained Legal Proceedings”	Section 9.4
“Seller”	Preamble
“Seller Indemnification Event(s)”	Section 8.2(a)
“Seller Indemnified Party”	Section 8.2(b)
“Seller Name”	Section 9.3(a)(i)
“Seller’s Account”	Section 2.5(i)(i)
“Shared IP Liabilities”	Section 9.4(c)
“Singapore Business Employees”	Section 5.4(e)(i)
“Singapore Seller”	Section 5.4(e)(i)
“Singapore Transferred Employees”	Section 5.4(e)(i)
“Substituted Employees”	Section 5.4(a)(ii)
“Supplementary Rules”	Section 10.5(c)
“Taiwanese Business Employees”	Section 5.4(g)(i)
“Taiwanese Seller”	Section 5.4(g)(i)
“Taiwanese Transferred Employees”	Section 5.4(g)(i)
“Target Inventory Value”	Section 2.5(b)(vi)
“Target Liabilities Value”	Section 2.5(b)(iii)
“Third Party Claim”	Section 8.3(a)(i)
“Time Limitations”	Section 8.4(b)(i)
“US Business Employees”	Section 5.4(d)(i)
“US Seller”	Section 5.4(d)(i)
“US Transferred Employees”	Section 5.4(d)(i)
“WARN Act”	Section 5.4 (d)(vii)
“Wireline Communications Division”	Recital A
“Wireline Intellectual Property”	Section 3.12(b)(i)(x)
     1.3 Other Definitional and Interpretive Matters
     Unless otherwise expressly provided for purposes of this Agreement, the following rules of interpretation shall apply:
     (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the provisions of Sections 187 BGB et seq. shall apply.
     (b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
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     (c) Headings. The provision of a Table of Contents, the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     (d) Herein. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     (e) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     (f) Currency. All currency references included in this Agreement and the Collateral Agreements shall refer to Euro(s), unless explicitly stated otherwise.
     (g) Reasonable Commercial Efforts. “Reasonable Commercial Efforts” means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party makes any concessions or acts in a manner that would be contrary to normal commercial practices under the given circumstances in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.
     (h) Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by either party on any one Schedule with respect to any representation, warranty or covenant of such party shall be deemed disclosed for purposes of any other representations, warranties or covenants of such party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties or covenants.
     (i) German Terms. Where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.
     (j) Materiality Threshold. Wherever in this Agreement the term “material”, “materiality” or “Seller Material Adverse Effect” or any variation thereof appears, no monetary threshold set forth in any provision of this Agreement shall be considered in connection with the interpretation thereof unless specifically and explicitly tied thereto.
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2. Sale and Purchase of Contracts, Assets and Liabilities
     2.1 Sale and Purchase of Contracts
     (a) Purchased Contracts. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells (verkauft), or agrees to cause a Subsidiary to sell (verkaufen), to Buyer by way of an assumption of contract with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) all rights and obligations (in each case within the scope set forth in, and subject to, Sections 2.1(c) through (e) below) resulting from
          (i) the Contracts identified on Schedule 2.1(a), and
          (ii) all Contracts which will be entered into by Seller or a Subsidiary between the date hereof and the Closing Date in the Ordinary Course of Business or otherwise in accordance with Section 5.2, to the extent such Contracts relate exclusively to the Wireline Communications Business, except for intra-group contracts between Seller and/or a Subsidiary on the one hand and Seller and/or any of Seller’s Affiliates on the other hand (other than the software license agreement between Seller and [**] entered into before the Closing Date with the prior written approval of Buyer); and
          (iii) the purchase orders exclusively relating to the Wireline Communications Business (i) with customers to the extent such purchase orders have been placed to Seller or its Subsidiaries and have not been cancelled or completely fulfilled by Seller or its Subsidiaries prior to or on the Closing Date (ii) with suppliers and service providers to the extent such purchase orders have been placed by Seller or any of its Subsidiaries in the Ordinary Course of Business and have not been cancelled or completely fulfilled by the respective Third Party prior to or on the Closing Date.
     (collectively, the “Purchased Contracts”). Buyer hereby accepts such sale.
     (b) Consent of Third Parties.
          (i) Seller and Buyer shall use Reasonable Commercial Efforts to obtain the consents (including to avoid any objection) of the Third Parties which are required to transfer the Purchased Contracts (which are not identified with an asterisk on Schedule 2.1(a)) to Buyer. (To the extent that additional Purchased Contracts are identified between the date hereof and the Closing Date that may require consents, such schedule shall be updated and the provisions of this section shall apply thereto.) To the extent [**]. For the avoidance of
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doubt, in the event a consent is not available and subsection (ii) hereunder is not permissible under a given Purchased Contract, but [**] Seller shall only be obliged to [**]. The parties shall collaborate and use Reasonable Commercial Efforts to [**].
          (ii) To the extent that consents of Third Parties cannot be obtained prior to the Closing Date, (x) Seller and Buyer shall continue to use Reasonable Commercially Efforts to obtain such consents of the Third Parties after the Closing Date and (y) the obligation of Seller and Buyer to equally bear Transfer Fees shall continue to exist. In addition, Seller or the respective Subsidiary will vis-à-vis the Third Party (im Außenverhältnis) remain the party to the respective Purchased Contract and the parties will, for the purpose of their internal relationship (im Innenverhältnis) and to the maximum extent legally permitted, behave and put each other in the position as if (sich so stellen wie) the transfer (Vertragsübernahme) of the Purchased Contract had effectively taken place on the Closing Date in accordance with Section 2.1(c) through Section 2.1(e).
          (iii) For the purposes of this Section 2.1(b), [**]
     (c) Obligations of Buyer. Buyer undertakes to Seller that, as from and after the Closing Date, it shall carry out, perform and discharge when due all of the obligations and liabilities of Seller or its Subsidiaries under the Purchased Contracts and shall indemnify Seller and Seller’s Affiliates from, and hold Seller and Seller’s Affiliates harmless against, any and all liabilities, cost and expenses suffered or incurred by Seller or the respective Affiliate of Seller as a result of any failure by Buyer to carry out, perform and discharge such obligations and liabilities, in each case (x) other than any Excluded Liabilities and (y) only to the following extent:
          (i) Buyer shall not assume, and Seller and its Subsidiaries shall retain, any obligation vis-à-vis customers under any of the Purchased Contracts to the extent Seller
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or its Subsidiaries have rendered performances to customers prior to or on the Closing Date and Buyer shall not be liable for or in respect of any product delivered by Seller or its Subsidiaries prior to or on the Closing Date (provided that the foregoing shall not derogate Buyer from its obligations pursuant to Section 2.3(a)(ii) below).
          (ii) Buyer shall not assume any of Seller’s or its Subsidiaries’ accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) vis-à-vis suppliers, service providers or licensors or other Third Parties under any of the Purchased Contracts to the extent such accounts payable arise from performances received by Seller or a Subsidiary from the respective Third Party prior to or on the Closing Date.
          (iii) Buyer shall not be liable for any act, neglect, breach, default or omission committed by Sellers or its Subsidiaries under any of the Purchased Contracts prior to or on the Closing Date, including any obligation to be performed after the Closing Date due to such an act, neglect, breach, default or omission, and Seller and its Subsidiaries shall retain all liability for any of the foregoing (provided that the foregoing shall not derogate Buyer from its obligations pursuant to Section 2.3(a)(ii) below).
          (iv) To the extent to which Seller or its Subsidiaries retains any warranty, service, maintenance or support obligations with respect to products delivered by Seller or its Subsidiaries in accordance with, and subject to, the terms of Sections 2.1(c) through 2.1(e), Buyer shall, on behalf and at the expense of Seller, provide the required services to the respective customers.
     For the avoidance of doubt, Section 8.2(a)(iii) shall apply to the items described in classes (i), (ii) or (iii) of this Section 2.1(c).
     (d) Accounts Receivable and Claims.
          (i) Seller and its Subsidiaries shall retain, and Buyer shall not assume, any of Seller’s or its Subsidiaries’ accounts receivable (Forderungen aus Lieferungen und Leistungen) vis-à-vis customers under any of the Purchased Contracts to the extent such accounts receivable arise from performances rendered by Seller to Third Parties prior to or on the Closing Date.
          (ii) Buyer shall only assume claims vis-à-vis customers under any of the Purchased Contracts to the extent such accounts receivable arise from performances rendered by Buyer after the Closing Date.
          (iii) Buyer shall only assume claims vis-à-vis suppliers, service providers or licensors or other Third Parties under any of the Purchased Contracts to the extent such claims relate to performances that have not been rendered to Seller or its Subsidiaries prior to or on the Closing Date.
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     (e) Payments Received and Payments Made.
          (i) Payments which have been made to Buyer or a Buyer Designee relating to performances rendered by Seller or its Subsidiaries shall be forwarded to Seller or the respective Subsidiary within five (5) Business Days after the end of the calendar month in which such payments have been received. Payments which have been made to Seller or its Subsidiaries relating to performances rendered by Buyer or a Buyer Designee after the Closing Date shall be forwarded to Buyer or the respective Buyer Designee within five (5) Business Days after the end of the calendar month in which such payments have been received, or, in the event of advance payments (including for “end-of-life” agreements) which have been made to Seller or its Subsidiaries relating to performances rendered or to be rendered by Buyer or a Buyer Designee after the Closing Date, within five (5) Business Days after the Closing Date. For the avoidance of doubt, although the parties shall use Reasonable Commercial Efforts to insure in each case that such payments are made in five (5) Business Days, no party shall charge interest to the other party for the first five (5) Business Days following such deadline.
          (ii) Payments which have been made by (y) Seller or its Subsidiaries to suppliers, service providers or licensors or other Third Parties relating to performances received by Buyer after the Closing Date (other than monies Buyer is required to pay pursuant to other provisions of this Agreement) or (z) Buyer to suppliers, service providers or licensors or other Third Parties relating to performances received by Seller or its Subsidiaries prior to or on the Closing Date (other than monies Seller is required to pay pursuant to other provisions of this Agreement) shall not be compensated for by Buyer or Seller, respectively.
          (iii) Up to five (5) Business Days after each calendar month end after Closing, Buyer shall submit to Seller a summary of [**]. Seller shall reimburse Buyer for the amount of [**] included on such summary within five (5) Business Days of receipt. For the avoidance of doubt, although the parties shall use Reasonable Commercial Efforts to insure in each case that such payments are made in five (5) Business Days, no party shall charge interest to the other party for the first five (5) Business Days following such deadline.
     (f) [**] and [**]. With respect to the [**] and the [**], Section 5.9(c) shall apply.
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     (g) Conclusion of New License Agreements.
          (i) Schedule 2.1(g) sets forth certain license agreements between Seller or its Subsidiaries and certain licensors which may currently be used by the Wireline Communications Business but will not be transferred to Buyer and which Buyer may need to substitute by a new license agreement (each a “New License Agreement”) on or after the Closing Date. (To the extent that additional licenses are identified between the date hereof and the date that is sixty (60) days after the Closing Date that are used in the Wireline Communications Business but that are not to be transferred to Buyer and which Buyer needs to substitute, such schedule shall be updated and the provisions of this section shall apply thereto.) Seller shall use Reasonable Commercial Efforts to assist Buyer in connection with obtaining a substitute for each New License Agreement, and the parties shall cooperate in connection therewith. [**]
          (ii) With respect to that certain Agreement [**] by and between [**] and Infineon Technologies AG, dated [**], (as amended for the [**] and for the [**]) which is a Purchased Contract but used in the business of Seller outside the Wireline Communications Business as of the date hereof, the provisions of this Section 2.1(g) shall apply thereto as if Buyer were Seller and Seller were Buyer mutatis mutandis.
          (iii) For the purposes of this Section 2.1(g), [**]
     2.2 Sale and Purchase of Assets
     (a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells (verkauft), or agrees to cause a Subsidiary to sell (verkaufen),
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to Buyer, and Buyer hereby purchases (kauft) from Seller or the applicable Subsidiary, the Purchased Assets. For purposes of this Agreement, “Purchased Assets” means all the assets of Seller or a Subsidiary described in Section 2.2(a)(i) through Section 2.2(a)(v) below, whether or not any of such assets have any value for accounting purposes or are carried or reflected on, or are specifically referred to, in Seller’s or the respective Subsidiary’s books or financial statements. For the avoidance of doubt the Purchased Assets shall include all assets that would be deemed to be Purchased Assets pursuant to this Section 2.2(a) (other than Excluded Assets) of Infineon Technologies Latvia SA.
          (i) all the movable fixed assets (Sachanlagevermögen) identified on Schedule 2.2(a)(i), and those movable fixed assets which primarily relate to the Wireline Communications Business, including specific test hardware (PC, PIB, HIB) for all products of the Wireline Communications Business (other than (x) any movable fixed assets otherwise provided by Seller or any of its Subsidiaries to Buyer under any Collateral Agreement and (y) movable fixed assets which relate to Seller’s or its Subsidiaries’ IT infrastructure (other than IT client assets, e.g. laptops, desktops, monitors, and for the avoidance of doubt, mobile phones), manufacturing or central R&D department (“ETS”-department)) (the “Purchased Fixed Assets”), provided, that (A) movable fixed assets which are identified on Schedule 2.2(a)(i) and specific test hardware (PC, PIB, HIB) for all products of the Wireline Communications Business, in each case which will be sold or otherwise disposed of by Seller or a Subsidiary in the Ordinary Course of Business between the date hereof and the Closing Date shall not constitute Purchased Fixed Assets; (B) movable fixed assets which are not identified on Schedule 2.2(a)(i), but which will be acquired by Seller or a Subsidiary in the Ordinary Course of Business between the date hereof and the Closing Date shall constitute Purchased Fixed Assets, provided, that such assets have been acquired for the primary use of the Wireline Communications Business and do not relate to Seller’s IT infrastructure (other than IT client assets, e.g. laptops, desktops, monitors, and for the avoidance of doubt, mobile phones), manufacturing or central R&D department (“ETS”-department), and (C) Seller and Buyer may, between the date hereof and the Closing Date, mutually and reasonably agree upon certain additional movable fixed assets which relate to Seller’s or its Subsidiaries’ central R&D department (“ETS”-department) and which will be transferred to Buyer.
          (ii) all finished goods of the Wireline Communications Business including those located in Seller’s or its Subsidiaries’ distribution centers or in consignment stock locations of Seller’s or its Subsidiaries’ customers and all pre-processed wafers located in Seller’s and its Subsidiaries’ die-banks or at Seller’s and its Subsidiaries’ suppliers, in each case to the extent such finished goods and pre-processed wafers exist on the Closing Date, pertain primarily to the Wireline Communications Business and are owned by Seller or a Subsidiary or to which Seller or a Subsidiary has a claim (Anwartschaftsrecht) on the Closing Date (collectively, the “Purchased Inventory”), but excluding any Excluded Inventory determined in accordance with Section 2.5(h) below;
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          (iii) the Business Records, including all personnel records pertaining to German Transferred Employees and Austrian Transferred Employees;
          (iv) Seller’s and its Subsidiaries’ warranty claims and claims against an insurance related to the Purchased Fixed Assets and Purchased Inventory to the extent Buyer has incurred a Loss; provided, however, that neither Seller nor the respective Subsidiary shall be liable for the existence (Bestehen), transferability (Abtretbarkeit) and enforceability (Durchsetzbarkeit) of, and the non-existence of counter-claims against (Einredefreiheit), the respective claim, and further provided that, if a claim is not transferable and Seller or its Subsidiaries receive benefits out of such claim, Seller and its Subsidiaries shall forward such benefits to Buyer to the extent Buyer has incurred a Loss; and
          (v) the Purchased Intellectual Property.
          For the avoidance of doubt, together with the Purchased Assets the goodwill pertaining to the Purchased Assets will pass over to Buyer.
     (b) Excluded Assets. Except as expressly set forth otherwise in this Agreement, the parties agree and acknowledge that by virtue of this Agreement neither Seller nor any Subsidiary sells or shall sell (verkaufen) to Buyer, and Buyer does not purchase and shall not purchase (kauft), any assets or rights other than the Purchased Assets (collectively, the “Excluded Assets”). The Parties agree and acknowledge that the Excluded Assets include, but are not limited to, the assets and rights described in paragraphs (i) through (x) below:
          (i) any of Seller’s or the Subsidiaries’ cash, cash equivalents, bank deposits or similar cash items;
          (ii) any Proprietary Information of Seller or Seller’s Affiliates other than the Purchased Intellectual Property;
          (iii) any (x) personnel records pertaining to any Transferred Employees except for German Transferred Employees and Austrian Transferred Employees, (y) other books and records that Seller or any Affiliate of Seller is required by Law to retain, provided, however, that Buyer shall have the right, to the extent permitted by Law, to make copies of any portions of such retained confidential personnel records and other books and records that relate to the Wireline Communications Business in accordance with Section 9.1, and (z) any information management system of Seller or any Affiliate of Seller;
          (iv) any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, related to any Pre-Closing Tax Period;
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          (v) subject to Section 9.3(a)(vi), any rights to, or the use of, the “Infineon”, “Infineon Technologies”, “Infineon Technologies AG” or “IFX” trademarks;
          (vi) the accounts receivable (Forderungen aus Lieferungen und Leistungen) which are referred to in Section 2.1(d)(i);
          (vii) any insurance policies or rights of proceeds thereof other than those pursuant to Section 2.2(a)(iv);
          (viii) to the extent not already excluded by virtue of Section 2.2(b)(vi), any of Seller’s or any of Seller’s Affiliates’ rights, claims or causes of action against Third Parties relating to the assets, properties or operations of the Wireline Communications Business arising out of transactions, measures, actions, omissions or other causes occurring prior to, and including, the Closing Date (other than those with respect to (x) warranty matters for which Purchaser becomes liable pursuant to Section 2.3(a)(ii), (y) counterclaims to the extent of the Purchased Liabilities (it being understood that in the event Seller as well as Buyer need to utilize such counterclaims, they will reasonably agree as to the allocation thereof) or (z) Purchased Intellectual Property as provided in the Intellectual Property Agreement);
          (ix) any movable fixed assets which relate to Seller’s or its Subsidiaries’ IT infrastructure (other than IT client assets, e.g. laptops, desktops, monitors, and for the avoidance of doubt, mobile phones), manufacturing or central R&D department (“ETS”-department) other than as allocated to Buyer pursuant to Section 2.2(a)(i)(C);
          (x) all other assets, properties, interests and rights of Seller or any Affiliate of Seller (other than the Purchased Assets) not related exclusively to the Wireline Communications Business.
     (c) [**]. With respect to the [**], Section 5.9(d) shall apply.
     2.3 Sale and Purchase of Liabilities
     (a) Purchased Liabilities. In addition to the liabilities to be assumed by Buyer as a consequence of Buyer’s assumption of the Purchased Contracts pursuant to Section 2.1, upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume from Seller or the respective Subsidiary with full discharge of Seller or the respective Subsidiary (Schuldübernahme mit befreiender Wirkung) only the liabilities set forth or described in Section 2.3(a)(i) through Section 2.3(a)(iv) below (collectively, and including the liabilities to be assumed by Buyer as a consequence of Buyer’s assumption of the Purchased Contracts pursuant to Section 2.1, the “Purchased Liabilities”), whether or not
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any of such liabilities have any value for accounting purposes or are carried or reflected on, or are specifically referred to, in Seller’s or the applicable Subsidiary’s books or financial statements (it being understood that Buyer would not be restricted from contesting in good faith with the Third Party the amount alleged to be owing):
          (i) any employment liabilities arising out of the employment of the Transferred Employees by Seller prior to Closing, except for (w) salary claims including wage tax and social security contributions (Gehaltsansprüche einschließlich Lohnsteuer und Sozialabgaben) which have become due (fällig geworden) or been collected from the applicable Transferred Employee(s) and to the extent not included in the calculation of Purchased Liabilities prior to the Closing Date, (x) any one-time bonuses, retention or change of control amounts or special remuneration paid by Seller or a Subsidiary to any Business Employee in view of the consummation of the transactions contemplated hereby and thereby, (y) liabilities under current or past stock option plans to Business Employees granted by Seller irrespective of when they fall due (unabhängig von ihrer Fälligkeit), and (z) any liabilities under or with respect to pension plans or deferred compensation arrangements other than those applicable to German Transferred Employees or Austrian Transferred Employees;
          (ii) with respect to the Wireline Communications Business, any product warranty liabilities arising from sales of products shipped after the Closing Date, regardless of when produced;
          (iii) any IP Liabilities for which Buyer is liable pursuant to Section 9.4; and
          (iv) any liabilities and obligations in connection with the [**] and the [**] for which Buyer is liable pursuant to Section 5.9(c) and 5.9(e)
     To the extent the assumption of any Purchased Liability by Buyer or a Buyer Designee should require the consent of any Third Party, Section 2.1(b) shall apply mutatis mutandis.
     (b) Excluded Liabilities.
          (i) Except as expressly set forth otherwise in this Agreement, the parties agree and acknowledge that by virtue of this Agreement Buyer does not assume and shall not assume any liabilities or obligations other than the Purchased Liabilities (collectively, the “Excluded Liabilities”). In addition, “Excluded Liabilities” shall include any and all liabilities in respect of the matters set forth on Schedule 2.3(b).
          (ii) To the extent Buyer is held liable for any liability due to a transfer of such liability by operation of law (kraft Gesetzes) which liability is or would constitute an
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Excluded Liability pursuant to this Agreement, such liability shall be treated as an Excluded Liability in accordance with this Agreement.
          (iii) For the avoidance of doubt, Buyer acknowledges that it is solely liable for any obligations and liabilities resulting from the operation of the Wireline Communications Business by the Buyer after the Closing Date, including any liability in connection with any acts, neglects, defaults or omissions committed by Buyer or a Buyer Designee after the Closing Date (provided that the foregoing shall not derogate from any other express rights granted to Buyer pursuant to other provisions of this Agreement or any Collateral Agreement).
     2.4 Proprietary Information
     Except to the extent expressly set forth otherwise in this Agreement or in any Collateral Agreement, no title, right or license of any kind is granted to Buyer or a Buyer Designee pursuant to this Agreement with respect to the Proprietary Information of Seller or any Affiliate of Seller, either directly or indirectly, by implication, by estoppel or otherwise.
     2.5 Purchase Price
     (a) Preliminary Purchase Price. In consideration of the sale and transfer of the Purchased Assets and in addition to the assumption of the Purchased Liabilities, Buyer shall pay to Seller (and Seller’s Subsidiaries in accordance with the Purchase Price Allocation) a purchase price of € 250,000,000 (in words: Two Hundred Fifty Million Euros) (the “Preliminary Purchase Price”) as adjusted pursuant to Section 2.5(e) (the “Purchase Price”).
     (b) Definitions. For the purposes of this Agreement
          (i) “Estimated Liabilities Value” shall mean the value of those Purchased Liabilities set forth in Section 2.5(b)(ii) below (excluding, however, the line items for Calculation Exclusions) as of the Closing Date and as estimated by Seller in accordance with Section 2.5(d).
          (ii) “Purchased Liabilities Value” shall mean the value of
               (x) the Purchased Liabilities described in Section 2.3 (a)(ii) (product warranty liabilities, if any) as of the Closing Date; and
               (y) the Purchased Liabilities described in Section 2.3(a)(i) (including obligations with respect to (A) accrued vacation, (B) accrued salary payments, (C) jubilee payments, (D) ERA (Entgeltrahmenabkommen) adjustments, (E) special arrangements entered into relating to retention of employees, and (F) employee inventions to
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the extent Buyer is liable for them pursuant to Section 9.9 (i)), excluding however the following items, in each case as of the Closing Date:
               (A) obligations with respect to German Pension Liabilities;
               (B) obligations with respect to variable compensation including performance bonuses, and Christmas bonuses;
               (C) obligations with respect to working time accounts (Zeitkonten) in Germany;
               (D) obligations with respect to the Austrian termination benefit plan; and
               (E) obligations with respect to the Indian termination benefit plan;
          (subsections (A) — (E) above, the “Calculation Exclusions”).
          (iii) “Target Liabilities Value” shall be an amount of € 5,600,000 (in words: Five Million Six Hundred Thousand Euros);
          (iv) “Estimated Inventory Value” shall mean the book value of the Purchased Inventory as of the Closing Date and as estimated by Seller in accordance with Section 2.5(d);
          (v) “Purchased Inventory Value” shall mean the book value of the Purchased Inventory as of the Closing Date;
          (vi) “Target Inventory Value” shall be an amount of € 44,000,000 (in words: Forty-four Million Euros); and
          (vii) “Deferred Purchase Price” shall be an amount of € 20,000,000 (in words: Twenty Million Euros).
     (c) Closing Payment. At the Closing, Buyer shall pay to Seller an aggregate amount equal to:
          (i) the Preliminary Purchase Price;
          (ii) less any amount by which the Estimated Liabilities Value exceeds the Target Liabilities Value;
          (iii) less any amount by which the Estimated Inventory Value falls short of the Target Inventory Value;
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(the amount determined pursuant to (i) through (iii) the “Estimated Purchase Price”);
          (iv) less the Deferred Purchase Price;
(the “Closing Payment”).
     (d) Estimated Liabilities Value and Estimated Inventory Value. No later than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written notice which sets forth Seller’s good faith estimate of the Estimated Liabilities Value and the Estimated Inventory Value and the amount of the Closing Payment deriving therefrom (the “Estimate”). For the purposes of preparing the Estimate, the Estimated Liabilities Value and the Estimated Inventory Value shall be determined by Seller in accordance with IFRS, as continuously applied by Seller, and on the basis of Seller’s existing principles for valuing liabilities and inventory which are set forth on Schedule 2.5(d). The Estimate shall also take into account any decrease of the Purchase Price in accordance with Section 5.9(g). The Estimate shall be final and binding for the purposes of the determination of the Closing Payment. As regards Excluded Inventory, Section 2.5(h) shall apply.
     (e) Adjustment of Purchase Price. For the calculation of the Purchase Price, the Preliminary Purchase Price shall be:
          (i) decreased Euro-for-Euro by the amount by which the Purchased Liabilities Value exceeds the Target Liabilities Value; and
          (ii) decreased Euro-for-Euro by the amount by which the Purchased Inventory Value falls short of the Target Inventory Value.
     (f) Calculation of Purchased Inventory Value and the Purchased Liabilities Value. As soon as practicable, but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a written notice which sets forth Buyer’s final calculation of the Purchased Inventory Value and the Purchased Liabilities Value (the “Notice”). For the purposes of the Notice, the Purchased Liabilities Value and the Purchased Inventory Value shall be determined by Buyer in accordance with IFRS, continuously applied by Seller, and on the basis of Seller’s existing principles for valuing liabilities and inventory which are set forth on Schedule 2.5(d).
     Any objections of Seller against the Purchased Inventory Value and the Purchased Liabilities Value as set forth in the Notice must be raised within sixty (60) days after receipt of the Notice by Seller by providing Buyer with a written statement which specifies in reasonable detail the basis for such objections and includes Seller’s calculation of the value of the Purchased Inventory Value and the Purchaser Liabilities Value. If Seller does not object against Buyer’s calculation of the value of the Purchased Inventory Value and the
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Purchased Liabilities Value during such period and in such manner, Buyer’s calculation of the Purchased Inventory Value and the Purchased Liabilities Value as set forth in the Notice shall be final and binding on the parties. If Seller objects to Buyer’s calculation of Purchased Inventory Value and/or the Purchased Liabilities Value during such period and in such manner, the parties shall cooperate in good faith to resolve any disputed items as promptly as possible. If Buyer and Seller should be unable to resolve all of the disputed items within twenty (20) Business Days following receipt by Buyer of Seller’s written objections, each of Buyer and Seller shall be entitled to request the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) to appoint an independent auditor who is a partner in a firm of internationally reputable accountants (the “Independent Expert”) to determine the correct amount of the value of the Purchased Inventory Value and the Purchased Liabilities Value. The Independent Expert shall act as an expert (Schiedsgutachter) and not as an arbitrator (Schiedsrichter). Each of Buyer and Seller shall cooperate with the Independent Expert and shall grant the Independent Expert access to such books and records as may be reasonably necessary to permit a determination by the Independent Expert. Each party shall submit to the Independent Expert its proposed resolution of the disputed items, and the Independent Expert shall decide only on the specific items in dispute. The parties agree not to engage in any ex parte communication with the Independent Expert. The final decision of the Independent Expert shall not fall beyond or outside the positions taken by the parties. The Independent Expert shall make its determination in accordance with Seller’s principles for valuing inventory which are set forth on Schedule 2.5(d) and shall give the parties an adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Buyer and Seller and their advisors. The decision of the Independent Expert (the “Decision”) shall give reasons for the Independent Expert’s determination of the value of the Purchased Inventory Value and the Purchased Liabilities Value and shall address the specific items in dispute between Buyer and Seller. The Independent Expert shall use Reasonable Commercial Efforts to complete its review within thirty (30) Business Days following its engagement. The Independent Expert’s fees and expenses shall be allocated based on the inverse of the percentage its determination (before such allocation) bears to the total amount in dispute as originally submitted to the Independent Expert. For example, should the items in dispute total in amount to € 1,000 and the Independent Expert awards € 600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and the remaining 40% of the costs would be borne by Seller. The value of the Purchased Inventory Value and the Purchased Liabilities Value as determined by the Independent Expert shall be final and binding on the parties.
     For the final calculation of the Purchase Price, the Purchased Inventory Value and the Purchased Liabilities Value shall be the relevant amounts as shown in the Notice delivered by Buyer, if no objection against such amounts is delivered within the relevant time period pursuant to this Section 2.5(f) or, if and to the extent an objection has been delivered, either as agreed between the parties or, in the absence of such agreement, as shown in the Decision delivered by the Independent Expert pursuant to this Section 2.5(f).
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     (g) Payment of Adjustment Amount. If, on the basis of the adjustment pursuant to Section 2.5(e), the Purchase Price falls short of the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to such shortfall plus interest thereon at a rate of 300 basis points above Euribor from and including the Closing Date to, but excluding, the respective date of payment.
     Any payment pursuant to this Section 2.5(g) shall become due and payable on the sixth (6th) Business Day after the Purchased Inventory Value and the Purchased Liabilities Value have become final and binding upon the parties in accordance with Section 2.5 (f) last sentence.
     (h) Seller Retention of Excluded Inventory. If and to the extent, pursuant to the determination made in accordance with Section 2.5(d) regarding the Estimated Inventory Value, or, pursuant to the determination made in accordance with Section 2.5(e) regarding the Purchased Inventory Value, the Estimated Inventory Value or the Purchased Inventory Value exceeds the Target Inventory Value, the inventory that represents such excess (with the portion of such excess inventory that will constitute such excess being determined with the approval of [**] or a designee of Buyer, and such inventory being referred to herein as the “Excluded Inventory”) shall not form part of the Purchased Assets and there shall be no obligation of Seller or any of its Subsidiaries to transfer Excluded Inventory to Buyer. Such Excluded Inventory shall be retained by Seller and subsequently be sold to Buyer in accordance with the terms and conditions of the Wafer Supply and Service Agreement. To the extent Excluded Inventory has (incidentally) been transferred to Buyer, Buyer shall be obliged to retransfer such Excluded Inventory or to compensate Seller for the value of such Excluded Inventory in accordance with the terms and conditions of the Wafer Supply and Service Agreement.
     (i) Payment of and Collateral for Deferred Purchase Price.
          (i) Promptly (and in any event no later than five (5) Business Days) following the date that is nine months after the Closing Date, Buyer shall pay to Seller the Deferred Purchase Price, i.e. an amount of € 20,000,000 (in words: Twenty Million Euros) less the portion of Losses which have been acknowledged by Seller in writing or have become legally established (rechtskräftig festgestellt) out of those Losses specified in any then unresolved good faith claims by Buyer Indemnified Parties for indemnification that is pending under this Agreement.
          (ii) In the event that Buyer has not paid the Deferred Purchase Price when due pursuant to Section 2.5(i)(i), in addition to any other remedies that may be available to Seller, [**]
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     (j) Mode of Payment. Any payment to be made under this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds to the bank accounts specified below or any other account designated by Seller’s or Buyer’s written instructions, as the case may be, to the respective other party at least two (2) Business Days prior to the relevant due date. Any such payment shall be deemed to have been duly made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any cost or charges, other than those of Seller’s bank) to the relevant bank account on, and as of a value date no later than the relevant due date. Unless otherwise specified by the relevant party in accordance with the foregoing, any payments under this Agreement shall be made:
          (i) if to Seller or a Subsidiary to the following account (“Seller’s Account”):

Account Holder:	Infineon Technologies AG
Bank:	ABN AMRO Bank Frankfurt
Bank Code	50230400
Account No.:	6713027008
Swift:	ABNADEFFFRA
IBAN:	DE49502304006713027008
          (ii) if to Buyer or a Buyer Designee to the following account (“Buyer’s Account”):

Account Holder:
Bank:
Account No.:
Swift:
IBAN:
     Any failure by either party to make any payment under this Agreement when it is due shall result in such party’s immediate default (Verzug), without any reminder by the respective recipient being required.
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     Except as set forth in Section 2.5(i)(i), Buyer shall not be entitled to exercise any rights of set-off or any retention rights with respect to its payment obligations pursuant to this Section 2.5.
     2.6 Taxes
     (a) The Purchase Price is meant to be a net amount that does not include any VAT. To the extent that the consummation of the transactions contemplated under this Agreement is subject to VAT, such VAT shall — to the extent it is not owed to the competent Tax authority by Buyer pursuant to § 13b UStG or any similar provision under the Tax Laws of another jurisdiction (“Reverse Charge Mechanism”) — be paid by Buyer or the relevant Buyer Designee in addition to the Purchase Price on the Closing Date. The determination (x) to what extent the consummation of the transactions contemplated under this Agreement is subject to VAT and (y) to what extent such VAT is not owed to the competent Tax authority by Buyer (or a Buyer Designee) pursuant to a Reverse Charge Mechanism, shall be agreed, in accordance with applicable laws, between Seller and Buyer prior to Closing. Based on the Purchase Price Allocation and considering the VAT basis under applicable VAT Laws as agreed between Seller and Buyer, Seller shall issue, or cause the relevant Subsidiary to issue the relevant invoices (Rechnungen) in accordance with the applicable VAT Laws at Closing. Seller shall, until Closing, declare its consent to Buyer (or a Buyer Designee), acting in good faith, to accept the assignment of any VAT refund claim (Vorsteuererstattungsanspruch) to Seller (or the relevant Subsidiary) on the Closing Date for the VAT period (Vorsteueranmeldungszeitraum) in which the respective invoice is issued, on account of performance (erfüllungshalber), to the extent such assignment is legally feasible and leads to a comparable economic result as the cash payment of the VAT on Closing. If the VAT amount actually payable is higher or lower than the amount shown on such invoice (due to any adjustment of the Preliminary Purchase Price, because VAT has not been invoiced at all for certain Purchased Assets, because the relevant Tax authorities consider the transfer under this agreement as a transfer of a going concern (Geschäftsveräußerung im Ganzen) according to § 1(1a) UStG or any similar provision under the Tax Laws of another jurisdiction, or for any other reason), the Parties shall make appropriate declarations and filings with the Tax authorities and amend any invoices (to the extent required by Law), in each case without undue delay (unverzüglich), and pay, reimburse or reassign, as the case may be, the adjustment amounts to the respective other Party. Any interest due on VAT amounts owed to the respective Tax authority shall be borne and paid by Buyer and Seller in equal portions, unless to the extent such interest is (i) triggered by a default of one party to timely pay the VAT owed to the Tax authority and (ii) it was agreed by the Parties that such VAT would become payable under this Transaction, in which case such party shall solely bear the respective interest. Any claims of Seller or Buyer under this Section 2.6(a) shall be time-barred three months after the final and binding assessment of the relevant VAT. Seller and Buyer shall cooperate for the purpose of this Section 2.6(a), in particular in respect of filing any VAT returns and claiming input VAT. If input VAT is not available solely because Seller (or a Subsidiary) does not fulfil formal requirements imposed on it by Law or
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a Tax authority for obtaining the input VAT, Section 2.6(b) shall apply to any such non-recoverable input VAT.
     (b) All other transfer, sales, use, consumption or other comparable taxes triggered by this Agreement or the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, VAT as set forth in Section 2.6(a) and income taxes) shall be borne and paid by Seller and Buyer in equal portions.
     (c) All personal property Taxes (excluding, for the avoidance of doubt, real estate transfer Taxes) and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period. Any refund, rebate, abatement or other recovery of such Taxes attributable to the Pre-Closing Tax Period shall be for the account of the Seller, and any refund, rebate, abatement or other recovery of such Taxes attributable to the Post-Closing Tax Period shall be for the account of the Buyer.
     2.7 Buyer Designee
     (a) The Parties agree that Buyer may assign the right to acquire and pay for certain of the Purchased Assets or to assume certain of the Purchased Liabilities to one or more Buyer Designees or that one or more Buyer Designees may enter into a Collateral Agreement. For the avoidance of doubt, any Taxes triggered by the assignment of rights or assumption of liabilities under this Agreement shall be solely borne by Buyer and Section 2.6(b) shall not apply in this respect, unless such Taxes are saved upon Closing and would have otherwise been triggered upon Closing had the assignment not occurred. Notwithstanding any such assignment or assumption or execution of a Collateral Agreement by a Buyer Designee, Buyer shall remain jointly and severally liable in addition to such Buyer Designee for, and any such assignment or execution shall not relieve Buyer of, all liabilities and obligations of Buyer and the Buyer Designees under or in connection with this Agreement and the Collateral Agreements. Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.
     (b) Schedule 2.7 sets forth Buyer’s final acquisition structure including the jurisdictions of organization of the entities within such structure. The Parties agree that the acquisition structure reflected in Schedule 2.7 shall not be materially altered after the date hereof and prior to the Closing Date and Buyer does not have any plans to change such structure as of the date hereof. Section 5.4(b)(ii) shall remain unaffected hereby.
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     2.8 Insurance; Governmental Permits
     (a) Insurance. Buyer acknowledges that, as of the Closing Date, all insurance coverage provided by Seller or the Subsidiaries in relation to the Wireless Communications Business will expire.
     (b) Governmental Permits.
          (i) Seller and Buyer agree and acknowledge that all Governmental Permits which have been granted to Seller or a Subsidiary on a personal basis (the “Personal Governmental Permits”) need to be re-granted to Buyer. Buyer undertakes to apply for the re-granting of all Personal Governmental Permits identified with an asterisk on Schedule 3.6 promptly after Signing. Seller agrees to cooperate fully with Buyer and to provide all reasonable assistance to Buyer in connection with Buyer’s application for the re-granting of any Personal Governmental Permits.
          (ii) Seller and Buyer further agree and acknowledge that there is no legal requirement to assign any of the Governmental Permits which do not constitute Personal Governmental Permits and relate solely to the Purchased Assets or the Premises (the “Other Governmental Permits”). Seller and Buyer agree that Buyer may make use of the Other Governmental Permits as of the Closing Date. Buyer undertakes to make all notifications to the extent reasonably practicable to the competent Governmental Bodies which are required to be made under applicable Laws in connection with any Other Governmental Permits not identified with an asterisk on Schedule 3.6 promptly after the Closing Date.
3. Representations and Warranties of Seller
     Seller hereby represents and warrants (garantiert) to Buyer by way of an independent promise of guarantee (sebständiges Garantieversprechen) within the meaning of Section 311 (1) BGB that the statements set forth in this Section 3 are true and correct in all material respects, in each case as of the date hereof (and, except to the extent explicitly stated in any representation and warranty below, as of the Closing Date (it being understood that the statement “as of the date hereof” shall be such an explicit statement to that effect)), unless a certain representation or warranty is made as of a different date in which case it shall be true and correct as of such different date.
     To the extent a representation and warranty pursuant to Section 3.7, 3.8, 3.9, 3.10, 3.11 (to the extent the respective representation and warranty is made as of the Closing Date), 3.12 (b), 3.15 and 3.18 is made as of the Closing Date, Seller shall be entitled to provide Buyer at the Closing Date with an updated version of the Schedule provided for in the respective representation and warranty solely for the purpose of disclosing the occurrence of an event that happened after the date of this Agreement (and in no event to
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correct the inaccuracy of any disclosure (or lack of disclosure) as of the date of this Agreement), with the effect that the respective representation and warranty shall, for purposes of Section 8.2 only and not for purposes of Section 7.2(d), be deemed to have been made taking into account such updated disclosure but solely as of the Closing Date. Buyer’s rights pursuant to Section 7.2(d) shall remain unaffected.
     To the extent a representation and warranty pursuant to this Section 3 is made subject to the Knowledge of Seller, such representation and warranty to such extent is, for the avoidance of doubt, made only as of the date hereof.
     3.1 Organization and Qualification
     Seller is, and on the Closing Date will be, a stock corporation (Aktiengesellschaft) duly organized and validly existing under the Laws of the Federal Republic of Germany. Seller has, and on the Closing Date will have, all requisite corporate power and authority to operate the Wireline Communications Business as currently conducted by it.
     3.2 Subsidiaries
     Schedule 3.2 sets forth a list of each Subsidiary that has title to any Purchased Asset, is party to any Purchased Contract, is obliged by any Purchased Liability or is the employer of any Business Employee, together, in each case, with the jurisdiction of organization of each Subsidiary. Except as set forth on Schedule 3.2, each Subsidiary is, and on the Closing Date will be, duly organized and validly existing under the Laws of its jurisdiction of organization and has, and on the Closing Date will have, all requisite corporate power and authority to carry on the Wireline Communications Business as currently conducted. The Subsidiaries listed on Schedule 3.2 are the only Affiliates of Seller that have title to any Purchased Asset, are party to any Purchased Contract, are obliged by any Purchased Liability or are the employer of any Business Employee, in each case related to the Wireline Communications Business as currently conducted.
     3.3 Authorization; Binding Effect
     (a) Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller will be a party has been duly authorized by all requisite corporate action. Each Subsidiary has all requisite corporate power and authority to execute, deliver and perform the Collateral Agreements to which it will be a party and to effect the transactions contemplated thereby, and the execution, delivery and performance of the Collateral Agreements to which such Subsidiary will be a party has been duly authorized by all requisite corporate action.
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     (b) This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller and each Subsidiary will be a party when duly executed and delivered by Seller or such Subsidiary will be, valid and legally binding obligations of Seller or such Subsidiary, enforceable against Seller or such Subsidiary, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors.
     3.4 Non-Contravention
     The execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller or any Subsidiary that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of, or conflict with, any provision of Seller’s or the applicable Subsidiary’s charter, by-laws or similar organizational documents, or (ii) violate any applicable Law, order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller or a Subsidiary, except any such conflict or violation that would not result in any material prohibition, restriction or delay of the performance of Seller or any Subsidiary of its obligations hereunder or under any of the Collateral Agreements
     3.5 Purchased Fixed Assets
     (a) Seller or a Subsidiary has, and at the Closing will have and will transfer to Buyer at the Closing, good and valid title to the Purchased Fixed Assets and Purchased Inventory, and all Purchased Fixed Assets and Purchased Inventory are, and at the Closing will be, free and clear of any Encumbrances (except for Permitted Encumbrances).
     (b) Each Purchased Fixed Asset which is currently used by the Wireline Communications Business is, subject to usual wear and tear, in good operating condition and suitable for the purposes for which it is currently used.
     (c) Except for the items in Section 2.2(b)(i) through (ix) and as set forth in Schedule 3.5(c), the Purchased Fixed Assets together with the movable fixed assets to be provided to Buyer and/or the Buyer Designees under any Collateral Agreement constitute all of the movable fixed assets of Seller and the Subsidiaries that are necessary to the operate the Wireline Communications Business as currently conducted by Seller and its Affiliates.
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     3.6 Governmental Permits
     As of the date hereof and except as set forth on Schedule 3.6,
     (a) there are no Governmental Permits necessary for or used by Seller or a Subsidiary to operate the Wireline Communications Business as now being operated, except to the extent those Governmental Permits which, if lacking, could not reasonably be expected, individually or in the aggregate, to result in Losses of €40,000 or more, which Governmental Permits are required by currently effective Laws;
     (b) Seller or one of its Subsidiaries owns, holds or possesses in their own name, all Governmental Permits necessary to own or lease, operate and use the Purchased Assets or own, use or occupy the Premises and to carry on and conduct the Wireline Communications Business and its operations as presently conducted (except those Governmental Permits which, if lacking, could not reasonably be expected, individually or in the aggregate, to result in Losses of €40,000 or more); and
     (c) the Governmental Permits held, owned or possessed by Seller or a Subsidiary are valid and in full force and effect and no proceeding is recorded, pending or, to Seller’s Knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Governmental Permit and neither Seller nor any Subsidiary is in violation of or default under any such Governmental Permits, unless any of the above could not reasonably be expected, individually or in the aggregate, to result in Losses of €40,000 or more on the Wireline Communications Business.
     (d) For the avoidance of doubt, nothing in this Section 3.6 shall be interpreted to amend, modify or limit the provisions of Section 2.8(b).
     3.7 Premises
     (a) Schedule 3.7(a) contains a complete and accurate list of the Owned Premises and the Leased Premises as well as information on the term (Laufzeit) of the lease agreements pertaining to the Leased Premise (the “Leases”). Except as set forth in Schedule 3.7(a), each Lease is in full force and effect and neither Seller nor any Subsidiary has violated, and, to Seller’s Knowledge, the landlord has not waived, any of the material terms or conditions of any Lease and all the material covenants to be performed by the Seller or a Subsidiary and, to Seller’s Knowledge, the landlord under each Lease prior to the date hereof have been performed in all material respects.
     (b) The use of any Premises, as presently used by the Wireline Communications Business, does not violate any local zoning or similar land use Laws or governmental regulations which violation, individually or in the aggregate, has had or could reasonably be expected to result in €40,000 or more in Losses. Neither Seller nor any Subsidiary is in
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violation of or in non-compliance with any covenant, condition, restriction, order or easement affecting any Premise where such violation or noncompliance, individually or in the aggregate, has had or could reasonably be expected to result in €40,000 or more in Losses.
     3.8 Litigation
     Except as set forth on Schedule 3.8, there is no Proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Subsidiary, the Wireline Communications Business or the Purchased Assets, (i) which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement, or (ii) with respect to the Wireline Communications Business, the Purchased Assets, the Purchased Liabilities or the Transferred Employees that individually claims more than €100,000 (in words: One Hundred Thousand Euros).
     3.9 Business Employees
     (a) As of the date hereof, Schedule 3.9(a)-1 contains a list of all the Business Employees, showing for each Business Employee the name, title, function, location, and (i) for all German and Austrian Business Employees covered by collective agreement (Tarifmitarbeiter), the annual total salary based on current classification under applicable wage scale as of March 31, 2009, and (ii) for all other Business Employees, the annual fixed salary or wages as of March 31, 2009 and aggregate annual target compensation for the fiscal year ending September 30, 2009 (Jahreszieleinkommen) as of March 31, 2009. As of the date hereof, except as set forth on Schedule 3.9(a)-1, none of the Business Employees has entered into an early retirement arrangement with Seller or the Subsidiaries, including, but not limited to, German agreements on early retirement (Vereinbarungen über Altersteilzeit), and none of the German Business Employees may request from Seller or the Buyer the conclusion of an agreement on early retirement (Abschluss einer Vereinbarung über Altersteilzeit). As of the date hereof, none of the key employees as listed on Schedule 3.9(a)-2 (the “Key Employees”) have (except as indicated on Schedule 3.9(a)-2) given notice or otherwise indicated in writing that he or she intends to terminate his or her employment. With respect to all German Employees To Be Transferred By Law and all Austrian Employees To Be Transferred By Law, Seller has terminated any arrangements providing for the implementation of short-time working (Kurzarbeit) or unpaid leave (unbezahlter Urlaub) prior to the Closing Date. As of the Closing Date, none of the German Employees To Be Transferred By Law or the Austrian Employees To Be Transferred By Law are obligated to or entitled to any such short-time working or unpaid leave for time periods after Closing.
     (b) As of the date hereof, Schedule 3.9(b) contains a complete and accurate list of all collective bargaining agreements, including, but not limited to, German collective bargaining agreements (Tarifverträge), shop agreements (Betriebsvereinbarungen) or any
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similar written or material unwritten agreements with unions, workers’ councils or other employee representatives or to Seller’s Knowledge, standard practices (betriebliche Übung), which apply to the Wireline Communications Business, be it directly, by reference in shop agreements (Betriebsvereinbarungen) or in the individual employment contracts of the Business Employees.
     (c) Schedule 3.9(c) contains a complete and accurate list of all Benefit Plans. For the avoidance of doubts: There are no individual pension or similar arrangements for any German and Austrian Business Employee exceeding any such Benefit Plan.
          (i) Each German and Austrian pension and similar arrangements as listed on Schedule 3.9(c) has been established, modified, supplemented and administered in accordance with the requirements of applicable Laws. Each other Benefit Plan as listed on Schedule 3.9(c) (and each related trust, insurance contract, or fund), which is transferred to Buyer or with respect to which Buyer assumes any liability or obligation under or in connection with this Agreement or the transactions contemplated by this Agreement, has been maintained and administered in accordance with the requirements of applicable Laws. The terms of all Benefit Plans mentioned in this paragraph and the terms of any applicable collective bargaining agreement comply in content, form and in operation with the requirements of applicable Laws.
          (ii) All contributions (including all employer contributions and employee contributions) that are due under any Benefit Plan, which is transferred to Buyer or with respect to which Buyer assumes any liability or obligation under or in connection with this Agreement or the transactions contemplated by this Agreement, before Closing have been made by Seller within the time periods prescribed by applicable Laws, in particular, contributions to (i) any German pension fund (Pensionskasse), and (ii) any German direct insurance (Direktversicherung). All contributions for any period ending on or before the Closing Date that are not yet due have been made to each Benefit Plan or accrued on Seller’s books and records in accordance with the past custom and practice of the Wireline Communications Business and applicable accounting principles, to the extent required by applicable Laws. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Benefit Plan that is a Welfare Plan.
     (d) Except as set forth on Schedule 3.9(d), with respect to the Wireline Communications Business, there is not presently pending or existing, and to Seller’s Knowledge, there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, or (ii) any controversies pending, or to Seller’s Knowledge, threatened between Seller or any Subsidiary and any of the Business Employees that, individually or in the aggregate, have had or could reasonably be expected to result in €40,000 or more in Losses. Schedule 3.9(d) contains a complete and accurate (i) list of any job actions of the kind mentioned under Section 3.9(d)(i) above which have happened in the last two (2) years prior
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to the date hereof, and (ii) any lawsuits or any formally initiated conciliation/arbitration proceedings pending against Seller or any Subsidiary by any Business Employee or vice versa, including any lawsuits or any formally initiated conciliation/arbitration proceedings involving works councils or other employee representatives.
     (e) With respect to the Business Employees other than the German Business Employees and the Austrian Business Employees, and except as set forth on Schedule 3.9(e), there is, to Seller’s Knowledge, no pending or threatened union organizing or decertification efforts and, to the Seller’s Knowledge, none have occurred in the last two (2) years.
     (f) Except as set forth on Schedule 3.9(f), with respect to the Wireline Communications Business neither Seller nor any of its Affiliates has any current or potential obligation to provide post-employment health, life or other welfare benefits to current Business Employees other than as required under Section 4980B of the US Internal Revenue Code or any similar applicable Law.
     (g) With respect to the Wireline Communications Business:
          (i) Seller and its Subsidiaries have complied in full with all applicable Laws attributable to the employment of each of the Transferred Employees and has violated no applicable employment Law in connection with the operation of the Wireline Communications Business; and
          (ii) except as set forth on Schedule 3.9(g), Seller and its Subsidiaries have no liabilities arising out of the employment, remuneration or hiring of any of the Business Employees prior to the Closing (and there is no basis for any of the foregoing), other than ordinary payroll and benefit obligations that have been fully accrued for in the Ordinary Course of Business.
     (h) Seller has not established any long-term working time accounts for which accruals have to be set aside (rückstellungspflichtige Langzeitarbeitskonten) for any of the German Business Employees and Seller has not established or is not a member in any support fund (Unterstützungskasse) for any of the German Business Employees.
     3.10 Purchased Contracts
     (a) Except as set forth on Schedule 3.10(a), each Purchased Contract is valid, binding and enforceable against Seller or the applicable Subsidiary and, to Seller’s Knowledge, against the other parties thereto, in each case in accordance with its terms, and each Purchased Contract is in full force and effect against Seller or the applicable Subsidiary and, to Seller’s Knowledge, against the other parties thereto. For the avoidance of doubt, “enforceable” shall not mean that the Seller and/or the Subsidiary shall bear the bankruptcy
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risk (Bonitätsrisiko) of the respective counterparty of the Purchased Contract. Except as set forth on Schedule 3.10(a), neither Seller nor any Subsidiary had received any notice that it is in default under, or in breach of, or is otherwise delinquent in performance under any Purchased Contract, except to the extent such default, breach or delinquency could not reasonably be expected to result in €40,000 or more in Losses, and, to Seller’s Knowledge, each of the other parties to the Purchased Contracts has performed all obligations required to be performed by it under, and is not in default under, any Purchased Contract. Except as set forth on Schedule 3.10(a), neither Seller nor any Subsidiary has received notice of termination or overt indication thereof with respect to any Purchased Contract.
     (b) Except as set forth on Schedule 3.10(b), none of the Purchased Contracts contains a provision pursuant to which (i) the transfer of the respective Purchased Contract to a third party is explicitly allowed without the consent of respective other party to the Purchased Contract or (ii) the execution of this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any of the Purchased Contracts (but not including, for this clause (ii), for the avoidance of doubt, any consents required for the assignment of such Purchased Contracts as contemplated by the transactions described under this Agreement). To Seller’s Knowledge and except as set forth on Schedule 3.10(b), none of the Purchased Contracts contain any non-competition or exclusivity (geographically or otherwise) that restrict the conduct of the Wireline Communications Business.
     (c) Except as set forth on Schedule 3.10(c), the Purchased Contracts are all of the contracts worth more €40,000 of Seller and its Subsidiaries which relate exclusively or primarily to the Wireline Communications Business other than those for which the Collateral Agreements will provide Buyer and its Affiliates with substantially similar benefits following the Closing.
     3.11 Absence of Certain Changes
     Except as set forth on Schedule 3.11, (x) between March 31, 2009 and the date hereof the Wireline Communications Business has been conducted in the Ordinary Course of Business, (y) between March 31, 2009 and the Closing Date none of the ten (10) largest customers (as set forth in Schedule 3.13) of the Wireline Communications Business has permanently and fully terminated the contractual relationship with Seller or stated in writing to do so (not including threats), and (z) there has not been (i) between March 31, 2009 and the Closing Date any Seller Material Adverse Effect, (ii) between March 31, 2009 and the Closing Date any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Wireline Communications Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect, (iii) between March 31, 2009 and the date hereof any transaction
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or commitment made, or any contract or agreement entered into, by Seller or a Subsidiary relating to the Wireline Communications Business (including the acquisition or disposition of any assets) or any relinquishment by Seller or a Subsidiary of any contract or other right, in either case, which are worth more than €40,000 to the Wireline Communications Business, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement and the Collateral Agreements, or (iv) between March 31, 2009 and the Closing Date any labor dispute, other than routine individual grievances, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees, in each case set forth in this clause (iv) could not reasonably be expected to result in Losses of €40,000 or more to the operation of the Wireline Communications Business.
     3.12 Intellectual Property
     (a) Except as set forth in Schedule 3.12(a), Seller or one of its Affiliates has, and at the Closing will have and will transfer to Buyer at Closing, good and valid title to the Purchased Intellectual Property, and the Purchased Intellectual Property is, and at the Closing will be, free and clear of any Encumbrances (other than Permitted Encumbrances) and not subject to any agreements other than any agreements described in subsections (A)-(E) below, and Seller or one of its Affiliates owns or has the right to grant licenses under all of the Licensed Intellectual Property. The Parties acknowledge that Seller is a party to the following types of agreements related to the Wireline Communications Business:
     (A) license agreements either (x) related to Seller’s entire portfolio of patents or (y) related to any patent specific to the Wireline Communications Business or any Transferred Patents;
     (B) intellectual property agreements included in the Purchased Contracts;
     (C) product design and development agreements, manufacturing technology license agreements, joint development agreements, joint marketing agreements, strategic alliances, or research and development agreements not included in the Purchased Contracts;
     (D) non-exclusive licenses granted to customers in the Ordinary Course of Business;
     (E) agreements entered into by predecessors-in-interest of Seller;
     (F) non-exclusive licenses granted by Seller to acquirors in connection with the sale of assets or businesses;
     all of which, in the case of subsections (A) and (B) above, are set forth on Schedule 3.12(b), and (z) no competitors of the Wireline Communications Business are licensed to
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use any Purchased Intellectual Property in the field of the Wireline Communications Business.
     (b) Except as set forth on Schedule 3.12(b), in connection with the operation of the Wireline Communications Business:
          (i) there is neither a pending suit or proceeding nor a written claim against Seller with respect to the Wireline Communications Business (x) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Affiliates in any of the Purchased Intellectual Property or the Licensed Intellectual Property (collectively, the “Wireline Intellectual Property”), (y) alleging that the use of the Wireline Intellectual Property or any services provided, processes used, or products manufactured, used, imported, offered for sale or sold with respect to the products of the Wireline Communications Business do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property rights or other proprietary rights of any Third Party; or (z) alleging that Seller or any of its Affiliates infringed, misappropriated, or otherwise violated any intellectual property rights or other proprietary rights of any Third Party in connection with the products of the Wireline Communications Business and none of the foregoing has been settled or otherwise resolved in the past two (2) years; and
          (ii) (x) the Wireline Intellectual Property constitutes all intellectual property rights or other proprietary rights, equal or exceeding €40,000 in value, owned by Seller or one of its Subsidiaries with respect to the Wireline Communications Business (other than intellectual property or other proprietary rights to the extent related solely to manufacturing technologies, licenses to which would be obtained by Buyer to the extent Buyer purchaser wafers under the Wafer Supply Agreement), and (y) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Purchased Intellectual Property and any rights therein or thereto.
          (iii) Seller has, where applicable, complied with its obligations to disclose and license Assigned Patents to any technical standards organizations in all material respects.
     (c) To Seller’s Knowledge and except as set forth on Schedule 3.12(c), the products of the Wireline Communications Business do not infringe, misappropriate or otherwise violate the intellectual property or proprietary rights of any third party.
     (d) To Seller’s Knowledge and except as set forth in Schedule 3.12(d), the Purchased Intellectual Property is valid and enforceable.
     (e) Except as set forth in Schedule 3.12(e), the use of the Assigned Software and the Licensed Software (in each case as defined in the Intellectual Property Agreement) by the Wireline Communications Business has been in compliance with the terms of any open
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source license for any open source code included in the Assigned Software or the Licensed Software.
     (f) With respect to the Potentially Available Patent Licenses set forth on Schedule 5.8, to the extent the same contain a limitation regarding the number of times in which Seller has the right to extend the rights thereunder to a third party, in each case at least one (1) such extension remains.
     3.13 Customers
     Schedule 3.13 contains a list setting forth the twenty (20) largest customers (end-customers, not ship-to-customers) of the Wireline Communications Business by Euro (€) amount over the twelve (12) months ended March 31, 2009.
     3.14 [Intentionally left blank]
     3.15 Taxes
     Except as set forth in Schedule 3.15, Seller and any Subsidiary (as applicable) have timely paid all Taxes of or relating to the Wireline Communications Business for which Buyer could be held liable on the basis of Section 75 AO or any other applicable foreign Law provisions under which Tax liabilities transfer together with the Wireline Communication Business.
     3.16 Brokers’ Fees
     None of Seller or any Affiliate of Seller have any liability to pay any fees or commissions to any broker, advisor, or agent with respect to sale of the Wireline Communications Business, the execution of this Agreement or the transactions contemplated hereunder, in each case for which Buyer could become liable or obligated.
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     3.17 Compliance with Certain Laws
     Neither Seller nor its Subsidiaries nor any of their respective directors, officers or employees have, with respect to the Purchased Assets, the Purchased Contracts or the Wireline Communications Business (including any governmental bids), (i) used any funds to offer or provide any unlawful contributions, payments, gifts or bribes, except those contributions, payments, gifts or bribes which could reasonably be expected to result by themselves or in the aggregate in €40,000 or more in Losses (ii) made any unlawful expenditures relating to political activity to government officials, except those expenditures which would result by themselves or in the aggregate in €40,000 or more in Losses or (iii) to Seller’s Knowledge, received notice of any payment identified in (i) or (ii) above.
     3.18 Product Warranty; Product Liability
     Except as set forth in Schedule 3.18, each product which is part of the Purchased Inventory has, as regards defects in quality (Sachmangel), been in conformity in all respects with all applicable contractual commitments and all express and implied warranties, except those nonconformities which could not reasonably be expected to result in €40,000 or more in Losses, and neither Seller nor any Subsidiary has, as regards such Purchased Inventory, any liability exceeding €40,000 for replacement or repair thereof or other material damages in connection therewith. To Seller’s Knowledge, neither Seller nor any Subsidiary has any liability that could reasonably be expected to exceed €40,000 arising out of any injury to individuals or property as a result of the use of any product manufactured or sold by the Wireline Communications Business.
     3.19 Environmental, Health, and Safety Matters
     To Seller’s Knowledge and unless any noncompliance does not have an impact that could reasonably be expected to exceed €40,000 on the Wireline Communications Business, each Affiliate of Seller that is lessee with respect to each parcel of the Leased Premises to be subleased to Buyer or a Buyer Designee under any Sublease Agreement is in compliance with all Laws applicable to such parcel of the Leased Premises or the occupation thereof. Each Affiliate of Seller that is owner or lessee with respect to each parcel of Owned Premises or Leased Premises has not received any written notice (or, to Seller’s Knowledge, any other notice) from any Governmental Body alleging that Seller may be in violation of, or liable under, any Law applicable to such Owned Premises or Leased Premises. In connection with each parcel of Owned Premises or Leased Premises, the Affiliate of Seller that is owner or lessee with respect to such Owned Premises or Leased Premises: (i) has not entered into or agreed to any order or become otherwise subject to any order relating to compliance with Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of hazardous materials and, to Seller’s Knowledge, no Proceeding is pending or threatened in writing with respect thereto; and (ii) is not an indemnifying party in
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connection with any claim threatened or asserted in writing by any Third-Party with respect to such Owned Premises or Leased Premises relating to any hazardous materials. None of the Owned Premises or Leased Premises is listed or, to Seller’s Knowledge, proposed for listing on the “National Priorities List” under CERCLA or any corresponding law of any country other than the United States.
     3.20 Financial Information
     (a) Seller has previously delivered to Buyer the following financial information which is identified on Schedule 3.20(a) (collectively, the “Financial Information”): (i) a pro-forma Balance Sheet WLC — Wireline Communications and a pro-forma P&L WLC of the Wireline Communications Business as of and for the fiscal year ended September 30, 2008; and (ii) a pro-forma Balance Sheet WLC — Wireline Communications and the P&L WLC of the Wireline Communications Business as of and for the six months ended March 31, 2009.
     (b) The Financial Information is consistent with the books and records of the Seller and the Affiliates of Seller, subject to the assumptions reasonably applied by Seller, at the time of preparation of the respective Financial Information, reflecting the composition of the Wireline Communications Business at such time, and has been prepared in accordance with the internal allocation principles applied by Seller and, in line with material principles of IFRS, applied on a consistent basis throughout the periods covered, subject to year-end adjustments (in the case of interim financial information) consistent with past practice and the absence of certain footnotes required by IFRS. Seller’s accounting system from which the Financial Information has been derived has been maintained in accordance with sound business practices of Seller. The Buyer has been made aware that the Financial Information is following the practice of Sellers segment reporting and the balance sheet reflects only those assets and liabilities as they are assigned to the division Wireline Communications in accordance with the Seller’s reporting structure. Buyer is aware that neither assets nor liabilities as reported in the Financial Information reflect the balances of pro forma carved-out Wireline Communications Business.
     (c) Inventories included in the Financial Information include all tested wafers, all backend work in process and all finished products of the Wireline Communications Business except of those unfinished products that are recorded under the Cluster Operations (named “die bank at SiFO” in Seller’s nomenclature). The net inventories are presented net of required and appropriate reserves and allowances and are prepared in line with material principles of IFRS as applied by Seller on a consistent basis throughout the periods covered.
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     3.21 Solvency
     Neither Seller nor any of its Subsidiaries is insolvent and none of them will be rendered insolvent by the transactions contemplated hereunder. Seller has obtained an opinion from Deloitte as to the fairness from a financial point of view as to the transactions contemplated by this Agreement.
     3.22 No Other Representations or Warranties
     (a) Except for the representations and warranties contained in this Section 3:
None of Seller or any Affiliate of Seller is making or granting any representation or warranty and Seller hereby disclaims any other representation or warranty, whether made by Seller or any Affiliate of Seller or any of their respective directors or officers, employees, agents or representatives with respect to the Wireline Communications Business, the execution of this Agreement or the transactions contemplated thereunder, and in particular and without limiting the generality of the foregoing Buyer acknowledges that Seller makes no representation or warranty with respect to
          (i) any projections, estimates or budgets delivered or made available to Buyer, its Affiliates or Buyer’s or one of its Affiliate’s directors, officers, employees, agents, representatives or advisors, or any future revenues, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof) or the future business and operations of the Wireline Communications Business; and
          (ii) any other information or documents made available to Buyer or its representatives with respect to the Wireline Communications Business, except as expressly set forth in this Agreement.
     (b) The parties agree and acknowledge that the representations and warranties contained in this Section 3 do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of Section 443 BGB and Section 444 BGB, and that the consequences of any breaches of Seller’s representations and warranties contained in this Section 3 shall, to the extent permitted by applicable Laws, be governed exclusively by the terms and conditions of this Agreement.
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4. Representations and Warranties of Buyer
     Buyer hereby represents and warrants (garantiert) to Seller by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 (1) BGB that the statements set forth in this Section 4 are true and correct in all material respects and are not misleading, in each case as of the date hereof and as of the Closing Date, unless a certain representation or warranty is made as of a different date.
     4.1 Organization and Qualification
     Buyer is, and on the Closing Date will be, a company incorporated as a société à responsabilité limitée, existing under the laws of the Grand Duchy of Luxembourg. Buyer has, and on the Closing Date will have, all requisite corporate power and authority to operate its business as currently conducted by it. Each Buyer Designee is, and on the Closing Date will be, duly organized and validly existing under the Laws of its jurisdiction of organization and has, and on the Closing Date will have, all requisite corporate power and authority to operate its business as currently conducted by it.
     4.2 Authorization; Binding Effect
     (a) Each of Buyer and any Buyer Designee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer or Buyer Designee has been duly authorized by all requisite corporate action.
     (b) This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee, enforceable against Buyer or such Buyer Designee, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors.
     4.3 Non-Contravention
     The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer or any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of, or conflict with, any provision of Buyer’s or the applicable Buyer Designee’s charter, by-laws or similar organizational document, or (ii) violate any applicable Law, order, judgment,
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decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any applicable Buyer Designee, except any such conflict or violation that would not result in any prohibition, restriction or delay, in any material respect, of the performance of Buyer of its obligations hereunder or under any of the Collateral Agreements.
     4.4 Brokers
     None of Buyer or any Affiliate of Buyer have any liability to pay any fees or commissions to any broker, advisor, or agent with respect to sale of the Wireline Communications Business, the execution of this Agreement or the transactions contemplated hereunder, in each case for which Seller could become liable or obligated.
     4.5 No Inducement or Reliance; Independent Assessment
     (a) With respect to the Wireline Communications Business and any other rights or obligations to be transferred hereunder or under the Collateral Agreements or pursuant hereto or thereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller or by any other Person representing or purporting to represent Seller that are not expressly set forth in this Agreement or in the Collateral Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available in any data rooms or management presentations or in any other form in expectation of the transactions contemplated hereby.
     (b) Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Wireline Communications Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer further acknowledges that neither Seller nor any Affiliate of Seller has made any warranty, express or implied, as to the future prospects of the Wireline Communications Business or its profitability for Buyer, or with respect to any forecasts, projections or plans of the Wireline Communications Business prepared by or on behalf of Seller and delivered to Buyer, its Affiliates or Buyer’s or one of its Affiliate’s directors, officers, employees, agents, representatives or advisors in connection with the Wireline Communications Business and the negotiation and the execution of this Agreement.
     (c) For the avoidance of doubt, the express representations and warranties pursuant to this Section 4 shall remain unaffected.
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     4.6 Sufficiency of Funds
     Buyer (i) on the Closing Date will have sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement and the Collateral Agreements and (ii) on the Closing Date will have available additional liquid funds in the amount of at least € 25,000,000 (in words: Twenty-five Million Euros) (less the amount of any [**] for which Buyer is responsible pursuant to this Agreement and has paid as of the Closing Date).
     4.7 No Other Representations or Warranties
     Except for the representations and warranties contained in this Section 4, none of Buyer or any Affiliate of Buyer makes or grants any representations or warranties and Buyer hereby disclaims any other representations or warranties, whether made by Buyer or any Affiliate of Buyer or any of their respective directors or officers, employees, agents or representations with respect to the execution of this Agreement or the transactions contemplated thereunder.
5. Certain Pre-Closing Covenants
     5.1 Access to Information
     Seller shall give, or cause its Affiliates to give, to Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives, reasonable access during Seller’s or the applicable Affiliate’s normal business hours throughout the period prior to the Closing to all of Seller’s or the applicable Affiliate’s properties, books, reports of examination and records relating exclusively to the Wireline Communications Business, the Purchased Contracts, the Purchased Assets, the Purchased Liabilities and the Business Employees (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation). Seller shall assist, and shall cause its Affiliates to assist, Buyer and its Affiliates in making such investigation. Seller shall provide to Buyer written notice within five (5) Business Days prior to the Closing Date of any material changes or developments occurring following the date of this Agreement that would be relevant as of the Closing Date with respect to the representations and warranties set forth in Section 3.8, Section 3.11 or Section 3.12 (except for second sentence of Section 3.12(a)) as if made as of the Closing Date. For the purpose of this notice, Seller shall also disclose such material changes or developments which become Seller’s Knowledge after the date hereof but prior to the Closing Date (assuming solely for the purposes of this sentence that the definition of “Knowledge” was determined as of the Closing Date rather than the date of this Agreement). For the avoidance
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of doubt, a notice pursuant to the preceding sentences does in no way constitute a representation and warranty.
     5.2 Conduct of the Wireline Communications Business
     From the date of this Agreement and up to and including the Closing Date, except as otherwise contemplated by this Agreement (including Section 5.9) or as Buyer shall otherwise consent to in writing, Seller and each of the Subsidiaries, with respect to the Wireline Communications Business:
     (a) will carry on the Wireline Communications Business in the Ordinary Course of Business and, to the extent consistent therewith, use their Reasonable Commercial Efforts to keep intact the Wireline Communications Business, keep available the services of the Business Employees and preserve the relationships of the Wireline Communications Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Wireline Communications Business;
     (b) will not permit, other than as may be required by Law or a Governmental Body, all or any of the Purchased Assets to be sold, licensed, disposed of, or subjected to any Encumbrance, except in the Ordinary Course of Business;
     (c) will not acquire any asset that will be a Purchased Asset, except in the Ordinary Course of Business;
     (d) will not enter into, terminate, extend or modify any Purchased Contract that is material to the Wireline Communications Business, except in the Ordinary Course of Business;
     (e) will not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the Ordinary Course of Business or those that will constitute Excluded Liabilities;
     (f) will not enter into any compromise or settlement of any Proceeding relating primarily to the Wireline Communications Business, unless the subject matter of such Proceeding only relates to Excluded Liabilities;
     (g) will not sell, assign, pledge, encumber, lease or otherwise dispose of any of the Purchased Assets (other than Purchased Intellectual Property) other than in the Ordinary Course of Business;
     (h) will not license or otherwise dispose of any Purchased Intellectual Property other than (x) licenses granted in the Ordinary Course of Business, (y) to an Affiliate of Seller which Affiliate will thereupon become a Subsidiary or (z) in connection with the
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settlement of patent infringement litigation, provided that any such settlement agreement (i) shall not impose any obligations on Buyer, financial or otherwise, except for the licensing of the Purchased Intellectual Property on a non-exclusive basis, (ii) shall permit the assignment of such settlement agreement in whole or in part to Buyer in connection with the transactions contemplated by this Agreement and (iii) shall not restrict, or be subject to termination or other amendment resulting in a reduction of rights with respect to the Wireline Communications Business, as a result of, any future corporate reorganizations, mergers or other similar transactions in which Buyer may engage following the Closing Date;
     (i) (x) will not implement any plant closing or layoff of employees in the Wireline Communications Business (except for termination for cause (wichtiger Grund) or behavioral or personal problems (verhaltensbedingte or personenbedingte Kuendigung)) where Buyer would assume any resultant liability under Law in respect of such plant closing or layoff; (y) will, upon request by Buyer and with respect to any Transferred Employee (excluding, however, any German Employee Transferred By Law and any Austrian Employee Transferred By Law), terminate any arrangements providing for the implementation of short-time working (Kurzarbeit) or unpaid leave (unbezahlter Urlaub) with effect as of the Closing Date at the latest; and (z) will not take any measures obligating or entitling any Transferred Employee (excluding, however, any German Employee Transferred By Law and any Austrian Employee Transferred By Law) to any such short-time working or unpaid leave for time periods after Closing.
     (j) other than as permitted by Section 5.4(b)(v), (x) will not enter into any employment contract (including early retirement arrangements) with any Business Employee or terminate the employment of any Business Employee (except for termination for cause (wichtiger Grund) or behavioral or personal problems (verhaltensbedingte or personenbedingte Kuendigung)), (y) will not increase or decrease the salaries, wages or other compensation or benefits provided to any Business Employee, in each case unless provided for in the employment or service agreement of the respective Business Employee or consultant existing as of the date of this Agreement, and (z) will not amend the notice period of any Business Employee; and
     (k) will not enter into any agreement or commitment with respect to any of the foregoing (except as required in subsection (a)).
     5.3 Tax Reporting; Allocation of Consideration
     (a) Seller and Buyer agree and acknowledge that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller or a Subsidiary to any Business Employee in connection with the operation or conduct of the Wireline Communications Business for any Pre-Closing Tax Period, and (ii) Buyer will be responsible for and will perform all Tax
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withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Transferred Employee with respect any Post-Closing Tax Period. For the avoidance of doubt, nothing in this Section 5.3 (a) is intended to modify or adjust the substantive liability of Buyer and Seller under this Agreement with respect to the Taxes described in this Section 5.3 (a).
     (b) Between the date hereof and the Closing Date, Buyer and Seller shall prepare and agree reasonably and in good faith on an allocation of the Purchase Price (“Purchase Price Allocation”) on an asset-by-asset and entity-by entity basis which allocation shall be used to make (i) the necessary determinations for VAT purposes pursuant to Section 2.6(a) and (ii) purchase price allocations necessary for other Tax and statutory accounting purposes. The parties will use reasonable efforts to finalize such Purchase Price Allocation not later than 20 days prior to the envisaged Closing Date. Any adjustment of the Preliminary Purchase Price after Closing shall be properly reflected in the Purchase Price Allocation and the parties shall cooperate to update Schedule 5.3(b) accordingly. The parties covenant and agree that (i) the Purchase Price Allocation shall be determined consistent with an arm’s length negotiation; and (ii) they shall file their Tax Returns in accordance with such Purchase Price Allocation.
     5.4 Business Employees
     (a) General Principles
          (i) Seller and Buyer agree and acknowledge that the employment relationships of the Business Employees are governed by the Laws of various jurisdictions and that the transfer of the Business Employees from Seller and the Subsidiaries to Buyer or a Buyer Designee as contemplated by this Section 5.4 is subject to different legal requirements depending on the jurisdiction by which the employment relationship of the respective Business Employee is governed. Irrespective of the various obligations which are set forth in this Agreement and in particular in this Section 5.4, Seller shall, subject to Section 5.4(b)(v), undertake all actions which may be reasonably required to effect the transfer of the Business Employees to Buyer or a Buyer Designee, and Buyer shall reasonably cooperate therewith. In connection with the transfer of the Business Employees to Buyer or a Buyer Designee, each Party shall comply with all applicable Laws and any written agreement with any relevant trade union, works council, other employee representative body, or individual Business Employees. For the avoidance of doubt: Sections 8.2(a)(ii) and 8.2(b)(ii) shall apply.
          (ii) In the event that certain Business Employees object to the transfer of their employment relationship to, or do not agree to the assumption of their employment relationship by Buyer or a Buyer Designee, Seller shall be entitled to substitute the respective objecting or not agreeing employee prior to Closing only with another employee with the approval of Mr. [**] (acting without instructions from Seller or its
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Affiliates) or the Buyer (such approved employees the “Substituted Employees”). For the purposes of this Agreement, any such Substituted Employees shall also constitute Business Employees. In the event that fewer than the total amount of Business Employees transfer to Buyer, Seller shall provide Buyer, as of the Closing and in accordance with the terms and conditions of the Transitional Service Agreement, with those services which are usually rendered to the Wireline Communications Business by such employees. Buyer shall be obliged to accept such services from Seller subject to the terms and conditions of the Transitional Service Agreement for a period of at least three months following the Closing Date, if and to the extent Buyer does not notify Seller prior to the Closing Date that it shall not need any such services.
          (iii) Each party agrees to provide the other party with information reasonably required by the other party to (x) comply with any legal requirement (whether statutory or pursuant to any written agreement with any relevant trade union, works council or other employee representative body) in respect of the contemplated transfer of the Business Employee to Buyer or a Buyer Designee, and (y) inform, consult or negotiate with or seek consent from its employees, relevant trade unions, relevant works councils or any other employee representative body in relation to this Agreement and the transaction contemplated thereby.
          (iv) Unless otherwise agreed in each particular instance, each party shall at all times between the date hereof and the Closing Date refrain from any communication with any Business Employee or Third Party which is capable or intended to cause, provoke or encourage a Business Employee to object to the transfer of his employment relationship to Buyer or a Buyer Designee or to reject Buyer’s or a Buyer’s Designee’s offer of employment, as the case may be.
          (v) Buyer agrees to have been fully compensated for the assumption of any employment liabilities with respect to the German Transferred Employees and the Austrian Transferred Employees, including those which are reflected in the Purchased Liabilities Value pursuant to Section 2.5(b)(ii) and those line items which are defined as Calculation Exclusions in Section 2.5(b)(ii); provided that the foregoing does not derogate from any of the representations, warranties or other express provisions of this Agreement.
     (b) German Business Employees
          (i) Seller and Buyer assume that the consummation of the transactions contemplated by this Agreement constitutes a transfer of undertaking (Betriebsübergang) pursuant to Section 613a BGB for certain of the Business Employees which are employed by Seller in Germany and which are set forth on Schedule 5.4(b)(i) (the “German Employees To Be Transferred By Law”). As a consequence, the employment relationships between Seller and the German Employees To Be Transferred By Law will transfer to Buyer by operation of law on the Closing Date, except for the employment relationships with those
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German Employees To Be Transferred By Law who object to the transfer of their employment relationship pursuant to Section 613a (6) BGB (the “German Employees Transferred By Law”).
          (ii) Within twenty (20) Business Days after the date on which Seller has finalized the negotiations with Seller’s competent works councils (Betriebsräte) with respect to the balancing of interest (Interessenausgleich) procedures which are required to consummate the transactions contemplated by this Agreement (the “Balancing of Interest Procedures”), Seller and Buyer shall jointly notify the German Employees To Be Transferred By Law in accordance with the requirements of Section 613a (5) BGB by written notice. A first draft form of such written notice is set forth in Exhibit I. As soon as the Balancing of Interests procedures have been terminated (unmittelbar nach Abschluss des Interessenausgleichsverfahrens), Seller shall finalize the wording of the written notice for all relevant groups of German Employees To Be Transferred By Law in close co-operation and good faith discussions with Buyer. The notice shall set a time limit of one (1) month within which each German Employee To Be Transferred By Law must inform Seller or Buyer in writing if the respective employee objects to the transfer of its employment relationship to Buyer. Each party shall, without undue delay after the date hereof, furnish the other party with sufficient and correct information as required by Laws to fulfill the providing party’s information obligations towards the German Employee To Be Transferred By Law. Each party shall inform the other party of any notice of objection (Widerspruch) which it has received from a German Employee To Be Transferred By Law. Buyer shall indemnify Seller from and against any liabilities, claims and costs incurred or suffered by Seller as a result of any failure by Buyer to provide sufficient and correct information for (i) the notification of the German Employees To Be Transferred By Law in accordance with this Section 5.4(b)(ii), (ii) the Balancing of Interests Procedures, and/or (iii) the information of the Economic Advisory Committee (Wirtschaftsausschuss), in each case to the extent Seller is required by Law to provide such information and has informed Buyer beforehand that it will provide such information.
          (iii) [Intentionally left blank]
          (iv) Seller and Buyer acknowledge that the consummation of the transactions contemplated by this Agreement does not constitute a transfer of undertaking (Betriebsübergang) pursuant to Section 613a BGB for the Business Employees which are employed by Seller in Germany and which are set forth on Schedule 5.4(b)(iv) (collectively, and together with the German Substituted Employees, but excluding any such employees who have been substituted, the “Other German Employees”). On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer and Seller shall offer to each Other German Employee to enter into a tripartite agreement substantially in the form as attached hereto as Exhibit J according to which Buyer shall assume, subject to Closing, by way of an assumption of contract with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) all rights and obligations resulting from the respective Other German Employee’s employment relationship with
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Seller. Buyer shall assume the individual employment relationship between Seller and the respective Other German Employee subject to the same terms and conditions as applicable to such Other German Employee at the Closing Date, including such terms and conditions which apply under relevant collective labor agreements (including shop agreements (Betriebsvereinbarungen) and collective bargaining agreements (Tarifverträge)). In case such an offer by Buyer to assume the existing employment relationship between Seller and an Other German Employee is accepted by such Other German Employee, the parties agree that the responsibility for the liabilities and obligations under the respective employment agreement shall be allocated between them as if the respective employment relationship had been transferred to Buyer pursuant to Section 613a BGB and that, in particular, Section 2.3(a)(i) shall apply to the transfer of the employment relationship of the respective Other German Employee to Buyer mutatis mutandis. If contrary to the expectations of Seller and Buyer the consummation of the transactions contemplated by this Agreement should not constitute a transfer of undertaking (Betriebsübergang) with respect to all or some of the German Employees To Be Transferred by Law, Buyer’s obligations as per this Section 5.4(b)(iv) shall also apply to such German Employees To Be Transferred by Law. The German Employees Transferred By Law together with the Other German Employees who agree to the assumption of their employment relationship by Buyer are collectively referred to as the “German Transferred Employees”. For the avoidance of doubt, any German employees whose employment agreement has or will have been terminated with effect prior to the Closing Date by Seller or the respective employee for whatever reason shall not constitute German Transferred Employees.
          (v) Buyer has no obligation to agree with any commitments with respect to the German Business Employees that may be required or useful to reach an agreement with Seller’s work councils (Betriebsräte) on the Balancing of Interest Procedures or is in any way in connection therewith. Seller and its Affiliates shall not agree in the Balancing of Interest Procedures or in connection therewith on any measure that would result in any liability or obligation of Buyer or a Buyer Designee.
          (vi) In the event that a German employee other than a German Employee To Be Transferred By Law alleges that his or her employment relationship has been transferred to Buyer by operation of law (such employee a “German Alleged Employee To Be Transferred by Law”), Buyer shall, without undue delay, give notice of termination (as a precaution) to such employee, unless it retains him or her voluntarily as an employee of Buyer. In the event that such employee raises a claim against Buyer before a labor court alleging that (w) his or her employment relationship has been transferred to Buyer by operation of law; and/or (x) the termination issued by Buyer to such employee has been unlawful, Seller shall indemnify and compensate Buyer from and against certain Losses only in the following cases and only to the following extent:
               (w) 613a Dispute.
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                    In the event that a German Alleged Employee To Be Transferred by Law raises a claim against Buyer before a labor court alleging that his or her employment relationship has been transferred to Buyer by operation of law (the “613a Dispute”), Seller shall [**]
               (x) Proceedings for Unlawful Dismissal.
                    In the event that a German Alleged Employee To Be Transferred by Law, who alleged that his or her employment relationship has been transferred to Buyer by operation of law and afterwards has been terminated by Buyer (as a precaution and as outlined above), raises a claim against Buyer before a labor court alleging that the termination issued by Buyer has been unlawful (the “Proceedings for Unlawful Dismissal”), Seller shall be obliged to indemnify and compensate Buyer for all reasonable attorney’s fees incurred by Buyer out of or in connection with such Proceedings for Unlawful Dismissal. For the avoidance of doubts, for the period after a final and binding court order in the 613a Dispute, such employee’s total salary shall be borne by Buyer.
               (y) No Compensation in the event of Employment by Buyer.
                    For the avoidance of doubt: If and to the extent that the German Alleged Employee To Be Transferred By Law was retained as an employee by Buyer voluntarily, Seller shall not indemnify and compensate Buyer from and against attorney’s fees or salary of such employee.
               (z) In-court or Out-of-court Settlements.
          In the event of a 613a Dispute or Proceedings for Unlawful Dismissal as described in (w) and (x) above, Buyer shall, without undue delay, forward to Seller all material in-court and out-of-court correspondence, to the extent permitted by Law. Buyer shall discuss in good faith with Seller whether and at which terms to enter into any in-court or out-of-court settlements with the German Alleged Employee To Be Transferred by Law in connection with the 613a Dispute, Proceedings for Unlawful Dismissal or such employee’s assertion that his or her employment relationship has been transferred to Buyer by operation of law; provided, however, that such settlement shall not require the consent of Seller. In the event of such settlement, Seller and Buyer shall each bear 50% of the costs arising under such settlement, excluding, however, any reasonable attorney’s fees and total salary, which shall be borne in any event as provided for in this Section 5.4(b)(vi).
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          (vii) As regards pensions and early retirement arrangements, Section 5.4(l) shall apply.
     (c) Austrian Business Employees
          (i) Seller and Buyer assume that the consummation of the transactions contemplated by this Agreement constitutes a transfer of undertaking (Betriebsübergang) pursuant to Section 3(1) AVRAG for certain Business Employees which are employed by Infineon Technologies Austria AG (the “Austrian Seller”) in Austria and which are set forth on Schedule 5.4(c)(i) (collectively, the “Austrian Employees To Be Transferred By Law”). As a consequence, the employment relationships between the Austrian Seller and the Austrian Employees To Be Transferred By Law will transfer to Buyer by operation of law on the Closing Date, except for the employment relationships with those Austrian Employees To Be Transferred By Law who object to the transfer of their employment relationship pursuant to Section 3(4) AVRAG (the “Austrian Employees Transferred By Law”). As a consequence, Buyer guarantees to assume as of the Closing Date the employment agreements between the Austrian Seller and the Austrian Employees Transferred By Law with all rights and obligations under the relevant employment agreements, including any severance payments (Beendigungsabfertigungsansprüche), working time accounts (Zeitkonten), early retirement (Altersteilzeit), jubilee payments (Jubiläumszahlungen), pension claims and the rights under all collective bargaining agreements which apply to the Austrian Employees Transferred By Law and which are in effect on the Closing Date.
          (ii) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Austrian Seller and Buyer shall jointly notify the Austrian Employees To Be Transferred By Law in accordance with the requirements of Section 3a AVRAG. A first draft form of such written notice is set forth in Exhibit K-1. Immediately after the date hereof, Austrian Seller shall finalize the wording of the written notice for all relevant groups of Austrian Employees To Be Transferred By Law in close co-operation and good faith discussions with Buyer. Each party shall, without undue delay after the date hereof, furnish the other party with sufficient and correct information as required by Laws to fulfill the providing party’s information obligations towards the Austrian Employees To Be Transferred By Law. Buyer shall indemnify Seller from and against any liabilities, claims and costs incurred or suffered by Seller as a result of any failure by Buyer to provide sufficient and correct information for the notification of the Austrian Employees To Be Transferred By Law in accordance with this Section 5.4(c)(ii), in each case to the extent Seller is required by Law to provide such information and has informed Buyer beforehand that it will provide such information.
          (iii) Buyer agrees to refrain from creating a situation in which the Austrian Employees To Be Transferred By Law would be entitled to object to the transfer of their
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employment relationships pursuant to Section 3(4) AVRAG, and, in addition to Seller’s remedies pursuant to Section 5.4(a), Buyer agrees to indemnify Seller and Seller’s Affiliates against, and to hold Seller and Seller’s Affiliates harmless for, (x) any salaries, benefits, employer’s portions of social security contributions (Arbeitgeberbeiträge zur Sozialversicherung) or severance payment payable to or in favor of any Austrian Employees To Be Transferred By Law who have objected to the transfer of their employment relationships to Buyer in accordance with Section 3(4) AVRAG as well as any other claims, damages and losses incurred by Seller or Seller’s Affiliates in connection with Buyer’s non- compliance with this Section 5.4(c)(iii), and (y) any claims of the Austrian Employee To Be Transferred By Law pursuant to Section 6 AVRAG, if any.
          (iv) With regard to pension claims of the Austrian Employees To Be Transferred By Law, the parties shall within 14 days after the date hereof jointly inform Infineon Technologies Austria Pensionskasse AG of the transaction contemplated hereunder. Buyer shall use Reasonable Commercial Efforts to choose without undue delay after the Closing Date, at the latest until January 31, 2010, a new pension fund (Pensionskasse) at terms and conditions being substantially similar to the respective existing pension fund agreements between Austrian Seller and Infineon Technologies Austria Pensionskasse AG and notify the Austrian Seller thereof. Austrian Seller shall apply Reasonable Commercial Efforts to facilitate the smooth transfer of the accrued pension contribution in respect of the Austrian Transferred Employees and the Infineon Technologies Austria Pensionskasse AG to the pension fund chosen by Buyer. In the event that conclusion of such new pension fund agreements or such transfer of the accrued pension contributions also requires the consent of the respective Austrian Transferred Employees or any other Third Party, Buyer and Austrian Seller shall co-operate in good faith and use Reasonable Commercial Efforts in order to obtain such consent. Austrian Seller shall use Reasonable Commercial Efforts, also after the Closing Date, to assist Buyer with entering into respective agreements in accordance with this provision.
          (v) Seller, Austrian Seller and Buyer acknowledge that the consummation of the transactions contemplated by this Agreement does not constitute a transfer of undertaking (Betriebsübergang) pursuant to Section 3(1) AVRAG for the Business Employees which are employed by Austrian Seller in Austria and which are set forth on Schedule 5.4(c)(v) (collectively, and together with the Austrian Substituted Employees, but excluding any such employees who have been substituted, the “Other Austrian Employees”). On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer and Austrian Seller shall offer to each Other Austrian Employee to enter into a tripartite agreement substantially in the form as attached hereto as Exhibit K-2 according to which Buyer shall assume, subject to Closing, by way of an assumption of contract with full discharge of Austrian Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) all rights and obligations resulting from the respective Other Austrian Employee’s employment relationship with Austrian Seller. Buyer shall assume the individual employment relationship between Austrian Seller and an the
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respective Other Austrian Employee subject to the same terms and conditions as applicable to such Other Austrian Employee at the Closing Date, including such terms and conditions which apply under relevant collective labor agreements (including shop agreements (Betriebsvereinbarungen) and collective bargaining agreements (Kollektivverträge)). In case such an offer by Buyer to assume the existing employment relationship between Austrian Seller and an Other Austrian Employee is accepted by such Other Austrian Employee, the parties agree that the responsibility for the liabilities and obligations under the respective employment agreement shall be allocated between them as if the respective employment relationship had been transferred to Buyer pursuant to Section 3(1) AVRAG and that, in particular, Section 2.3(a)(i) shall apply to the transfer of the employment relationship of the respective Other Austrian Employee to Buyer mutatis mutandis. If contrary to the expectations of Austrian Seller and Buyer the consummation of the transactions contemplated by this Agreement should not constitute a transfer of undertaking (Betriebsübergang) with respect to all or some of the Austrian Employees To Be Transferred by Law, Buyer’s obligations as per this Section 5.4(c)(v) shall also apply to such Austrian Employees To Be Transferred by Law. The Austrian Employees Transferred By Law together with the Other Austrian Employees who agree to the assumption of their employment relationship by Buyer are collectively referred to as the “Austrian Transferred Employees”. For the avoidance of doubt, any Austrian employees whose employment relationship has or will have been terminated with effect prior to the Closing Date by Austrian Seller or the respective employee for whatever reason shall not constitute Austrian Transferred Employees.
          (vi) Buyer has no obligation to agree with any commitments with respect to the Austrian Business Employees that may be required or useful to reach an agreement with Seller’s or Austrian Seller’s work councils or unions in connection with the transactions contemplated under or in connection with this Agreement. Seller and its Affiliates shall not agree in such proceedings or in connection therewith on any measure that would result in any liability or obligation of Buyer or a Buyer Designee.
          (vii) In the event that an Austrian employee other than an Austrian Employee To Be Transferred By Law alleges that his or her employment relationship has been transferred to Buyer by operation of law, Section 5.4(b)(vi) shall apply mutatis mutandis.
     (d) US Employees
          (i) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer shall make offers of employment to the Business Employees who are employed by Infineon Technologies North America Corp. (the “US Seller”) and who are listed on Schedule 5.4(d)(i) (the “US Business Employees”). Seller shall cooperate and assist, and shall cause US Seller to cooperate and
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assist, in facilitating the Buyer’s offers. Employment with Buyer or a Buyer Designee of US Employees who have accepted Buyer’s offer of employment (together with the US-American Substituted Employees, but excluding any such employees who have been substituted, the “US Transferred Employees”) shall be effective as of the day following the close of business on the Closing Date.
          (ii) Buyer shall offer to each US Business Employee, and shall provide to each US Transferred Employee during such employee’s employment, until September 30, 2010, compensation that, in the aggregate, is no less favorable (or substantially similar in the aggregate) than that provided by US Seller to such US Business Employee immediately prior to the Closing Date. Buyer shall offer to each US Business Employee, and provide to each US Transferred Employee, employee benefits that, in the aggregate, are substantially similar (excluding existing equity arrangements, defined benefit plans, retiree medical plans and non-qualified deferred compensation) to what the respective US Business Employee receives at the date at which Buyer makes its offer of employment to such Business Employee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each Benefit Plan of Buyer or an Affiliate of Buyer shall use Reasonable Commercial Efforts to recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any US Transferred Employees towards deductibles, co-pays and out-of-pocket maximums in any group health Benefit Plan, and (y) for purposes of determining eligibility to participate, vesting and for any severance benefits or future vacation accruals based on service, all service with Seller or a Subsidiary, including service with predecessor employers that was recognized by Seller or a Subsidiary for such purposes, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Buyer or the applicable Buyer Designee will continue to provide (xx) green card, H1B and L1 visa services and assistance to those US Transferred Employees receiving it as of the Closing Date and (yy) tuition assistance to those US Transferred Employees who are receiving such benefits as of the Closing Date for the current academic session, in each case as set forth on Schedule 5.4(d)(ii).
          (iii) Notwithstanding anything to the contrary in this Agreement, Buyer shall provide severance benefits to US Transferred Employees whose employment is terminated by Buyer without cause on or before December 31, 2010 and such severance pay shall be substantially equivalent to the severance benefits that would have been payable to such US Transferred Employees immediately prior to the Closing Date.
          (iv) Buyer and its Affiliate shall use Reasonable Commercial Efforts to cause their group health Welfare Plans to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable group health Benefit Plans offered to the US Transferred Employees by Seller or a Subsidiary) and any proof of insurability. Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit
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Plan with respect to claims incurred by US Transferred Employees prior to or on the Closing Date. Buyer and its Affiliates shall use Reasonable Commercial Efforts to cause their medical and dental plans maintained for the benefit of US Transferred Employees to cover US Transferred Employees, US Transferred Employees’ spouses and dependents and same-sex domestic partners and their dependents.
          (v) Effective as of the Closing Date, Seller shall fully vest Transferred Employees in all of their account balances under the US Seller’s 401(k) Plan. As soon as practicable following the Closing Date, Buyer shall cause one or more defined contribution savings plans intended to qualify under Section 401(a) and Section 401(k) of the Code (the “Buyer Savings Plan”) to provide for the receipt of US Transferred Employees’ eligible rollover distributions, in the form of cash and, to the extent permitted by the Buyer Savings Plan and the US Seller’s 401(k) Plan, notes associated with plan loans, provided such rollovers are made at the election of the US Transferred Employees and in accordance with the terms of the Buyer Savings Plan.
          (vi) No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a true and correct summary, for each US Transferred Employee, of all accrued paid time-off under Seller’s respective policies through the Closing Date. Seller shall pay to each US Transferred Employee on the Closing Date the amount set forth in such summary to “cash out” all such accrued time-off and provide to Buyer confirmation of the amount and completion of such “cash out” payment.
          (vii) The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act and any similar state laws (collectively, the “WARN Act”) as a result of the transactions contemplated by this Agreement. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any of its employees and will indemnify and hold harmless Buyer from and against any losses that may be incurred under the WARN Act by Seller with respect to plant closings or employee layoffs occurring before the Closing Date. Provided that on or before the Closing Date, Seller has supplied Buyer with a list of employee layoffs, by date and location, implemented by the Business in the 90-day period preceding Closing, Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any US Transferred Employees terminated after the Closing Date and will indemnify and hold harmless Seller from and against any losses that may be incurred by Seller under the WARN Act with respect to the actions or omissions of Buyer after the Closing.
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     (e) Singapore Employees
          (i) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer shall make offers of employment to the Business Employees who are employed by Infineon Technologies Asia Pacific Pte Ltd (the “Singapore Seller”) in Singapore and who are listed on Schedule 5.4(e)(i) (the “Singapore Business Employees”). Seller shall cooperate and assist, and shall cause Singapore Seller to cooperate and assist, in facilitating Buyer’s offers. Employment with Buyer or a Buyer Designee of Singapore Business Employees who have accepted Buyer’s offer of employment (together with the Singaporean Substituted Employees, but excluding any such employees for which there was a substitution, the “Singapore Transferred Employees”) shall be effective as of the day following the close of business on the Closing Date.
          (ii) Buyer shall offer to each Singapore Business Employee, and shall provide to each Singapore Transferred Employee during such employee’s employment, compensation that, in the aggregate, is no less favorable (or substantially similar in the aggregate) than that provided by Singapore Seller to such Singapore Business Employee immediately prior to the Closing Date. Buyer shall offer to each Singapore Business Employee, and provide to each Singapore Transferred Employee, employee benefits that, in the aggregate, are substantially similar (excluding existing equity arrangements, defined benefit plans, retiree medical plans and non-qualified deferred compensation) to what the respective Singapore Business Employee receives at the date at which Buyer makes its offer of employment to such Business Employee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each Benefit Plan of Buyer or an Affiliate of Buyer shall use Reasonable Commercial Efforts to recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Singapore Transferred Employees towards deductibles, co-pays and out-of-pocket maximums in any group health Benefit Plan, and (y) for purposes of determining eligibility to participate, vesting and for any severance benefits or future vacation accruals based on service, all service with Seller or a Subsidiary, including service with predecessor employers that was recognized by Seller or a Subsidiary for such purposes.
          (iii) Notwithstanding anything to the contrary in this Agreement, Buyer shall provide severance benefits substantially equivalent to the benefits provided by Singapore Seller to Singapore Transferred Employees whose employment is terminated involuntarily by Buyer without cause on or before December 31, 2010 and such severance pay shall be substantially equivalent to the severance pay that would have been payable under the severance Benefit Plan applicable to such Singapore Transferred Employees immediately prior to the Closing Date.
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          (iv) Buyer and Buyer Designees shall use Reasonable Commercial Efforts to cause their group health Welfare Plans to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable group health Benefit Plans offered to the Singapore Transferred Employees by Seller or a Subsidiary) and any proof of insurability. Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Singapore Transferred Employees prior to or on the Closing Date. The Buyer shall use Reasonable Commercial Efforts to cause the medical and dental plans maintained by Buyer and Affiliates of Buyer to recognize as dependents of the Singapore Transferred Employees any dependents recognized by Seller’s or the applicable Subsidiary’s medical and dental plans.
     (f) Indian Employees
          (i) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii) Buyer or the applicable Buyer Designee shall make offers of employment to the Business Employees who are employed by Infineon Technologies India Pvt (the “Indian Seller”) in India and who are listed on Schedule 5.4(f)(i) (the “Indian Business Employees”). Seller shall cooperate and assist, and shall cause Indian Seller to cooperate and assist, in facilitating the Buyer’s or the applicable Buyer Designee’s offers. Employment with Buyer or a Buyer Designee of Indian Business Employees who have accepted Buyer’s or the applicable Buyer Designee’s offer of employment (together with the Indian Substituted Employees, but excluding any such employees for which there was a substitution, the “Indian Transferred Employees”) shall be effective as of the day following the close of business on the Closing Date.
          (ii) Buyer shall offer to each Indian Business Employee, and shall provide to each Indian Transferred Employee during such employee’s employment, compensation that, in the aggregate, is no less favorable (or substantially similar in the aggregate) than that provided by Indian Seller to such Indian Business Employee immediately prior to the Closing Date. Buyer shall offer to each Indian Business Employee, and provide to each Indian Transferred Employee, employee benefits that, in the aggregate, are substantially similar (excluding existing equity arrangements, defined benefit plans, retiree medical plans and non-qualified deferred compensation) to what the respective Indian Business Employee receives at the date at which Buyer makes its offer of employment to such Business Employee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each Benefit Plan of Buyer or an Affiliate of Buyer shall use Reasonable Commercial Efforts to recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Indian Transferred Employees towards deductibles, co-pays and out-of-pocket
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maximums in any group health Benefit Plan, and (y) for purposes of determining eligibility to participate, vesting and for any severance benefits or future vacation accruals based on service, all service with Seller or a Subsidiary, including service with predecessor employers that was recognized by Seller or a Subsidiary for such purposes.
          (iii) Notwithstanding anything to the contrary in this Agreement, Buyer shall provide severance benefits substantially equivalent to the benefits provided by Indian Seller to Indian Transferred Employees whose employment is terminated involuntarily by Buyer without cause on or before December 31, 2010 and such severance pay shall be substantially equivalent to the severance pay that would have been payable under the severance Benefit Plan applicable to such Indian Transferred Employees immediately prior to the Closing Date.
          (iv) Buyer and Buyer Designees shall use Reasonable Commercial Efforts to cause their group health Welfare Plans to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable group health Benefit Plans offered to the Indian Transferred Employees by Seller or a Subsidiary) and any proof of insurability. Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Indian Transferred Employees prior to or on the Closing Date. The Buyer shall use Reasonable Commercial Efforts to cause the medical and dental plans maintained by Buyer and Affiliates of Buyer to recognize as dependents of the Indian Transferred Employees any dependents recognized by Seller’s or the applicable Subsidiary’s medical and dental plans.
     (g) Taiwanese Employees
          (i) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer shall make offers of employment to the Business Employees who are employed by Infineon Technologies Taiwan Co. Ltd. (the “Taiwanese Seller”) in Taiwan and who are listed on Schedule 5.4(g)(i) (the “Taiwanese Business Employees”). Seller shall cooperate and assist, and shall cause Taiwanese Seller to cooperate and assist, in facilitating the Buyer’s offers. Employment with Buyer or a Buyer Designee of Taiwanese Business Employees who have accepted Buyer’s offer of employment (together with the Taiwanese Substituted Employees, but excluding any such employees for which there was a substitution, the “Taiwanese Transferred Employees”) shall be effective as of the day following the close of business on the Closing Date.
          (ii) Buyer shall offer to each Taiwanese Business Employee, and shall provide to each Taiwanese Transferred Employee during such employee’s employment, compensation that, in the aggregate, is no less favorable (or substantially similar in the
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aggregate) than that provided by Taiwanese Seller to such Taiwanese Business Employee immediately prior to the Closing Date. Buyer shall offer to each Taiwanese Business Employee, and provide to each Taiwanese Transferred Employee, employee benefits that, in the aggregate, are substantially similar (excluding existing equity arrangements, defined benefit plans, retiree medical plans and non-qualified deferred compensation) to what the respective Taiwanese Business Employee receives at the date at which Buyer makes its offer of employment to such Business Employee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each Benefit Plan of Buyer or an Affiliate of Buyer shall use Reasonable Commercial Efforts to recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Taiwanese Transferred Employees towards deductibles, co-pays and out-of-pocket maximums in any group health Benefit Plan, and (y) for purposes of determining eligibility to participate, vesting and for any severance benefits or future vacation accruals based on service, all service with Seller or a Subsidiary, including service with predecessor employers that was recognized by Seller or a Subsidiary for such purposes.
          (iii) Notwithstanding anything to the contrary in this Agreement, Buyer shall provide severance benefits substantially equivalent to the benefits provided by Taiwanese Seller to Taiwanese Transferred Employees whose employment is terminated involuntarily by Buyer without cause on or before December 31, 2010 and such severance pay shall be substantially equivalent to the severance pay that would have been payable under the severance Benefit Plan applicable to such Taiwanese Transferred Employees immediately prior to the Closing Date.
          (iv) Buyer and Buyer Designees shall use Reasonable Commercial Efforts to cause their group health Welfare Plans to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable group health Benefit Plans offered to the Taiwanese Transferred Employees by Seller or a Subsidiary) and any proof of insurability. Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Taiwanese Transferred Employees prior to or on the Closing Date. The Buyer shall use Reasonable Commercial Efforts to cause the medical and dental plans maintained by Buyer and Affiliates of Buyer to recognize as dependents of the Taiwanese Transferred Employees any dependents recognized by Seller’s or the applicable Subsidiary’s medical and dental plans.
     (h) Chinese Employees
          (i) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer shall make offers of employment to the Business Employees who are employed by Infineon Technologies Center of Competence (Shanghai) Co. Ltd. and Infineon Technologies China Co. Ltd. (the “Chinese
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Sellers”) in China and who are listed on Schedule 5.4(h)(i) (the “Chinese Business Employees”). Seller shall cooperate and assist, and shall cause Chinese Sellers to cooperate and assist, in facilitating the Buyer’s offers. Employment with Buyer or a Buyer Designee of Chinese Business Employees who have accepted Buyer’s offer of employment (together with the Chinese Substituted Employees, but excluding any such employees for which there was a substitution, the “Chinese Transferred Employees”) shall be effective as of the day following the close of business on the Closing Date.
          (ii) Buyer shall offer to each Chinese Business Employee, and shall provide to each Chinese Transferred Employee during such employee’s employment, compensation that, in the aggregate, is no less favorable (or substantially similar in the aggregate) than that provided by the respective Chinese Seller to such Chinese Business Employee immediately prior to the Closing Date. Buyer shall offer to each Chinese Business Employee, and provide to each Chinese Transferred Employee, employee benefits that, in the aggregate, are substantially similar (excluding existing equity arrangements, defined benefit plans, retiree medical plans and non-qualified deferred compensation) to what the respective Chinese Business Employee receives at the date at which Buyer makes its offer of employment to such Business Employee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each Benefit Plan of Buyer or an Affiliate of Buyer shall use Reasonable Commercial Efforts to recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Chinese Transferred Employees towards deductibles, co-pays and out-of-pocket maximums in any group health Benefit Plan, and (y) for purposes of determining eligibility to participate, vesting and for any severance benefits or future vacation accruals based on service, all service with Seller or a Subsidiary, including service with predecessor employers that was recognized by Seller or a Subsidiary for such purposes.
     (iii) Notwithstanding anything to the contrary in this Agreement, Buyer shall provide severance benefits substantially equivalent to the benefits provided by the respective Chinese Seller to Chinese Transferred Employees whose employment is terminated involuntarily by Buyer without cause on or before December 31, 2010 and such severance pay shall be substantially equivalent to the severance pay that would have been payable under the severance Benefit Plan applicable to such Chinese Transferred Employees immediately prior to the Closing Date.
     (iv) Buyer and Buyer Designees shall use Reasonable Commercial Efforts to cause their group health Welfare Plans to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable group health Benefit Plans offered to the Chinese Transferred Employees by Seller or a Subsidiary) and any proof of insurability. Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Chinese Transferred Employees prior to or on the Closing Date. The Buyer shall use Reasonable Commercial Efforts to cause the
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medical and dental plans maintained by Buyer and Affiliates of Buyer to recognize as dependents of the Chinese Transferred Employees any dependents recognized by Seller’s or the applicable Subsidiary’s medical and dental plans.
     (i) Hong Kong Employees
          (i) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer shall make offers of employment to the Business Employees who are employed by Infineon Technologies Hong Kong, Ltd. (the “Hong Kong Seller”) in Hong Kong and who are listed on Schedule 5.4(i)(i) (the “Hong Kong Business Employees”). Seller shall cooperate and assist, and shall cause Hong Kong Seller to cooperate and assist, in facilitating the Buyer’s offers. Employment with Buyer or a Buyer Designee of Hong Kong Business Employees who have accepted Buyer’s offer of employment (together with the Hong Kong Substituted Employees, but excluding any such employees for which there was a substitution, the “Hong Kong Transferred Employees”) shall be effective as of the day following the close of business on the Closing Date.
          (ii) Buyer shall offer to each Hong Kong Business Employee, and shall provide to each Hong Kong Transferred Employee during such employee’s employment, compensation that, in the aggregate, is no less favorable (or substantially similar in the aggregate) than that provided by Hong Kong Seller to such Hong Kong Business Employee immediately prior to the Closing Date. Buyer shall offer to each Hong Kong Business Employee, and provide to each Hong Kong Transferred Employee, employee benefits that, in the aggregate, are substantially similar (excluding existing equity arrangements, defined benefit plans, retiree medical plans and non-qualified deferred compensation) to what the respective Hong Kong Business Employee receives at the date at which Buyer makes its offer of employment to such Business Employee. Except as expressly set forth in this Section 5.4, no assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer. Each Benefit Plan of Buyer or an Affiliate of Buyer shall use Reasonable Commercial Efforts to recognize (x) for purposes of satisfying any deductibles, co-pays and out-of-pocket maximums during the coverage period that includes the Closing Date, any payment made by any Hong Kong Transferred Employees towards deductibles, co-pays and out-of-pocket maximums in any group health Benefit Plan, and (y) for purposes of determining eligibility to participate, vesting and for any severance benefits or future vacation accruals based on service, all service with Seller or a Subsidiary, including service with predecessor employers that was recognized by Seller or a Subsidiary for such purposes.
          (iii) Notwithstanding anything to the contrary in this Agreement, Buyer shall provide severance benefits substantially equivalent to the benefits provided by Hong Kong Seller to Hong Kong Transferred Employees whose employment is terminated involuntarily by Buyer without cause on or before December 31, 2010 and such severance
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pay shall be substantially equivalent to the severance pay that would have been payable under the severance Benefit Plan applicable to such Hong Kong Transferred Employees immediately prior to the Closing Date.
          (iv) Buyer and Buyer Designees shall use Reasonable Commercial Efforts to cause their group health Welfare Plans to waive any pre-existing condition exclusion (to the extent such exclusion was waived under applicable group health Benefit Plans offered to the Hong Kong Transferred Employees by Seller or a Subsidiary) and any proof of insurability. Seller or the applicable Subsidiary shall remain responsible for any benefits payable under a Benefit Plan with respect to claims incurred by Hong Kong Transferred Employees prior to or on the Closing Date. The Buyer shall use Reasonable Commercial Efforts to cause the medical and dental plans maintained by Buyer and Affiliates of Buyer to recognize as dependents of the Hong Kong Transferred Employees any dependents recognized by Seller’s or the applicable Subsidiary’s medical and dental plans.
     (j) Other Business Employees
          On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer shall make offers of employment to all other Business Employees who are not specifically addressed in Section 5.4(b) through Section 5.4(i) and 5.4(o), including, for the avoidance of doubt, any employees who substitute Business Employees pursuant to Section 5.4(a)(i) (but excluding those employees for which there was a substitution). The terms and conditions of Section 5.4(d) shall apply to such offers of employment mutatis mutandis; provided, however, that, with respect to any such other Business Employee, to the extent a legal requirement of the type applicable to German Transferred Employees and for which other special procedures or provisions are included in Section 5.4(b) with respect to German Transferred Employees is applicable to such other Business Employee, then Buyer and Seller shall reasonably agree, to the extent of such legal requirement, to other provisions as closely matching those set forth in Section 5.4(b) as is reasonably practicable, under the circumstances, to apply with respect to such other Business Employee. The proviso to the preceding sentence shall also apply to the extent of any such legal requirement that the parties subsequently learn is applicable to Singapore Transferred Employees, Indian Transferred Employees, Taiwanese Transferred Employees, Hong Kong Transferred Employees or Chinese Transferred Employees. Seller and Buyer shall discuss and cooperate in good faith after the date hereof (including after the Closing) to, and will use Reasonable Commercial Efforts to, facilitate the transfer of the US, Singapore, Indian, Taiwanese, Hong Kong and Chinese Business Employees (including, for the avoidance of doubt, any Substituted Employees pursuant to Section 5.4(a)(i)) in accordance with applicable Laws and the provisions of this Agreement as of the Closing. If there are any unclarities, deviations from applicable Laws or unintended gaps in Sections 5.4(d) through (i) in this respect, the respective transfer shall be facilitated as permitted by
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applicable Laws and as closely matching those provisions set forth in Section 5.4(d) as is reasonably practicable under the circumstances.
     (k) Compensation for Payment of Performance Bonuses
          Seller shall compensate Buyer for any variable compensation payments paid by Buyer to any Transferred Employee with respect to the fiscal year ending September 30, 2009 and for any Christmas bonus accrued up until the Closing Date. Buyer shall invoice Seller and the Seller Subsidiaries for the respective amounts. The compensation to be paid in cash by Seller and the Subsidiaries shall become due and payable in accordance with the payment methodologies set forth in Section 2.5(j) within five (5) Business Days upon receipt of the respective invoice. For the avoidance of doubt, although the Seller shall use Reasonable Commercial Efforts to insure in each case that such payments are made in five (5) Business Days, Buyer shall not charge interest to the other party for the first five (5) Business Days following such deadline.
     (l) Other Employee Matters.
          (i) Notwithstanding anything to the contrary in this Agreement, (x) no provision of this Agreement shall be enforceable by any Business Employee, (y) no Business Employee shall be a third party beneficiary (Vertrag (mit Schutzwirkung) zugunsten Dritter) under any provision of this Agreement, and (z) unless explicitly provided otherwise in this Agreement, no provision of this Agreement shall require continued employment of any Business Employee following the Closing, with each such Business Employee being subject to termination at any time after the Closing at the discretion of the employer thereof to the extent permissible under the relevant jurisdiction.
          (ii) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate and provide each other with information and support to the extent reasonably necessary and requested in order to defend themselves and/or the respective other parties against any claims, disputes and/or litigation raised or initiated by (y) any Transferred Employee alleging that his/her employment relationship has not been validly transferred from Seller or a Subsidiary to Buyer or a Buyer Designee in consummation of this Agreement; or (z) any German Alleged Employee To Be Transferred by Law (or any Business Employee from any other country) alleging that his/her employment relationship has been validly transferred by operation of law from Seller or a Subsidiary to Buyer or a Buyer Designee in consummation of this Agreement.
     (m) German Pensions/Early Retirement.
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          (i) German Company Pensions Arrangements and Agreements on Early Retirement. Certain German Transferred Employees participate in the following company pension arrangements of Seller:
               (t) a pension plan (Pensionsplan) established by Seller on the basis of the “Infineon Pensionsplan” and the “Gesamtbetriebsvereinbarung zur Einführung des Infineon Pensionsplanes” including any changes, amendments or supplements thereto (the “German Pension Plan”) and secured by means of a contractual trust arrangement (“CTA”); and/or
               (u) a deferred compensation program (Entgeltumwandlungs-modell) established by Seller on the basis of the “Gesamtbetriebsvereinbarung zur Einführung der Deferred Compensation (“aufgeschobene Vergütung”) in der Infineon Technologies AG” including any changes, amendments or supplements thereto (“DCP”) and secured by means of a CTA; and/or
               (v) a deferred compensation program (Entgeltumwandlungsmodell) established by Seller on the basis of the guidelines “Zusatzversorgungsordnung 2000 — Zusatzversorgung zur Wahl (ZW)” including any changes, amendments or supplements thereto (“ZW”) and secured by means of a CTA; and/or
               (w) a program for transfer compensation payments (Übergangszuschuss/Übergangsgeld) established by Seller on the basis of the guidelines “ZP-Rundschreiben 10/82 and 29/83” and a program for death benefits (Sterbegeld) established by Seller on the basis of the guideline “ZP-Rundschreiben 16/93”, including in each case any changes, amendments or supplements thereto (collectively “ZP”); and/or
               (x) a pension fund (Pensionskasse) established by Seller on the basis of the “Betriebsvereinbarung zur Entgeltumwandlung nach dem Altersvermögensgesetz (sog. Riester-/Eichelförderung) in der Infineon Technologies AG” and the collective bargaining agreements “Tarifvertrag zur Entgeltumwandlung” and “Tarifvertrag über altersvorsorgewirksame Leistungen (TV AVWL)” including any changes, amendments or supplements thereto (the “Pension Fund Agreements”); and/or
               (y) a direct insurance (Direktversicherung) established by Seller on the basis of the “Regelungsabrede zur Direktversicherung” including any changes, amendments or supplements thereto (the “Direct Insurances”);
               (jointly the “German Company Pension Arrangements”).
               (z) The German Transferred Employees set forth in Schedule 3.9 (a)-1 have entered into agreements on early retirement (Vereinbarungen über
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Altersteilzeit) with Seller (the “Agreements on Early Retirement”). Buyer shall be obliged to secure the liabilities arising out of the Agreements in Early Retirement against a potential insolvency of Buyer in accordance with Section 8a of the German Act on Early Retirement (Altersteilzeitgesetz).
          (ii) Transfer of Pension Liabilities to Buyer. In accordance with this Agreement, together with the employment relationships of the German Transferred Employees (for the Agreements on Early Retirement as set forth in Schedule 3.9 (a)-1), Buyer will assume all liabilities and obligations arising out of or in connection with German Company Pension Arrangements and Agreements on Early Retirement relating to the German Transferred Employees (the “German Pension Liabilities”); (y) by operation of law, as regards the German Employees Transferred By Law; or (z) on basis of tripartite agreements entered into between Seller, Buyer and the Other German Employees. Seller shall compensate Buyer for the assumption of the German Pension Liabilities as set forth in (iii) and (iv) below.
          (iii) Assumption of German Pension Plan, DCP, ZW, ZP and Agreements on Early Retirement.
               (t) As compensation for the assumption of the obligations and liabilities relating to the German Transferred Employees under the German Pension Plan, ZW, ZP, Agreements on Early Retirement and the DCP, Seller shall pay to Buyer an amount in cash equal to the aggregate amount of the German Benefit Liability in accordance with this Section 5.4(m)(iii).
               (u) “German Benefit Liability” means the Defined Benefit Obligation (DBO) for the German Pension Plan, ZW, ZP, Agreements on Early Retirement and the DCP, and calculated under IFRS (International Accounting Standards No. 19), calculated as of the Closing Date for all German Transferred Employees using all of the same plan provisions, actuarial assumptions and methods the Seller or its respective Affiliates used to determine the DBO under IFRS (International Accounting Standards No. 19) as of September 30, 2008, with the following exceptions: (y) all increases in benefits since that time, including the benefit adaptions or increases to be made or expected to be effective or already effective, or decisions on adaptions made (even if no amounts are determined) by Seller or its Affiliates, prior to or soon following the Closing Date will also be reflected (i.e. adaptions according to 3.2, 4.2 and 4.3 of the German Pension Plan), and (z) the discount rate for all plans but the Agreements on Early Retirement will be determined using the Seller’s or its respective Affiliates current methodology (i.e., based on the iBOXX AA10+, rounded to the nearest 25 basis points) as of the Closing Date, while the discount rate used to value the Agreements on Early Retirement will be 5.5%. For the avoidance of doubt, any German Business Employees who does not transfer to Buyer under or in connection with this Agreement shall not be taken into account when calculating the German Benefit Liability.
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               (v) As soon as practicable, and in no event later than 90 days after the Closing Date, Seller shall cause the actuary selected by Seller (“Seller Actuary”) to calculate the German Benefit Liability. Seller shall provide the Seller Actuary with all information the Seller Actuary reasonably requires in order to determine the German Benefit Liability. The German Benefit Liability and the actuarial assumptions together with such information and other components used to calculate such amount as of the Closing shall be set forth by the Seller Actuary in a report (the “German Benefit Liability Report”). All expenses of Seller and the Seller Actuary in calculating the German Benefit Liability and in preparing the German Benefit Liability Report shall be borne by Seller.
               (w) As soon as practicable after calculating the German Benefit Liability, but in any event no later than 120 days after the Closing Date, the Seller Actuary shall provide to PricewaterhouseCoopers or such other actuary selected by Buyer (“Buyer Actuary”) with the German Benefit Liability Report. The Buyer Actuary shall have access to the documentation and financial and accounting records of Seller and the Seller Actuary relating to the German Benefit Liability and have the reasonable cooperation of Seller and Seller Actuary as necessary to enable a proper review of the German Benefit Liability Report to be conducted. The Buyer Actuary shall have a period of 60 days following receipt of the German Benefit Liability Report to review and reconcile the data contained therein. On or before the expiration of such 60-day period, Buyer shall deliver a written notice to Seller indicating that it either accepts or rejects the German Benefit Liability Report. If Buyer rejects the German Benefit Liability Report, the notice must set out in reasonable detail the basis for the rejection. If Buyer has not delivered such notice to Seller by the expiration of the 60-day period, Buyer shall be deemed for all purposes of this Agreement to have accepted the German Benefit Liability Report. All expenses of Buyer and the Buyer Actuary in reviewing the German Benefit Liability Report shall be borne by Buyer.
               (x) Buyer shall only be entitled to reject the German Benefit Liability Report on the grounds that the German Benefit Liability was not calculated using the methodology plan provisions, or assumptions, as used in the definition of “German Benefit Liability” above, or was not otherwise calculated accurately in any material respects. If Buyer rejects the German Benefit Liability Report, then Seller and Buyer shall attempt to resolve the differences. If the differences are not resolved within a period of 30 days after receipt of the written notice of rejection, the dispute may be referred by either Seller or Buyer to an independent actuary of national recognition in Germany mutually acceptable to both parties (the “German Mediator”). The German Mediator shall determine how the differences are to be resolved. The determination of the German Mediator of the matters in dispute shall be final, binding and conclusive upon the parties, absent manifest error, and shall not be subject to appeal. The scope of the German Mediator’s review shall be limited to determining whether the German Benefit Liability was calculated using the methodology plan provisions, or assumptions, as used in the definition of “German Benefit Liability” above, or was otherwise calculated accurately in any material respects. Once a settlement or
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determination has been achieved, Seller and Buyer shall be deemed to have accepted the German Benefit Liability Report with such revisions as the German Mediator requires, upon delivery of the German Mediator’s report to the applicable parties.
               (y) Seller shall make a cash payment equal to the German Benefit Liability, as calculated in the German Benefit Liability Report with such revisions as the German Mediator requires, if any, to Buyer in accordance with the payment methodologies set forth in Section 2.5(j) within 30 days following the earliest of (a) Buyer acceptance of the German Benefit Liability Report, or (b) delivery of the German Mediator’s report.
               (z) Until the Closing Date at the latest, Buyer shall have set up one or more new CTA in order to secure the Pension Liabilities assumed by Buyer under the German Pension Plan, ZW and the DCP with terms and conditions which are substantially similar to the terms and conditions applying to Seller’s existing respective CTAs.
          (iv) Assumption of Pension Fund Agreements and Direct Insurances.
               (y) Buyer shall use Reasonable Commercial Efforts to enter into, with effect as of the Closing Date and with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung), agreements which relate to any Pension Fund Agreements with German Transferred Employees at terms and conditions being substantially similar to the existing agreements between Seller and Victoria Pensionskasse AG which relate to any Pension Fund Agreements with German Transferred Employees. Buyer currently intends to enter into such existing agreements between Seller and Victoria Pensionskasse AG with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) and to assume any and all rights and obligations of Seller arising out of or in connection with the Pension Fund Agreements with respect to the German Transferred Employees. Victoria Pensionskasse AG has indicated its approval to such assumption of the Pension Fund Agreements by Buyer by email from Uwe Spranke dated June 30, 2009 10:19h CET, attached hereto in Schedule 5.4(m)(iv). In the event that the assumption of the Pension Fund Agreements also requires the consent of the respective German Transferred Employees or any other Third Party, Buyer and Seller shall co-operate in good faith and use Reasonable Commercial Efforts in order to obtain such consent. The foregoing shall apply mutatis mutandis with regard to any Pension Fund Agreements maintained with any Pension Fund (Pensionskasse) other than Victoria Pensionskasse AG, if any. Seller shall use Reasonable Commercial Efforts, also after the Closing Date, to assist Buyer with entering into respective agreements in accordance with this provision.
               (z) Buyer shall use Reasonable Commercial Efforts to enter into, with effect as of the Closing Date and with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung), agreements which relate to any Direct Insurances with German Transferred Employees at terms and conditions being substantially similar to the existing agreements between Seller and Allianz Lebensversicherung AG
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which relate to any Direct Insurances with German Transferred Employees. Buyer currently intends to enter into such existing agreements between Seller and Allianz Lebensversicherung AG with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) and to assume any and all rights and obligations of Seller arising out of or in connection with the Direct Insurances with respect to the German Transferred Employees. Allianz Lebensversicherung AG has indicated its approval to such assumption of the Direct Insurances by Buyer by email from Konrad Schradin dated July 02, 2009 at 16:04 h CET, attached hereto in Schedule 5.4(m)(iv). In the event that the assumption of the Direct Insurances also requires the consent of the respective German Transferred Employees or any other Third Party, Buyer and Seller shall co-operate in good faith and use Reasonably Commercial Efforts in order to obtain such consent. The foregoing shall, for the avoidance of doubt, apply mutatis mutandis with regard to any Direct Insurances maintained with any insurance company (Direktversicherer) other than Allianz Lebensversicherung AG, if any. Seller shall use Reasonable Commercial Efforts, also after the Closing Date, to assist Buyer with entering into respective agreements in accordance with this provision.
     (n) Welfare Benefit Plans
          Buyer will use Reasonable Commercial Efforts to adopt welfare benefit plans, including plans providing medical, dental, life, accidental death and dismemberment, business travel accident and disability coverages, as well as any other non-retirement benefits that are required for Buyer to meet its obligations under this Section 5.4 (“Welfare Benefit Coverages”), on or prior to the Closing Date for the benefit of employees of the Wireline Communications Business (and their spouses and eligible dependents). If any Welfare Benefit Coverages have not been adopted and are not available to provide benefits to Transferred Employees effective as of the Closing Date, then Seller will provide such Welfare Benefit Coverages to employees of the Wireline Communications Business (and their spouses and eligible dependents), as reasonably requested by Buyer until the earlier of December 31, 2009 or the date when Buyer’s Welfare Benefit Coverages become effective, subject to any required insurer consents (with respect to which Seller will use reasonable best efforts to obtain). To the extent that Seller provides such Welfare Benefit Coverages, Buyer shall promptly reimburse Seller for (i) the insurance premium cost for fully insured coverages, (ii) a reasonable benefits burden calculated on a basis that is consistent with historical practices for self-funded benefit coverages, and (iii) such other reasonable administrative costs or fees incurred by Seller in providing such welfare benefits.
     (o) Latvian Business Employees
          (i) Seller and Buyer assume that the consummation of the transactions contemplated by this Agreement constitutes a transfer of undertaking pursuant to Section 28 Latvian Labor Code for certain Business Employees which are employed by Infineon Technologies Latvia SIA (the “Latvian Seller”) in Latvia and which are set forth on
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Schedule 3.9(a)-1 (collectively, the “Latvian Employees To Be Transferred By Law”). As a consequence, the employment relationships between the Latvian Seller and the Latvian Employees To Be Transferred By Law will transfer to Buyer by operation of law on the Closing Date (the “Latvian Employees Transferred By Law”).
          (ii) On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Latvian Seller and Buyer shall jointly notify the Latvian Employees To Be Transferred By Law in accordance with the requirements of Section 28 Latvian Labor Code. To the extent legally permissible and required and reasonably practical, such notice shall be substantially similar to the one being sent to the Austrian Employees To Be Transferred By Law. Immediately after the date hereof, Latvian Seller shall finalize the wording of the written notice for all relevant groups of Latvian Employees To Be Transferred By Law in close co-operation and good faith discussions with Buyer. Each party shall, without undue delay after the date hereof, furnish the other party with sufficient and correct information as required by Laws to fulfill the providing party’s information obligations towards the Latvian Employees To Be Transferred By Law. Buyer shall indemnify Seller from and against any liabilities, claims and costs incurred or suffered by Seller as a result of any failure by Buyer to provide sufficient and correct information for the notification of the Latvian Employees To Be Transferred By Law in accordance with this Section 5.4(o)(ii), in each case to the extent Seller is required by Law to provide such information and has informed Buyer beforehand that it will provide such information.
          (iii) Seller, Latvian Seller and Buyer acknowledge that the consummation of the transactions contemplated by this Agreement may not constitute a transfer of undertaking pursuant to Section 28 Latvian Labor Code for Certain Business Employees which are employed by Latvian Seller in Latvia and which are set forth on Schedule 3.9(a)-1 (collectively, and together with the Latvian Substituted Employees, but excluding any such employees who have been substituted, the “Other Latvian Employees”). On the same date on which the German Employees To Be Transferred By Law are notified pursuant to Section 5.4(b)(ii), Buyer and Latvian Seller shall offer to each Other Latvian Employee to enter into a tripartite agreement being, to the extent legally permissible and reasonably practical, substantially similar to the one for the Other Austrian Employees according to which Buyer shall assume, subject to Closing, by way of an assumption of contract with full discharge of Latvian Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) all rights and obligations resulting from the respective Other Latvian Employee’s employment relationship with Latvian Seller. Buyer shall assume the individual employment relationship between Latvian Seller and an the respective Other Latvian Employee subject to the same terms and conditions as applicable to such Other Latvian Employee at the Closing Date. In case such an offer by Buyer to assume the existing employment relationship between Latvian Seller and an Other Latvian Employee is accepted by such Other Latvian Employee, the parties agree that the responsibility for the liabilities and obligations under the respective employment agreement shall be allocated between them as if the respective employment relationship had been transferred to Buyer pursuant to Section 28 Latvian Labor Code and
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that, in particular, Section 2.3(a)(i) shall apply to the transfer of the employment relationship of the respective Other Latvian Employee to Buyer mutatis mutandis. If contrary to the expectations of Latvian Seller and Buyer the consummation of the transactions contemplated by this Agreement should not constitute a transfer of undertaking with respect to all or some of the Latvian Employees To Be Transferred by Law, Buyer’s obligations as per this Section 5.4(o)(iii) shall also apply to such Latvian Employees To Be Transferred by Law. The Latvian Employees Transferred By Law together with the Other Latvian Employees who agree to the assumption of their employment relationship by Buyer are collectively referred to as the “Latvian Transferred Employees”. For the avoidance of doubt, any Latvian employees whose employment relationship has or will have been terminated with effect prior to the Closing Date by Latvian Seller or the respective employee for whatever reason shall not constitute Latvian Transferred Employees.
          (iv) Buyer has no obligation to agree with any commitments with respect to the Latvian Business Employees that may be required or useful to reach an agreement with Seller’s or Latvian Seller’s work councils or unions in connection with the transactions contemplated under or in connection with this Agreement. Seller and its Affiliates shall not agree in such proceedings or in connection therewith on any measure that would result in any liability or obligation of Buyer or a Buyer Designee.
          (v) In the event that an Latvian employee other than an Latvian Employee To Be Transferred By Law alleges that his or her employment relationship has been transferred to Buyer by operation of law, Section 5.4(b)(vi) shall apply mutatis mutandis.
     5.5 Certain Collateral Agreements
     Between the date hereof and the Closing Date Seller and Buyer shall in good faith negotiate and finalize the negotiation of (i) each Transfer, Assignment and Assumption Agreement or Assignment and Bill of Sale and Assumption Agreement (as well as the Schedules and Exhibits pertaining thereto) for each relevant jurisdiction, (ii) the Lease Agreements for each of the Owned Premises substantially in line with the term sheets attached as Exhibit C (as well as the Schedules and Exhibits pertaining thereto), (iii) the Sublease Agreements for each of the Leased Premises substantially in line with the term sheets attached as Exhibit D (as well as the Schedules and Exhibits pertaining thereto), (iv) the IT Transitional Services Agreement substantially in the form as attached as Exhibit E hereof (as well as the Schedules and Exhibits pertaining thereto), and (v) the Transitional Services Agreement for each relevant jurisdiction which shall be substantially in line with the drafts attached as Exhibit F hereof (as well as the Schedules and Exhibits pertaining thereto).
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     5.6 Regulatory Compliance
     (a) Subject to Section 5.6(b) below, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its Reasonable Commercial Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and co-operate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable commercial efforts to accomplish the following: (i) the taking of all acts necessary to cause the Closing Conditions to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.
     (b) Seller and Buyer shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the GWB, the HSR Act and any other antitrust Laws or by any Governmental Body, and the parties shall respectively use all reasonable commercial efforts to cause the prompt termination or expiration of the applicable waiting period under such Laws. Seller and Buyer agree that their respective initial filings under the GWB, the HSR Act and in respect of any other antitrust approval shall be made no later than the twentieth (20th) Business Day following the date of this Agreement, provided that the other party shall have provided all requisite information contemplated by the immediately following sentence. Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Body, including any filings necessary under the provisions of the GWB, the HSR Act and under any other antitrust Law. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the FCO, the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other state, foreign or multinational governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each party agrees to inform promptly the other party of
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any communication made by or on behalf of such party to, or received by or on behalf of such party from, the FCO, the FTC, the Antitrust Division or any other state, foreign or multinational governmental authority regarding any of the transactions contemplated hereby. If and to the extent the competent antitrust authorities raise any competition concerns against the transactions contemplated by this Agreement and such concerns risk leading to a decision prohibiting the consummation of the transactions contemplated by this Agreement, Buyer and its Affiliates shall use reasonable commercial efforts to offer to the competent antitrust authorities all appropriate remedies reasonably acceptable for Buyer in order to overcome such competition concerns and to obtain a clearance decision. If and to the extent the competent antitrust authorities do not grant clearance of the transactions contemplated herein, Buyer shall, upon request of Seller, be obliged to appeal against the prohibition decision before the competent courts, unless the appeal has no reasonable expectations of success or is against the reasonable business interests of Buyer and its Affiliates. Notwithstanding the foregoing, nothing herein shall be construed to require Buyer or any of its Affiliates to take or agree to take any extraordinary measures, including any requirement to hold separate, divest, or agree to hold separate or divest, any of the businesses, services, products or assets of Buyer or any of its Affiliates.
     (c) Without undue delay after the date hereof, Buyer shall use Reasonable Commercial Efforts to obtain a compliance certificate (Unbedenklichkeitsbescheinigung) (the “Compliance Certificate”) from the German Federal Ministry of Economics and Technology pursuant to Section 53 para. 3 German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung). In particular, Buyer shall file a written application for the grant of a compliance certificate (Unbedenklichkeitsbescheinigung) with the German Federal Ministry of Economics and Technology and request to make the Seller party to such proceedings pursuant to Section 13 para. 2 German Administrative Procedures Act. Buyer shall reasonably inform Seller regarding major developments about the status of the aforementioned proceedings. Buyer hereby irrevocably and unconditionally agrees that the German Federal Ministry of Economics and Technology informs Seller about the status of the aforementioned proceedings. Seller will not appeal against the compliance certificate (Unbedenklichkeitsbescheinigung) granted pursuant to Section 53 para. 3 first or second sentence German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung).
     5.7 Contacts with Suppliers and Customers
     In contemplation of the Closing, Seller and Buyer agree to cooperate in contacting any suppliers to, or customers of, the Wireline Communications Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements. Prior to Closing, Buyer shall contact any suppliers or customers of the Wireline Communications Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements only in cooperation with Seller.
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     5.8 Protection under certain Patent Licenses Agreements
     (a) Seller and Buyer are aware that the Wireline Communications Business currently enjoys protection under certain patent license agreements to which Seller or an Affiliate of Seller are a party. Seller and Buyer are further aware that, following the consummation of the transactions contemplated by this Agreement, Buyer will not be a licensee under certain of such patent license agreements which have been described in reasonable detail to Buyer and the protection provided to the Wireline Communications Business under those agreements will cease to exist, while certain other patent license agreements which are set forth on Schedule 5.8(a) provide that Buyer, as acquirer of the Wireline Communications Business, may receive protection and/or become a licensee under such agreements following the business’ divestiture by Seller, in each case subject to the individual requirements and conditions of the individual patent license agreements (the “Potentially Available Patent Licenses”). Buyer agrees and acknowledges that the Potentially Available Patent Licenses do not constitute Purchased Contracts and that nothing in this Agreement constitutes, or shall be interpreted to constitute, a sale and transfer of any Potentially Available Patent License. Except as specifically set forth in Section 3.12(f), Buyer further agrees and acknowledges that nothing in this Agreement constitutes, or shall be interpreted to constitute, a representation or warranty of Seller or a Subsidiary that the protection under the Potentially Available Cross-Licenses will actually remain or become available to the Wireline Communications Business following the consummation of the transactions contemplated by this Agreement.
     (b) Seller agrees that following the date hereof Buyer shall be entitled to contact the Third Parties which are party to the Potentially Available Patent Licenses, where necessary, to discuss the terms and conditions regarding a continuous protection of the Wireline Communications Business under the respective Potentially Available Patent License, provided, in each case that (i) any communication by Buyer to the respective Third Party requires the prior written approval of Seller, and (ii) Buyer shall adhere to and follow the procedural requirements set forth in the respective Potentially Available Patent License. Seller agrees to assist Buyer in establishing a first point of contact with the respective Third Party and to use Reasonable Commercial Efforts to assist Buyer in its attempt to obtain protection of the Wireline Communications Business under each respective Potentially Available Patent License, and shall provide any document or communication required in connection therewith.
     5.9 [**] and [**]
     Buyer is aware that Seller is, with respect to the Wireline Communications Business, considering (i) the conclusion of the [**] and (ii) the [**].
     (a) Consultation and Consent by Buyer. From the date hereof until the Closing Date, Seller shall inform and reasonably consult with Buyer on the current status of the [**] or the [**]. Any binding agreement entered into by Seller
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and/or a Subsidiary with respect to the [**] or the [**] shall require the prior written consent of Buyer. Seller shall provide Buyer with any documents and information reasonably required by Buyer in order to finally decide upon the conclusion of binding agreements with respect thereto. The [**] agreement concerning the [**] and the [**] shall contain provisions pursuant to which Buyer will acquire all rights and assume obligations under the [**] and the [**] agreement [**] concerning the [**] (“[**] Agreement”) without further consent of the respective contractual party being required. For the avoidance of doubt, Buyer shall be obliged to pay all fees, costs and expenses it incurs by the consultation and review of the [**] and the [**].
     (b) Discretion of Seller and Effect of Consent by Buyer. Seller may decide in its sole discretion whether or not to pursue, and nothing in this Section 5.9 shall cause an obligation of Seller to conclude, the [**] or the [**]. If Buyer has granted its consent to the [**] or the [**] in accordance with Section 5.9(a) above, the terms and conditions of the [**] and the [**] shall be deemed irrevocably approved by Buyer and Buyer shall have no claims of whatsoever nature against Seller or any of its Subsidiaries in connection therewith.
     (c) Sale and Purchase of Contracts. If the [**] or the [**] have been concluded prior to the Closing Date, the following shall apply:
          (i) Upon the terms and subject to the conditions of this Agreement, Seller hereby sells (verkauft), or agrees to cause a Subsidiary to sell (verkaufen), to Buyer by way of an assumption of contract with full discharge of Seller (im Wege der Vertragsübernahme mit befreiender Wirkung) all rights and obligations resulting from (x) the [**], and (y) the [**], and, if the [**] has already been [**] at the Closing Date, all Contracts which have been or will be assumed by Seller and/or the Subsidiaries in connection with the [**] (“[**]”), subject to subsection (ii) below.
          (ii) Section 2.1(c) through Section 2.1(e) above shall apply mutatis mutandis on the [**] and the [**].
          (iii) Subject to Seller’s obligation pursuant to [**], Buyer shall assume from Seller or the respective Subsidiary with full discharge of Seller or the respective Subsidiary (Schuldübernahme mit befreiender Wirkung) any liabilities and obligations to be performed after the Closing Date of Seller or the respective Subsidiary pursuant to the [**], but not any liabilities with respect to any breach thereof by Seller or its respective Subsidiary.
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     (d) Sale and Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, Seller hereby sells (verkauft), or agrees to cause a Subsidiary to sell (verkaufen), to Buyer, and Buyer hereby purchases (kauft) from Seller or the applicable Subsidiary, all [**] under with the [**] between the date hereof and the Closing Date.
     (e) Transfer of [**]. Section 5.4(d)(i) through Section 5.4(d)(vii) shall apply mutatis mutandis to any employees whose employment relationship has transferred or was assumed by Seller or a Subsidiary in connection with the [**].
     (f) License Fee and Purchase Price. Seller shall be obliged to pay the commencement payment (e.g., the commencement license fee) for the [**] (but not including any recurring payments, provided that Seller shall not structure the [**] such that the recurring payments are artificially increased and the commencement payment is artificially decreased) and the [**] when due under the respective arrangement. To the extent the license fee for the [**] and the [**] have not been fully paid at the Closing Date, Seller shall be obliged to make the respective payments when due after Closing.
     (g) No Conclusion of [**] and [**].
          (i) If a binding commitment of Seller with respect to the [**] has not been concluded prior to the Closing Date, the Purchase Price shall be decreased by an amount of [**]. In this event, the Closing Payment shall be decreased accordingly and shall be reflected in the Estimate.
           (ii) If a binding commitment of Seller with respect to the [**] have not been concluded prior to the Closing Date, the Purchase Price shall be decreased by an amount of [**]. In this event, the Closing Payment shall be decreased accordingly and shall be reflected in the Estimate.
      (h) Intention of the Parties Regarding [**]. It is the intention of the Parties that the [**] be signed on or before the Closing Date; however, in the event it would be reasonable to complete the [**] prior to the Closing Date, the Parties agree that it would be preferable to [**]
     5.10 Certain R&D Subsidies
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     (a) Subsidies. Seller and certain of its Subsidiaries have been granted certain Subsidies for Funded Projects by the EU Commission, by the German Federal Ministry of Education and Research (Bundesministeriums für Bildung und Forschung), the Bavarian Ministry for Economics, Infrastructure, Traffic and Technology (Bayerisches Staatsministerium für Wirtschaft, Infrastruktur, Verkehr und Technologie), the Oesterreichische Forschungsförderungsgesellschaft and other Austrian funding bodies and the Singapore Economic Development Board (collectively the “Funding Authorities”) all of which that are related to the Wireline Communications Business are set forth on Schedule 5.10. “Subsidies” shall mean any public funding granted under EU law, German law, Austrian law [and the laws of Singapore] as set forth in the respective funding letters, cooperation agreements, exploitation plans (Verwertungspläne), funding notices (Zuwendungsbescheide) and funding contracts (Zuwendungsverträge) and similar instruments (collectively “Subsidies Documentation”). In addition to the Seller and/or the relevant Subsidiaries, several consortium partners and their subsidiaries are participating in certain of the Funded Projects as set forth in Schedule 5.10. The Subsidies are bound to certain conditions, including the obligation to exploit the Project Results, and restrictions on transferability as set forth in the Subsidies Documentation.
     (b) Transfer of Subsidies. The parties acknowledge and agree that it is desirable that, with effect as of the Closing Date, Buyer or a Buyer Designee are replacing Seller and/or the relevant Subsidiary in the Funded Projects, and the respective rights and obligations under the Subsidies Documentation are transferred to Buyer or a Buyer Designee with full discharge of Seller and the relevant Subsidiary (mit befreiender Wirkung) (the “Transfer of Subsidies”). If and to the extent the Funded Projects and the Subsidies Documentation relate partly to the Wireline Communications Business and partly to other businesses of Seller and the Subsidiaries, as indicated in forth in Schedule 5.10, the parties shall co-operate in order to achieve a split of the relevant Subsidies Documentation to allow for a transfer and/or assumption of such Subsidies allocated to the Wireline Communications Business to Buyer and/or the relevant Buyer Designee in accordance with the other provisions of this Section 5.10. Such split is necessary in particular for any Subsidies granted by the Funding Authorities in Singapore. Any such Transfer of Subsidies requires the prior consent of the relevant Funding Authority and of the consortium partners. The parties undertake to use Reasonable Commercial Efforts to obtain the necessary consents of the Funding Authorities and the consortium partners for the Transfer of Subsidies under the Funded Projects as of the Closing Date. The parties acknowledge and agree that the necessary consent of the Funding Authorities and the consortium partners may only be granted if Buyer and/or the relevant Buyer Designee declares its willingness to continue the Funded Projects (unless such Funded projects are already completed) and to comply with the Subsidies Documentation (to the extent relating to time periods after the Closing Date).
     (c) Obligations of Seller. With regard to the Funded Projects,
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          (i) Seller shall comply with and cause the relevant Subsidiary to comply with the terms and conditions of the Subsidies Documentation until the Closing Date;
          (ii) Seller does not assume any liability or obligation vis-à-vis Buyer or a Buyer Designee that (y) the consent to the Transfer of Subsidies will be granted and (z) any of the Subsidies already approved under the Subsidies Documentation, but not yet disbursed to Seller and/or a Subsidiary will be disbursed by the relevant Funding Authority prior to, on or after the Closing Date;
           (iii) Seller shall, if and to the extent the Transfer of Subsidies is approved by the relevant Funding Authority and the consortium partners, [**] after the Closing Date.
     (d) Seller Indemnification. Seller and Seller’s Affiliates shall fully compensate, indemnify, defend and hold harmless Buyer and/or the respective Buyer Designee for any and all Losses arising out of or in connection with any repayment order, revocation or cancellation of the Subsidies after the Closing Date if and to the extent that the Losses are the result of any failure of Seller and/or the respective Subsidiary to fulfill and comply with the terms and conditions of the Subsidies Documentation prior to the Closing Date.
     (e) Obligations of Buyer. If and to the extent that the relevant Funding Authorities and the consortium partners consent to the Transfer of Subsidies, the Buyer or the relevant Buyer Designee shall assume the rights and obligations under the Subsidies Documentation with full discharge of Seller and the relevant Subsidiary (mit befreiender Wirkung) and shall fully comply with and perform all obligations in accordance with the terms and conditions of the Subsidies Documentation as from the Closing Date.
     (f) Buyer Indemnification. Buyer and Buyer’s Affiliates shall fully compensate, indemnify, defend and hold harmless Seller and/or the respective Subsidiary for, any and all Losses arising out of or in connection with any repayment order, revocation or cancellation of the Subsidies (including interest thereon) after the Closing Date
          (i) if and to the extent that the Transfer of Subsidies is not approved by the relevant Funding Authority and/or the consortium partners solely as a result of Buyer’s acquisition at Closing of — in all material respects — (x) the Purchased Assets, purchased Project Results and Transferred Employees arising from or relating to the Funded Projects conducted in Germany other than by a German entity; (y) the Purchased Assets, purchased Project Results and Transferred Employees arising from or relating to the Funded Projects conducted in Austria other than by an Austrian entity or (z) the Purchased Assets, purchased Project Results and Transferred Employees arising from or relating to the Funded Projects conducted in Singapore other than by a Singaporean entity, or
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          (ii) if and to the extent the Transfer of Subsidies is approved by the relevant Funding Authority and/or the consortium partners, and the Losses are the result of any failure of Buyer and/or a Buyer Designee to fulfill and comply with the terms and conditions of the Subsidies Documentation after the Closing Date;
provided, however, that Seller and/or the respective Subsidiary shall not be entitled to any indemnification if and to the extent a repayment order, revocation or cancellation of Subsidies is the result of any failure of Seller and/or the respective Subsidiary to fulfill and comply with the terms and conditions of the Subsidies Documentation prior to the Closing Date.
     (g) Subsidies Liabilities. “Subsidies Liabilities” shall mean all obligations and liabilities for which Buyer is liable pursuant to Section 5.10(iv) and (v).
     5.11 DCDC Subsidies
     (i) The Subsidiary Infineon Technologies [**] has been granted certain Subsidies by [**] for the performance of certain projects for research and development in the [**]. These Subsidies (“DCDC Subsidies”) are bound to several conditions, including the obligation to increase [**] R&D-related head-count in [**] from a basis of [**] existing R&D-employees by at least [**] additional full-time equivalent R&D-positions from [**] until [**], of which at least [**] full-time equivalent R&D-positions have to be filled in the period of time from [**] until [**] and to be maintained for a period of time of at least [**] years starting on [**] (“Headcount Condition”).
     (ii) Subject to clause (iii) below, the parties undertake to use Reasonable Commercial Efforts within the six (6) month period immediately following the Closing Date, to obtain the necessary consent of [**] to take into account as many as possible of the [**] Transferred Employees in order to fulfill the Headcount Condition.
     (iii) Under the condition precedent (aufschiebende Bedingung) that [**] agrees upon to take into account all or a certain number of [**] Transferred Employees in order to fulfill the Headcount Condition, and the Buyer or the relevant Buyer Designee and Seller or its Subsidiaries agree to discuss in good faith whether it is able, consistent with the operation of its business, to use Reasonable Commercial Efforts to maintain the operations and continue to employ such number of full-time equivalent R&D employees at the premises in [**] in the ordinary course of business until [**] and whether any type of benefit will be made available to
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Buyer in connection therewith. Upon [**] request, Buyer or the relevant Buyer Designee will consider granting a commitment to [**] to this effect.
     (iv) For the avoidance of doubt, Buyer shall not be obligated to make any concessions or commitments (whether monetary or otherwise) which negatively affects its then current business or operations.
     5.12 Certain Issues with Respect to Open Source
     Prior to the Closing Date, Seller shall provide Buyer with a list of all open source software contained in the Assigned Software and the licenses applicable thereto (and, where applicable, indicate the associated portion of the Assigned Software).
     5.13 Collateral Agreement Issues
     Starting as of the date that is two (2) weeks prior to the anticipated Closing Date, the right to order products under the Wafer Supply Agreement shall become effective.
     5.14 Dormant Trademarks
     Within thirty (30) days of the date hereof, Buyer shall have the right to notify Seller that it intends to use one of the trademarks (and all registrations and applications for registration thereof) set forth on Schedule 3.12(d) owned by Seller or its Affiliates as its corporate name, and thereafter such trademark shall be included in the Purchased Assets.
     5.15 Contract Review
     Following the date of this Agreement, Buyer shall have ten (10) Business Days to review the Contracts set forth on Schedule 2.1(a) (complete and correct copies of which Seller shall have made immediately available to Buyer). For any such Contract not identified with an “&” on Schedule 2.1(a), Buyer reasonably believes is an Outlier Contract, Buyer shall have the right, during the period pursuant to the immediately preceding sentence, to notify Seller that it does not intend that such Contract be included in the Purchased Assets, and such Contract shall be automatically deleted from Schedule 2.1(a) and shall thereafter in no event constitute a Purchased Contract. For the purposes of this section, “Outlier Contract” means any Contract that would be less favorable to Buyer than the other Purchased Contracts, on average, in the same type or category (i.e., customer agreement, license agreement, licensor agreement, etc.), or that, if assigned to Buyer, would result in a special payout, redemption or repurchase on the part of Buyer or any special
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decrease in payments on the part of the other party thereto or that would be unreasonable in the context of the Wireline Communications Business as a standalone business.
6. Confidential Nature of Information
     6.1 Accession to Confidentiality Agreement
     Buyer hereby accedes (beitreten) to the Confidentiality Agreement entered into between Seller and Golden Gate Private Equity, Inc. and agrees that the terms and conditions of the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it receives from or 2with respect to Seller or Seller’s Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated by this Agreement (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents, and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or its Affiliates the ownership of which is transferred to Buyer or a Buyer Designee.
     6.2 Seller’s Proprietary Information
     (a) Except as provided in Section 6.2(b), after the Closing and for a period of five years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Proprietary Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, excluding, for purposes of this Section 6.2, information about the Wireline Communications Business’ business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Proprietary Information that is Licensed Intellectual Property or the ownership of which is not transferred to Buyer or a Buyer Designee as part of the Purchased Assets.
     (b) Notwithstanding the foregoing, such Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Proprietary Information that:
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          (i) at the time of disclosure was already known to Buyer or its Affiliates or their respective representatives or agents other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;
          (ii) was, is or becomes publicly known, other than by a breach by Buyer of this Agreement;
          (iii) is received by Buyer or its Affiliates or their respective representatives or agents from a Third Party without similar restriction and without breach of any agreement;
          (iv) to the extent it is or was independently developed by Buyer or its Affiliates or their respective representatives or agents; or
          (v) is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.
     (c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information, Buyer will promptly, to the extent legally permissible, notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a timely protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer’s counsel compelled to disclose the Proprietary Information, Buyer (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) Reasonable Commercial Efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.
     (d) Section 9.3 shall remain unaffected.
     6.3 Buyer’s Proprietary Information
     (a) Except as provided in Section 6.3(b), after the Closing Date and for a period of five years thereafter, Seller agrees that it will keep confidential all the Proprietary Information the ownership of which or use of which is transferred to Buyer as part of the Purchased Assets, including, for purposes of this Section 6.3, information about the Wireline Communications Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans,
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specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information.
     (b) Notwithstanding the foregoing, such Proprietary Information regarding the Wireline Communications Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Proprietary Information that:
          (i) was, is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller, its Affiliates or their respective agents or representatives;
          (ii) is received by Seller its Affiliates or their respective representatives or agents from a Third Party without similar restriction and without breach of any agreement;
          (iii) to the extent it is or was independently developed by Seller or its Affiliates or their respective representatives or agents; or
          (iv) is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.
     (c) If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Proprietary Information regarding the Wireline Communications Business, Seller will promptly, to the extent legally permissible, notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a timely protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller’s counsel compelled to disclose the Proprietary Information, Seller (or its Affiliate) may disclose only so much of the Proprietary Information to the party compelling disclosure as is required by Law. Seller will exercise its (and will cause its Affiliates to exercise their) Reasonable Commercial Efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Proprietary Information.
     6.4 Confidential Nature of Agreements
     Except to the extent that disclosure thereof is required under accounting, Tax, stock exchange or federal securities or labor relations Laws disclosure obligations and except for the disclosure of a press statement in the form attached hereto as Exhibit L, both parties agree that the terms and conditions of this Agreement, the Collateral Agreements and all Exhibits, Schedules, attachments and amendments hereto and thereto shall be considered
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Proprietary Information protected under this Section 6. Notwithstanding anything in this Section 6 to the contrary, in the event that any such Proprietary Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller (including the Confidentiality Agreement) or either of their respective Affiliates that is more restrictive than the limitation contained in this Section 6, then the limitation in such agreement shall supersede this Section 6 for so long and to the extent as such agreement remains in effect.
7. Closing
     7.1 Closing Date
     The Closing shall take place at the offices of Seller, Am Campeon 1-12, 85579 Neubiberg, Germany, within ten (10) Business Days following the date on which the last of the Closing Conditions to be satisfied or waived has been satisfied or waived, but not earlier than the later of (i) September 20, 2009 or (ii) the date on which Buyer has obtained all applicable export control licenses to operate the Wireline Communications Business following the Closing in substantially the same manner in which it is operated as of the date of this Agreement provided however that the Closing shall occur (assuming all conditions precedent in Section 7.2 have been satisfied) on December 31, 2009 at the latest irrespective of whether or not Buyer has obtained all such export control licenses, or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (the respective date, the “Closing Date”).
     7.2 Conditions Precedent to Closing
     The respective obligations of Buyer and Seller to effect the consummation of the transactions contemplated by this Agreement and to perform the Closing Actions are subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent (the “Closing Conditions”), provided that the Closing Conditions set forth in clauses (d) and (e) below shall only apply to the Buyer’s obligation to effect the consummation of the transactions contemplated by this Agreement and Buyer shall be entitled to waive such Closing Conditions by giving written notice to Seller, and the Closing Conditions set forth in clauses (f), (g) and (h) below shall only apply to Seller’s obligation to effect the consummation of the transactions contemplated by this Agreement and Seller shall be entitled to waive such Closing Conditions by giving written notice to Buyer:
     (a) Legal Proceedings. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement.
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     (b) Antitrust Laws; AWG. Any applicable waiting period under the GWB, the HSR Act or applicable foreign antitrust Law relating to the transactions contemplated by this Agreement or the Collateral Agreements shall have expired or been terminated. The transactions contemplated by this Agreement have not been prohibited by the German Federal Ministry of Economics and Technology pursuant to section 53 (2) sent. 4 German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) within the applicable time periods. For the purpose of this Section 7.2(b), such prohibition shall be deemed not to be imposed
          (i) if and when the Buyer receives a compliance certificate from the German Federal Ministry of Economics and Technology pursuant to section 53 (3) German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) confirming that the transactions contem—plated by this Agreement do not raise concerns with respect to the public order or security of the Federal Republic of Germany; or
          (ii) upon the expiry of
               (A) the three-month period set forth in section 53 (1) sent. 1 German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung); or
               (B) if the German Federal Ministry of Economics and Technology has decided to conduct a detailed examination and has notified the Buyer thereof pursuant to section 53 (1) sent. 1 and 8 German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) within such three-month period: the two-month period set forth in section 53 (2) sent. 4 German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) that commences upon receipt by the Ministry of the complete documentation on the transaction contemplated by this Agreement; or
               (C) if the Buyer has applied for a compliance certificate from the German Federal Ministry of Economics and Technology pursuant to section 53 (3) German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung): the one-month period set forth in section 53 (3) sent. 2 German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) that commences upon the receipt of the application by the Ministry.
          (c) Balancing of Interest; Expiry of Objection Period. Seller has finalized the Balancing of Interest Procedures and all objection periods to which the Business Employees may be entitled in connection with the transfer of their employment relationships to Buyer or a Buyer Designee pursuant to applicable Laws, including the objection period pursuant to Section 613a (6) BGB, have expired.
          (d) Seller’s Representations and Warranties/No Material Adverse Effect.
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               (i) The Fundamental Representations shall be true and correct in all material respects; and
               (ii) all other representations and warranties of Seller set forth in this Agreement shall be true and correct (ignoring for purposes of a determination of any breach of such other representations and warranties any qualification based upon “material”, “materiality”, “Seller Material Adverse Effect” or any similar qualification contained in such representations and warranties, excluding, for the avoidance of doubt, “Seller’s Knowledge” qualifier) (x) as of the date hereof and (y) as of the Closing Date as when made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than a Fundamental Representation, the condition set forth in this clause (ii) of this Section 7.2(d) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has or is reasonably likely to have a Seller Material Adverse Effect.
          (e) No Material Adverse Effect with respect to certain Covenants of Seller. The covenants of Seller contained in Section 2.1(b)(i), Section 2.1(g), Section 5.1, Section 5.2, and Section 5.4 that are to be performed prior to the Closing shall have been complied with and performed in all material respects, and in the case of Section 5.4, (i) in a manner that does not materially impede or delay the transaction or impose material additional costs on Buyer following the Closing and (ii) provided that Buyer shall have complied with and performed in all material respects its own obligations thereunder. In the case of Section 2.1(b)(i) and 2.1(g), for the avoidance of doubt, this section shall not impose any obligation on Seller or any of its Subsidiaries to actually obtain any consent or make any payment until the same is due.
          (f) Buyer’s Representations and Warranties/No Material Adverse Effect. All representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (ignoring for purposes of a determination of any breach of such other representations and warranties any qualification based upon “material”, “materiality”, “Material Adverse Effect” or any similar qualification contained in such representations and warranties, excluding, for the avoidance of doubt, knowledge qualifier) (1) as of the date of this Agreement and (2) as of the Closing Date as when made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty, the condition set forth in this Section 7.2(f) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together does not or is not reasonably likely to materially affect the consummation of the transaction contemplated by this Agreement.
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          (g) No Material Adverse Effect with respect to certain Covenants of Buyer. The covenants of Buyer and/or the Buyer Designees contained in Section 2.1(b)(i), Section 2.1(g), Section 5.4 and Section 5.5 that are to be performed prior to the Closing shall have been complied with and performed in all material respects, and in the case of Section 5.4, (i) in a manner that does not materially impede or delay the transaction and (ii) provided that Seller shall have complied with and performed in all material respects its own obligations thereunder. In the case of Section 2.1(b) and 2.1(g), for the avoidance of doubt, this section shall not impose any obligation on Buyer or any Buyer Designee to actually obtain any consent or make any payment until the same is due.
          (h) Accession Agreement. One or more Buyer Designees that will be the transferee(s) of, in the aggregate, the major part of the Purchased Assets by value upon the Closing shall, prior to the Closing Date, have entered into an accession agreement in favor of Seller pursuant to which they agree to accede to, and declare that they are jointly and severally liable for, all of the obligations of Buyer hereunder, in each case to the extent permissible by Law.
     7.3 Actions to be taken at Closing
     On the Closing Date the parties shall perform the following actions (the “Closing Actions”) simultaneously (Zug um Zug) (and for the avoidance of doubt all such actions must happen contemporaneously or no party shall have any obligation to take any such action):
     (a) Seller and the Subsidiaries, as applicable, on the one hand, and Buyer and the Buyer Designees, as applicable, on the other hand, shall enter into the Transfer Agreements, and Seller and/or the Subsidiaries, as applicable, shall grant Buyer and/or the Buyer Designees, as applicable, possession (Besitz) of the Purchased Assets to the extent applicable and the Purchased Inventory;
     (b) Buyer shall make the Closing Payment to Seller as contemplated by Section 2.5 of this Agreement; and
     (c) Seller and the Subsidiaries, as applicable, on the one hand, and Buyer and the Buyer Designees, as applicable, on the other hand, shall enter into the Collateral Agreements.
     7.4 Closing Confirmation
     After all Closing Actions have been performed, Seller and Buyer shall confirm in a written document to be jointly executed by Seller and Buyer that all Closing Actions have been performed or waived and that the Closing has occurred.
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8. Remedies; Indemnification
     8.1 Exclusive Remedies
     (a) The Parties agree and acknowledge that, to the extent permitted by applicable Laws, the rights and remedies which Buyer may have against Seller or Seller’s Affiliates in connection with a breach of Seller’s obligations set forth in this Agreement shall be solely governed by this Agreement, and the rights and remedies provided for by this Agreement shall be the exclusive remedies available to Buyer and the Buyer Designees (other than claims for fraud, for specific performance (primäre Erfüllungspflichten) or, injunctive relief (einstweilige Verfügung) or any similar temporary relief under applicable Laws). Any and all rights or remedies of any legal nature which Buyer and the Buyer Designees may otherwise have (other than the claims for specific performance (primäre Erfüllungspflichten) and the rights and remedies provided for by this Agreement) against Seller or the Subsidiaries in connection with the acquisition of the Wireline Communications Business shall, to the extent permitted by applicable Laws, be excluded. In particular and without limiting the generality of the foregoing, Buyer hereby waives any claims for representations and warranties provided by Law (Section 434 et seqq. BGB), breaches of contractual and pre-contractual obligations provided by Law (Section 280 BGB through Section 282 BGB, Section 311 BGB), frustration of contract (Section 313 BGB), and, except as provided by Section 11, Buyer and the Buyer Designees shall, to the extent permitted by applicable Laws, not have any right to resign, cancel, rescind (anfechten) or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect. The applicability of Section 433 BGB through Section 453 BGB (except for Section 433(1) BGB and Section 433(2) BGB) and Section 377 HGB, including any and all statutory claims thereunder, shall be excluded to the extent permitted by applicable Law.
     (ii) Subsection (i) above shall apply mutatis mutandis to Seller’s claims against Buyer in connection with a breach of Buyer’s obligations set forth in this Agreement.
     8.2 General Agreement to Indemnify
     (a) Indemnification by Seller. Subject to the limitations set forth in this Section 8, in the event of Losses (as defined below) arising by reason of or result from:
          (i) any breach by Seller of any representation or warranty set forth in Section 3 or any failure of any representation or warranty set forth in Section 3 to have been true and correct (as of the date or dates when such representation or warranty was made);
          (ii) any breach by Seller of any covenant or agreement contained in this Agreement;
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          (iii) the Excluded Assets or the Excluded Liabilities or any assertion thereof; provided that solely for the purposes of this clause (iii) subsection (y) of the definition of the term “Losses” shall be deleted but for the avoidance of doubt in any event the term “Losses” shall include all pre-Closing liabilities;
          (iv) any claim, demand for Taxes assessed against the Buyer or a Buyer’s Designee or liability of Buyer or a Buyer’s Designee for Taxes assessed or assessable against the Seller and relating to, pertaining to, or arising out of the Wireline Communications Business for any Pre-Closing Tax Period; or
          (v) fraud or willful misconduct of Seller;
(collectively, “Seller Indemnification Events” and each a “Seller Indemnification Event”) Seller shall, or shall cause its Subsidiaries to, put Buyer or, at the election of Buyer, the respective Buyer Designee (each a “Buyer Indemnified Party”), in the position they would have been in had the respective Seller Indemnification Event not occurred (Naturalrestitution). Should this not prove possible or should Seller refuse to do so or should Seller not have done so within four (4) weeks of Seller receiving a notice pursuant to Section 8.3 (b) from Buyer (the “Naturalrestitution Period”), Seller shall pay to the respective Buyer Indemnified Party the amount necessary to compensate such Buyer Indemnified Party from and against any and all (x) Proceedings, liabilities, obligations, Taxes, losses, and (y) all other damages for non-performance (Schadensersatz wegen Nicht- bzw. Schlechterfüllung in Geld) pursuant to Section 249 paragraph 2 German Civil Code (Buergerliches Gesetzbuch; BGB) (including any lost profits (entgangener Gewinn, Section 252 BGB)), any losses caused by business interruptions, and any consequential damages (Folgeschäden, direkte und indirekte Schäden)), and (z) amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing, and including those occurring during the Naturalrestitution Period, but excluding internal administration and overhead costs) of Buyer or a Buyer Designee (collectively, “Losses”, provided however that “Losses” shall not include any damages in respect of a miscalculation of the Purchase Price (including an alleged multiplier based on the Purchase Price) and any other reduction in value of the Buyer or a Buyer Designee (as opposed to one or more individual assets owned by the either of them), and any punitive damages (unless any such excluded damage resulted from Third Party Claims)) incurred or suffered by such Buyer Indemnified Party by reason of or resulting from any of the matters, measures or actions set forth in Section 8.2(a)(i) through Section 8.2(a)(v) above. In the event of a Third Party Claim, Seller shall (without any Naturalrestitution Period) indemnify, defend and hold harmless the respective Buyer Indemnified Party, from any Losses incurred or suffered by such Buyer Indemnified Party by reason of or resulting from any of the matters, measures or actions set forth in Section 8.2(a)(i) through Section 8.2(a)(v) above.
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     (b) Indemnification by Buyer. Subject to the limitations set forth in this Section 8, in the event that Losses arise by reason of or result from:
          (i) any breach by Buyer of any representation or warranty set forth in Section 4 or any failure of any representation or warranty set forth in Section 4 to have been true and correct as of the date for which such representation or warranty was made;
          (ii) any breach by Buyer of any covenant or agreement contained in this Agreement;
          (iii) any failure of Buyer to discharge any of the Purchased Liabilities;
          (iv) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the Wireline Communications Business for any Post-Closing Tax Period; or
          (v) fraud or willful misconduct of Buyer;
(collectively, “Buyer Indemnification Events” and each a “Buyer Indemnification Event”) Buyer shall, or shall cause its Affiliates to, put Seller or, at the election of Seller, the respective Seller’s Affiliate (each a “Seller Indemnified Party”), in the position they would have been in had the respective Buyer Indemnification Event not occurred (Naturalrestitution). Should this not prove possible or should Buyer refuse to do so or should Buyer not have done so within four (4) weeks of Buyer receiving a notice pursuant to Section 8.3(b) from Seller (the “Buyer Naturalrestitution Period”), Buyer shall pay to the respective Seller Indemnified Party the amount necessary to compensate such Seller Indemnified Party from and against any Losses incurred or suffered by such Seller Indemnified Party by reason of or resulting from any of the measures or actions set forth in Section 8.2(b)(i) through Section 8.2(b)(iv) above. In the event of a Third Party Claim, Buyer shall (without any Buyer Naturalresitution Period) indemnify, defend and hold harmless the respective Seller Indemnified Party, from any Losses incurred or suffered by such Seller Indemnified Party by reason of or resulting from any of the matters, measures or actions set forth in Section 8.2(b)(i) through Section 8.2(b)(iv) above.
     8.3 Procedures for Indemnification
     (a) Third Party Claims.
          (i) If a party to this Agreement asserts claims pursuant to this Section 8 (the “Indemnified Party”) resulting from the commencement or assertion of any Proceeding by a Third Party in respect of which indemnification may be sought hereunder (a “Third-Party Claim”), the Indemnified Party shall give written notice to the party against which indemnification is sought (the “Indemnifying Party”) promptly after the Indemnified Party or any of its Affiliates becomes aware of any such Third Party Claim, but in any case within
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ten (10) Business Days after the commencement of any discussions of the Indemnified Party or any of its Affiliates with the claimant or the initiation of any Proceedings regarding such Third Party Claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and then solely to the extent that the Indemnifying Party has suffered prejudice by such failure). The Indemnified Party shall ensure that the Indemnifying Party is provided with all materials and information in relation to such Third Party Claim.
          (ii) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party without reservation of rights, then the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within fifteen (15) Business Days of receipt of notice from the Indemnified Party of the commencement or assertion of a Third Party Claim to assume, control and direct the defense of such Third Party Claim except in cases in which the Third Party Claim seeks injunctive relief of a type that would reasonably be expected to materially and adversely affect the future operation of the Indemnified Party’s business. If the Indemnifying Party has not acknowledged in writing its obligation to indemnify the Indemnified Party, then the Indemnified Party shall have the right to assume and control the defense or the settlement against such Third Party Claim. In the event that any party exercises its right to undertake any such defense against any Third Party Claim as provided above, then the other party shall, and shall cause its Affiliates to, cooperate in such defense and make available at such cooperating party expense all relevant business records, documents, personnel, materials and information in such party’s or its Affiliate’s possession and control relating thereto and provide its respective experts and engineers, as is reasonably required by the party conducting the defense.
          (iii) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other party is defending, as provided in this Agreement.
          (iv) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment relates solely to monetary damages. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the right to settle any Third-Party Claim for which the Indemnifying Party has not assumed the defense pursuant to this Section 8.3(a) with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
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     (b) Other Claims.
     In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall have been incurred. Such notice shall be given promptly after the Indemnified Party becomes aware of the basis for each such a claim.
     8.4 Limitations and Refunds
     (a) Exclusion of Certain Losses.
          (i) An Indemnified Party shall not be indemnified by the Indemnifying Party in accordance with this Section 8 if and to the extent that
               (u) the Loss of the Indemnified Party is actually recovered from a Third Party or under any insurance policy; provided, however, that the Indemnified Party shall assign its rights and claims against such Third Party (other than a customer where the Indemnified Party has reasonably concluded that the financial or other business consequences of pursuing a claim against such customer would outweigh the potential recovery) or insurance to the Indemnifying Party such that the Indemnifying Party can recover itself from the Third Party or the insurance if and to the extent the Indemnified Party does not assert claims against the Third Party or the insurance itself, less costs of collection thereof, deductible, and retropremium obligations and a reasonable estimate of future premium increases directly attributable thereto,
               (v) the Indemnified Party’s Loss results from or is increased by a failure of the Indemnified Party to mitigate damages pursuant to Section 254 BGB (including a failure to file an application under Section 138 AO or a comparable provision under applicable foreign Law),
               (w) the payment or settlement of any item giving rise to a claim of the Indemnified Party has actually resulted in a credit of a Tax benefit for or in a reduction in actual taxes paid by the Indemnified Party,
               (x) the Loss results from or is increased by the passing of or any change in, after the date hereof, any Law or administrative practice of any Governmental Body in effect on the date hereof,
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               (y) the matter to which the claims relates has been taken into account as a Euro-for-Euro deduction pursuant to an adjustment of the Purchase Price or by a cash payment pursuant to Section 5.4 (m) or has been indemnified or compensated under any other provision of this Agreement or the Collateral Agreements (“no double dip”), or
               (z) in the event that the Loss is related to a Purchased Fixed Asset and Seller has assigned to Buyer the warranty claim or claim against an insurance relating to such Purchased Fixed Asset pursuant to Section 2.2(a)(iv) but only to the extent Buyer has actually recovered from such claim (and less the costs of collection attributable to such recovery).
          (ii) If and to the extent that the Indemnified Party is refunded or compensated by a Third Party after the satisfaction of the Indemnified Party’s claim in respect of the relevant matter by the Indemnifying Party, the Indemnified Party shall pay an amount equal to such realized refund or compensation (but not exceeding the amount paid by the Indemnifying Party) to the Indemnifying Party.
          (iii) In the event Buyer seeks indemnification from Seller pursuant to Section 8.2(a)(i), Seller shall not be obliged to indemnify Buyer if the breach of such representation or warranty in Section 3 to which Buyer’s claim relates was actually known (without imputation to, or taking into account, the knowledge of, any other person or entity or any materials provided or made available to Buyer or its representatives or advisors, to the extent the information contained therein is not actually known by Messrs. [**]) by Messrs. [**] as of the date of this Agreement.
     (b) Limitation.
          (i) All claims for indemnification under or in connection with this Agreement shall become time-barred (verjähren) on the earlier of (i) the completion of the statutory audit of the annual financial statements (Jahresabschluss) of the Buyer for the first full fiscal year following the Closing Date and (ii) April 30, 2011, except for:
               (v) claims of Buyer for a breach of any of Seller’s representations and warranties set forth in the Fundamental Representations which shall become time barred on the sixth (6th) anniversary of the Closing Date;
               (w) all claims of an Indemnified Party in relation to Taxes which shall become time barred for each Tax three (3) months after the respective Tax liability has become final and non appealable;
               (x) all claims of an Indemnified Party in relation to clause (ii) of Section 8.2(a) and 8.2(b) which shall become time barred six (6) years after the time period
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set for performance of such covenants (whether or not such covenants were actually performed);
               (y) all claims of an Indemnified Party in relation to clauses (iii) and (iv) of Section 8.2(a) and 8.2(b) which shall become time barred after the expiry of the maximum limitation period pursuant to the German Civil Code (BGB); and
               (z) all claims for indemnification which arise as a result of willful or intentional (vorsätzlich) breaches of the Indemnifying Party’s obligations under this Agreement which shall become time-barred in accordance with the statutory rules set forth in Section 195 BGB and Section 199 BGB,
(the expiration periods in this Section 8.4(b)(i), collectively, the “Time Limitations”).
          (ii) The expiry of a Time Limitation shall be tolled (gehemmt) pursuant to Section 209 BGB by any notification of an Indemnified Party pursuant to Section 8.3(a), provided, that the Indemnified Party commences judicial proceedings within three (3) months after the expiry of the applicable Time Limitation. Section 203 BGB shall not apply unless the parties agree in writing that the expiry period shall be tolled on the basis of pending settlement negotiations.
          (iii) Section 202 para. 2 BGB shall in any event remain unaffected.
     (c) Thresholds.
In the event Buyer seeks indemnification from Seller pursuant to Section 8.2(a)(i), Seller shall only be obliged to indemnify Buyer if and to the extent (i) the aggregate amount of the liability resulting out of or in connection with an individual indemnification claim pursuant to Section 8.2(a)(i) (other than with respect to Fundamental Representations) exceeds an amount of €40,000 (in words: Forty Thousand Euros), provided that, multiple claims or a series of claims arising out of a single event, cause, circumstance, act or omission or a related or linked series thereof, shall be aggregated and treated as an individual indemnification claim for this purpose, and (ii) the aggregate amount of the liability resulting from all individual indemnification claims pursuant to Section 8.2(a)(i) (other than with respect to Fundamental Representations or with respect to Section 3.5(c), 3.10(c) or 3.12(b)(ii)) which are not already excluded by Section 8.4(c)(i) exceeds an amount of €2,550,000 (in words: Two Million Five Hundred Fifty Thousand Euros), in which case Seller shall only be liable for the excess amount of such liabilities and claims. The aggregate liability of Seller arising out of or in connection with indemnification claims pursuant to Section 8.2(a)(i) (other than with respect to Fundamental Representations) shall not exceed an amount of €32,000,000 (in words: Thirty Two Million Euros). The limitations on Seller’s liability pursuant to this Section 8.4(c) shall not apply to any
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indemnification claims resulting from intentional or willful (vorsätzlich) behavior of Seller or to the extent such limitations are not permitted under mandatory Laws.
     8.5 Adjustment of Purchase Price, No Set-Off
     (a) Adjustment of the Purchase Price. Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate in the preparation of a supplemental allocation of the Purchase Price as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.
     (b) Exclusion of Right to Set-Off. The rights to indemnification under this Section 8 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification, except for claims which have been acknowledged by the Indemnified Party in writing or have become legally established (rechtskräftig festgestellt).
9. Certain Post-Closing Covenants
     9.1 Access to Information
     (a) From time to time following the Closing, Seller, subject to applicable Laws, shall, or shall cause its Affiliates to, make available to Buyer or a Buyer Designee such non-confidential data and information in personnel records of Transferred Employees as is reasonably necessary for Buyer to integrate such employees into Buyer’s or a Buyer Designee’s workforce.
     (b) After the Closing Date, Seller and Buyer shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Purchased Contracts and any other information existing as of the Closing Date and relating to the Wireline Communications Business, the Purchased Assets, the Purchased Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Wireline Communications Business, the Purchased Assets, the Purchased Liabilities or the Transferred Employees and as otherwise may be necessary or desirable to enable the party requesting such assistance to (i) comply with any reporting, filing or other requirements imposed by any Governmental Body, (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal
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proceeding other than claims or allegations that one party to this Agreement has asserted against the other, (iii) in connection with the preparation or auditing of financial statements, or (iv) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 9.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein or is subject to under applicable Laws.
     (c) Buyer agrees to preserve all Business Records in accordance with its corporate policies related to preservation of records subject to acts of God or other matters outside of its reasonable control. Buyer further agrees that, to the extent Business Records are placed in storage, they will be indexed in such a manner as to make individual document retrieval possible in an expeditious manner.
     9.2 Post Closing Cooperation
     (a) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall use Reasonable Commercial Efforts to take such further actions, as may be necessary or appropriate to assure fully to Buyer and its Affiliates and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and each of their respective successors and assigns, the assumption of the Purchased Liabilities by Buyer or a Buyer Designee under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or a Subsidiary any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Purchased Liability, respectively, which asset or liability was transferred to Buyer or a Buyer Designee at the Closing, and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Purchased Liability, respectively, or any other asset of the type described in Section 2.2(a) which was not identified as a Purchased Asset hereunder but which (A) exclusively relates to the Wireline Communications Business, (B) if such asset were not overlooked by both parties as of the date hereof, would reasonably have been identified as a Purchased Asset hereunder or (C) which the parties mutually agree should have been so identified, which was not transferred to Buyer or a Buyer Designee at the Closing).
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     (b) If on or after the Closing Date, either party receives a payment from a Third Party (including a customer of the Wireline Communications Business) that, pursuant to the terms hereof, should have been paid to the other party, the party who receives the payment agrees to hold in trust and remit such payment to the party entitled thereto within five (5) Business Days of such receipt; provided that Section 2.1 shall remain unaffected hereby. For the avoidance of doubt, although the parties shall use Reasonable Commercial Efforts to insure in each case that such payments are made in five (5) Business Days, no party shall charge interest to the other party for the first five (5) Business Days following such deadline.
     (c) The parties shall reasonably cooperate to postpone, to the extent permitted by Law, the transfer of any Transferred Employee that is subject to a visa or other similar work permit requirement to be employed by Buyer that has not been obtained by Closing (until such visa or other similar work permit has been obtained), it being understood that Buyer will bear the costs of employment for such individual following the Closing.
     9.3 Use of the Seller Name
     (a) Buyer and Seller agree as follows:
          (i) Except as provided below, immediately after the Closing Date, Buyer and any Buyer Designee shall cease using “Infineon”, “Infineon Technologies”, “IFX” or “Infineon Technologies AG”) or other similar mark (all of the aforementioned collectively, the “Seller Name”) and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement) in all invoices, letterhead, advertising and promotional materials, office forms or business cards;
          (ii) Except as provided below, within 9 months after the Closing Date, Buyer shall (x) remove the Seller Name from any facilities or vehicles that are not owned or used by Seller or its Subsidiaries and (y) cease using the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement) in electronic databases, web sites, product instructions, packaging (except as provided below) and other materials, printed or otherwise (except that Buyer shall have the right to use the Seller Name in connection with any reference to the Wireline Communications Business prior to the Closing Date, but only in a fashion that is not indicative of the source of any goods or services or directed to promotion of the Wireline Communications Business);
          (iii) Buyer shall not be required at any time to remove the Seller Name and any such other trademark, design or logo from schematics, plans, manuals, drawings, machinery, tooling including hand tools, and the like of the Wireline Communications Business in existence as of the Closing Date to the extent that such instrumentalities are
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used (x) in the ordinary internal conduct of the Wireline Communications Business and are neither generally observed by the public nor intended for use as means to effectuate or enhance sales (y) in connection with services provided by Seller under the IT Transitional Services Agreement;
          (iv) Notwithstanding the above, Buyer shall have the right (A) to mark or have marked current products of the Wireline Communications Business with the Seller Name for a period of 9 months after Closing, and (B) to sell the Purchased Inventory and any inventory supplied by Seller under the Wafer Supply and Service Agreement and the Transitional Assembly and Test Service Agreement and to use existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the Seller Name or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates until the depletion of the Purchased Inventory and any inventory supplied by Seller under the Wafer Supply and Service Agreement and the Transitional Assembly and Test Service Agreement. For the avoidance of doubt, Buyer shall have no obligation to cause any Third Party (including agents and distributors) to cease using any Seller Name on goods or in any sales or other material in such third party’s possession upon the expiry of the time periods set forth in Section 9(a)(ii) and Section 9(a)(iv);
          (v) Buyer shall use Reasonable Efforts to remove the Seller Name and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates (other than those that are transferred pursuant to the Intellectual Property Agreement) from those assets of the Wireline Communications Business (including tools, molds, and machines) used in association with the products of the Wireline Communications Business or otherwise reasonably used in the conduct of the Wireline Communications Business after the Closing; for the purposes of this Section 9.3(a)(v), “Reasonable Efforts” means Buyer shall remove the Seller Name from such assets but only at such time when such asset is not operated or otherwise is taken out of service in the normal course of business due to regular maintenance or repair (but only for such repairs or maintenance where such removal could normally be undertaken, for example, repair or maintenance of a mold cavity) whichever occurs first. Buyer shall not be required to perform such removal on such assets that are not or are no longer used to manufacture the products of the Wireline Communications Business or other parts, or if discontinuance of use of such assets is reasonably anticipated during such time period, or from assets stored during that period provided that such marks are removed upon such asset’s return to service or prior to their sale or other disposition.
          (vi) Seller hereby grants to Buyer a limited right to use the Seller Name and associated trademarks, designs and logos as specified in, and during the periods, if any, specified in clauses (i) — (v) above.
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     (b) In no event shall Buyer or any Affiliate of Buyer advertise or hold itself out as Infineon, Infineon Technologies, Infineon Technologies AG or IFX or an Affiliate of Infineon or Infineon Technologies after the Closing Date.
     9.4 IP Liabilities
     The parties hereby agree and acknowledge that by virtue of this Agreement any existing or future, known or unknown, conditional or unconditional, monetary liabilities and payment obligations (including for the avoidance of doubt settlement amounts) of Seller, any Subsidiary, Buyer and/or any Buyer Designee towards any Third Party in connection with any IP Dispute (“IP Liabilities”) shall be allocated between and borne by the Parties as follows:
     (a) Seller Retained IP Liabilities.
     Seller and/or the respective Subsidiary shall retain, and be fully liable for, and fully indemnify Buyer and Buyer’s Affiliates for, any and all IP Liabilities to the extent they are to be attributed to the operation of the Wireline Communications Business prior to the Closing Date, including for the avoidance of doubt to the extent related to products shipped prior to the Closing Date, arising out of or in connection with (i) any final and legally binding court order or court ruling issued against Seller or a Subsidiary, (ii) with regard to the patents licensed pursuant to the agreements between Seller and Wi-LAN Inc. set forth on Schedule 5.8 or any other mutual settlement entered into by, Seller or a Subsidiary with respect to any existing IP Dispute, or (iii) the IP Dispute concerning Mosaid as further described in Schedule 9.4(a) (it being understood that (i) IP Liabilities which are to be attributed to the operation of the Wireline Communications Business prior to the Closing Date (including for the avoidance of doubt to the extent related to products shipped prior to the Closing Date), that may be brought by Seller’s or Seller’s Affiliates’ customers against Seller or Seller’s Affiliates due to a patent infringement claim by Mosaid other than those described in Schedule 9.4(a) shall be treated pursuant to Section 9.4(c) below, and (ii), for the avoidance of doubt, IP Liabilities which are to be attributed to the operation of the Wireline Communications Business after the Closing Date (including for the avoidance of doubt to the extent related to products shipped following the Closing Date irrespective of when such product was designed, developed or produced) shall be treated pursuant to Section 9.4(b)(i)).
     (b) Buyer Assumed IP Liabilities.
          (i) Buyer shall bear, be fully liable for, and fully indemnify Seller and any Subsidiary for, any and all IP Liabilities to the extent they are to be attributed to the
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operation of the Wireline Communications Business after the Closing Date, including for the avoidance of doubt to the extent related to products shipped following the Closing Date irrespective of when such product was designed, developed or produced, but excluding the CIF Claims.
          (ii) With regard to IP Liabilities to the extent they are to be attributed to the operation of the Wireline Communications Business prior to the Closing Date, Buyer shall assume, be fully liable for, and fully indemnify Seller and any Subsidiary for, any and all such IP Liabilities if and to the extent that prior to the sixth (6th) anniversary of the Closing Date neither (x) a court action will have been initiated or become pending pursuant to Section 261 German Act on Civil Procedure (ZPO) (rechtshängig) or similar provision under applicable Laws, nor (y) arbitral proceedings will have been initiated, with respect to such IP Liabilities for Seller, any Subsidiary, Buyer and/or any Buyer Designee.
     (c) Shared IP Liabilities.
          (i) With regard to IP Liabilities to the extent they are to be attributed to the operation of the Wireline Communications Business by the Seller and the Subsidiaries prior to the Closing Date, Buyer and Seller shall share any and all IP Liabilities arising out of or in connection with:
               (A) the IP Disputes currently pending against Seller or any Subsidiary in (y) court, or (z) before an arbitral tribunal, all of which are listed on Schedule 9.4(c)(ii)(A);
               (B) any IP Dispute notified by means of a Notification Letter which Seller and/or any Subsidiary have received by the respective Third Party prior to or on the Closing Date; and
               (C) any IP Dispute for which prior to the sixth (6th) anniversary of the Closing Date (x) a court action will have become pending pursuant to Section 261 German Act on Civil Procedure (ZPO) (rechtshängig) or similar provision under applicable Laws, or (y) arbitral proceedings will have been initiated, with respect to such IP Dispute against Seller, any Subsidiary, Buyer and/or any Buyer Designee;
               ((A) through (C) collectively “Shared IP Liabilities”, together with the CIF Claims, the “Total Shared IP Liabilities”), where “CIF Claims” means all IP Liabilities related to the actions set forth under para. 1 “CIF vs. Deutsche Telekom et al.” on Schedule 9.4(c)(i)(A) attributable to the operation of the Wireline Communications Business either before or after the Closing Date or both, or any other case brought by CIF Licensing LLC alleging infringement of the same patent claims or foreign equivalents thereof.
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          (ii) Buyer shall assume, and indemnify Seller and any Subsidiary against any Shared IP Liabilities determined by an enforceable court order or court ruling, or by settlement with the consent of Buyer (and Seller, which consent shall not be unreasonably withheld) up to an amount of €2,550,000 (in words: Two Million Five Hundred and Fifty Thousand Euros) in the aggregate (the “IP Deductible”) and, if and to the extent the Shared IP Liabilities exceed the IP Deductible, then Buyer and Seller shall each bear 50% of the amount of the Shared IP Liabilities, subject to subsection (iv) below; and Buyer, subject to subsection (iv) below, and Seller shall indemnify each other and such other’s Affiliates accordingly.
          (iii) With respect to any IP Liabilities related to the CIF Claims, Buyer shall bear 20%, and Seller shall bear 80%, of the amount of the same; and Buyer, subject to subsection (iv) below, and Seller shall each indemnify each other and such other’s Affiliates accordingly.
          (iv) Buyer’s total payments under subsections (ii) and (iii) above shall not exceed €10,050,000 (in words: Ten Million Fifty Thousand Euros) in the aggregate, and thereafter Seller shall be liable for, and indemnify Buyer for, 100% of the Total Shared IP Liabilities.
     (d) All retained IP Liabilities pursuant to Section 9.4(a) and the portion of all Total Shared IP Liabilities for which Seller is liable pursuant to Section 9.4(c) shall constitute excluded liabilities, and all assumed IP Liabilities pursuant to Section 9.4(b) and the portion of all Total Shared IP Liabilities for which Buyer is liable pursuant to Section 9.4(c) shall constitute assumed liabilities.
     (e) Mutual Cooperation.
     In the event that Seller, any Subsidiary, Buyer and/or any Buyer Designee is notified or in any other way becomes aware of an IP Dispute and/or the commencement of legal action by a Third Party with respect to an IP Dispute, Seller or Buyer, as the case may be, promptly shall send written notice of such IP Dispute to the other party, provided, however, that failure to give such notice shall not relieve such party of any liability hereunder unless the other party has suffered prejudice by such failure. Either party shall, and shall cause its Affiliates to, assist and cooperate with the respective other party in any defense against any IP Dispute. In particular, either party shall, and shall cause its Affiliates to, make available at its own expense all relevant court filings, business records, documents, personnel, materials and information in such party’s or its Affiliate’s possession and control relating thereto and provide its or its Affiliate’s respective experts and engineers (including those experts and engineers who have been involved in the respective case prior to the Closing Date), as is reasonably required by the other party conducting the defense in connection with the IP Dispute without undue delay.
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     (f) Participation in Defense.
     In the event of any IP Dispute, each party shall be entitled but not obligated to participate in, at its own expense, the defense of such IP Dispute by the other party. No party shall consent to a settlement of, or the entry of any judgment arising from, any such IP Dispute without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that any consent that (i) commits such other party to take, or to forbear to take, any action (other than the payment of monies as specified in this Section 9.4), or (ii) does not provide for a complete release by such Third Party of such other party shall be a reasonable basis for withholding consent), except that Buyer shall have the right to settle any IP Dispute in which injunctive relief of a type that would reasonably be expected to materially and adversely affect the future operation of the Buyer’s business is sought; and provided, however, that that ,no consent to a settlement shall be required on behalf of the other party if, in the case of a proposed settlement by Buyer, the IP Dispute is related entirely to the post-Closing period (other than the CIF Claims), and, in the case of a proposed settlement by Seller, (X) the IP Dispute is related entirely to the pre-Closing period or (Y) Buyer has already paid €10,050,000 (in words: Ten Million Fifty Thousand Euros) pursuant to Section 9.4(c)(ii) and the IP Dispute only involves the payment of monies, and in the case of either (X) or (Y) provides a complete release to Buyer.
     (g) Parties’ own Losses; Effect of Specific IP Provisions.
     For the avoidance of doubt, neither party shall be liable for losses, damages, costs and expenses incurred by the other party as a result of an IP Dispute unless expressly provided in this Section 9.4; provided that the provisions of this Section 9.4 shall not limit the rights of Buyer to bring a claim for a breach of the representations and warranties contained in Section 3 for a breach as of the date of this Agreement.
     (h) Costs and Expenses.
     Each party shall bear all the fees, internal and external costs and expenses incurred by such party in connection with the conduct of such IP Dispute in connection with any IP Liability (including such party’s attorney’s and court fees) and such fees, costs and expenses shall not constitute IP Liabilities for the purposes of this Agreement.
     9.5 Management Plan Participation
     It is presently the Buyer’s intention to establish a management participation plan. Buyer shall provide information regarding such plan to Seller, and Seller shall determine whether the objectives of such management plan provide incentives for Transferred Employees that are acceptable to Seller. In such event, Seller shall pay to Buyer the amount
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of [**] at Closing, which amount shall be used to fund such plan.
     9.6 Non Solicitation
     For a period of two (2) years from the Closing Date, each of Seller and Buyer shall not, and shall procure that their respective Affiliates will not, without the prior written consent of the other party, directly or indirectly solicit or employ any employee of the other party or its Affiliates; provided, however, that this shall not prohibit (i) the hiring of any employee who responds to generalized searches for employees through media advertisements, employment firms or otherwise that are not specifically targeted to employees of the Subsidiary or (ii) the hiring of any employee who initiated contact regarding such employment.
     9.7 Non Compete
     Seller agrees that, for a period of three (3) years following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, operate or have any ownership interest in any Competing Business, except that Seller may purchase or otherwise acquire by merger, purchase of assets, stock, controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business of which is not a Competing Business (the “Acquired Business”), provided that Seller shall, to the extent it has the required control over the Acquired Business, offer to Buyer to acquire those parts of the Acquired Business which are a Competing Business at fair market value and subject to customary terms and conditions. For the purposes of this Section 9.7, (i) a minority participation in a company which is not in excess of five percent (5%) of any class of shares shall not be considered to be an ownership interest in a Competing Business, and (ii) a Person shall not be considered to be in the “primary business” of competing with the Wireline Communications Business if such Person derives less than twenty-five percent (25%) of its revenues from the Competing Business. The parties agree that the agreements and limitations set forth above in this Section 9.7 shall not apply to any entity that acquires all or part of Seller in any transaction but shall nevertheless continue to apply to Seller and its Subsidiaries following such acquisition and Seller undertakes that no Proprietary Information or other commercially sensitive information concerning the Wireline Communications Business shall be (x) transferred by Seller or any of its Subsidiaries to such acquirer or (y) used by Seller.
     9.8 Distributor Issues
     Schedule 9.8 sets forth a list of those distributors of Seller or its Subsidiaries that are used in connection with the Wireline Communications Business (the “Wireline Distributors”).
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     (a) The parties shall use Reasonable Commercial Efforts to [**] to the extent related to the Wireline Communications Business.
     (b) With respect to the Wireline Distributors identified with an asterisk in Schedule 9.8 which [**]
     (c) With respect to the repurchase of inventory from any Wireline Distributor, Seller shall accept. and pay for, the return of any stock of products from any such distributors, and shall (unless Seller elects to destroy such product or such product is obsolete or defective) offer the same to Buyer and, if Buyer does not elect to purchase the same within five (5) Business Days after its receipt of such offer, shall have right to sell to any Third Party, provided that Seller shall inform Buyer prior to selling the same to any Third Party at a price less than that offered to Buyer (and permit Buyer to purchase the same at such price).
     (d) Buyer and Seller shall share any of Seller’s costs (other than internal costs and return of stock which shall be dealt with pursuant to subsection (iii) and not including any out-of-pocket expenses (Auslagen)) associated with [**]
     9.9 Post-Closing German and Austrian Law Employee Invention Payments
     Following the Closing Date, (i) to the extent Buyer has acquired any Purchased Intellectual Property, Buyer shall following the Closing Date pay any amounts due to individuals under the German Employee Invention Act (Arbeitnehmererfindergesetz) or the Austrian law for service inventions (Diensterfindungen) to the relevant individual for the time period described in such Law, and (ii) to the extent Seller or any Seller Subsidiary retains any Proprietary Information developed by a Transferred Employee, Seller shall continue to pay any amounts due under the German Employee Invention Act (Arbeitnehmererfindergesetz) or the Austrian law for service inventions (Diensterfindungen) to such Transferred Employee for the time period described in such Law. The parties shall
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cooperate in good faith to minimize any cross-payments as set-offs each against the other where possible.
     9.10 Post-Closing Patent Acquisition
     Until the later of December 31, 2009 and the sixtieth (60th) day after the Closing Date, Buyer shall have the right to notify Seller of twenty (20) patent families owned by Seller or its Affiliates at such time (out of which Buyer would expect to obtain the assignment of five (5) of such patent families). Within twenty (20) Business Days of receiving such notice, Seller shall select five (5) patent families out of the list of twenty (20) patent families notified by Buyer, and deliver a patent assignment for all the patents contained in such five (5) patent families substantially in the form of Appendix G to the Intellectual Property Agreement without further consideration to be paid by Buyer. Until such time as the actions contemplated by this Section 9.10 are completed, Seller and its Affiliates shall not execute a patent license agreement or similar grants of rights in favor of any entity set forth on Exhibit N.
10. Miscellaneous Provisions
     10.1 Notices
     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to Seller, to:	Infineon Technologies AG
Attn: Head of CDIR M&A
Am Campeon 1-12
85579 Neubiberg
Federal Republic of Germany
Facsimile: (+49) (89) 234 9550630

	With a copy to:	Infineon Technologies AG
Attn: General Counsel
Am Campeon 1-12
85579 Neubiberg
Federal Republic of Germany
Facsimile: (+49) (89) 234 26983.

(b)	If to Buyer, to:	Wireline Holding S.à.r.l.
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Attn: John Knoll
412F, Route d’Esch, L-1030
Luxembourg
Grand Duchy of Luxembourg
Facsimile:

with a copy to:	Golden Gate Capital
Attention: John Knoll and Felix Lo
One Embarcadero Center
39th Floor
San Francisco, CA 94111
Facsimile: (+1) (415) 983-2701

With a copy to:
Kirkland & Ellis LLP
Attention: Stephen D. Oetgen
555 California Street
San Francisco, California 94104
Facsimile: (+1) (415) 439-1500
     10.2 Expenses
     Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses that are incurred by it in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.
     10.3 Entire Agreement; Modification
     The agreement of the parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement. No amendment, supplement, modification or waiver of this Agreement (including this Section 10.3) shall be binding unless executed in writing by the party to be bound thereby.
     10.4 Assignment; Binding Effect; Severability
     This Agreement may not be assigned by any party hereto without the other party’s prior written consent; provided, that Buyer may transfer or assign in whole or in part to one or more Buyer Designee the right to purchase all or a portion of the Purchased Assets, but
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no such transfer or assignment will relieve Buyer of its obligations hereunder, and Buyer may assign any of its rights, title, interest or obligations hereunder to an Affiliate or for collateral security to any lender providing financing to Buyer or any of its Affiliates; and that Seller shall have the right to assign to any transferee providing financing its right to receive the Deferred Purchase Price (but, prior to such assignment, Seller shall have offered such assignment to Buyer on financial terms and conditions that are the same (other than any fees charged by a transferee) and Buyer shall have five (5) Business Days to consider such offer). This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.
     10.5 Governing Law; Arbitration
     (a) Governing Law. This Agreement and the transactions contemplated thereby shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods (CISG).
     (b) Arbitration. Following the Closing, subject to Sections 10.5(c) and (d), any dispute, controversy or difference arising out of or in connection with this Agreement, including any issue regarding its existence or validity, but excluding any dispute, controversy or difference arising out of or in connection with the payment of the Deferred Purchase Price by Buyer pursuant to Section 2.5(i), (hereinafter referred to as a “Dispute”) shall be attempted to be settled amicably by negotiations between the parties within 30 Business Days from the date of receipt of a written notice from a party of the existence of a Dispute. All applicable statutes of limitations, prescriptions periods, and defenses based on the passage of time shall be tolled during this period of thirty (30) Business Days. Failing such amicable settlement any Dispute shall be finally settled in accordance with the Arbitration Rules of the International Chamber of Commerce (ICC) without recourse to the ordinary courts of law. The place of arbitration shall be Frankfurt am Main, Germany, unless Buyer elects Munich, Germany. Subject to Section 10.5(c), the arbitral tribunal shall consist of three arbitrators. The language of the arbitral proceedings shall be English; provided, however, that documents originally existing in German may be submitted in the German language.
     (c) Expedited Arbitral Proceedings. Notwithstanding Section 10.5(b) above, all disputes between the parties as to whether the Closing Conditions set forth in Section 7.2 have been fulfilled or waived and other disputes as to whether the parties are obliged to
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consummate the transaction contemplated and which arises prior to Closing, shall be finally settled in accordance with the Arbitration Rules and the Supplementary Rules for Expedited Proceedings (such rules the “Supplementary Rules”) of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of one arbitrator. Deviating from Section 1 para. 2 of the Supplementary Rules, the duration of arbitral proceedings pursuant this Section 10.5(c) shall in no event be longer than six weeks after the filing of the statement of claim with the DIS Main Secretariat in Cologne pursuant to Section 1 para. 3 of the Supplementary Rules. Section 10.5(b) third and fifth sentence shall apply mutatis mutandis. For the avoidance of doubt, this Section 10.5(c) shall not apply if a dispute described in sentence 1 arises only after Closing.
     (d) Exclusive Jurisdiction of Ordinary Courts Munich. Notwithstanding Section 10.5(b) and Section 10.5(c) above, the competent ordinary courts in Munich, Germany, shall have exclusive jurisdiction for any dispute, controversy or difference arising out of or in connection with the payment of the Deferred Purchase Price by Buyer pursuant to Section 2.5(i) and, for the avoidance, for the purpose of obtaining injunctive relief.
     10.6 Execution in Counterparts
     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.7 No Third Party Beneficiaries
     Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the parties hereto and their respective successors or assigns any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at Law or equity for any matter governed by or subject to the provisions of this Agreement.
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11. Termination and Waiver
     11.1 Termination
     This Agreement may be terminated at any time prior to the Closing Date by:
     (a) Mutual Consent. The mutual written consent of Buyer and Seller,
     (b) Court or Administrative Order. Buyer or Seller if (i) there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited,
     (c) Delay. Buyer or Seller if the Closing shall not have occurred by December 31, 2009, or
     (d) Certain Schedule Updates. Buyer if Seller shall have delivered any updated version of any Schedule(s) pursuant to the second paragraph of the preamble to Section 3 and the matters that are subject of all such updates could reasonably be expected to result in more than €2,550,000 (in words: Two Million Five Hundred Fifty Thousand Euros) in Losses to Buyer Indemnified Parties in the aggregate.
     provided, however, that the party seeking termination pursuant to clauses (b) or (c) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.
     11.2 Effect of Termination
     In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Section 6 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 10.2 relating to certain expenses, Section 10.7 relating to publicity and this Section 11.2. Nothing in this Section 11.2 shall be deemed to release either party from any liability for any willful and intentional (vorsätzlich) breach of any obligation or covenant hereunder.
     11.3 Waiver of Agreement
     Any term or condition of this Agreement may be waived at any time prior to the Closing Date by the party which is entitled to the benefits of such term or condition, provided, however, that such waiver shall be evidenced by a written instrument duly
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executed on behalf of such party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
* * * * *
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     IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

INFINEON TECHNOLOGIES AG
By:	/s/ Hermann Eul
Name:	Prof. Dr. Hermann Eul
Title:	Member of the Management Board

By:	/s/ Dr Marco Schröter
Name:	Dr Marco Schröter
Title:	CFO

WIRELINE HOLDING S.À.R.L.
By:
Name:
Title:

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